SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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COACH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COACH

NEW YORK

NOVEMBER 6, 2014
NEW YORK, NEW YORK

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Coach, Inc., to be held at 9:00 a.m., Eastern time, on November 6, 2014 at the Company’s offices, 516 West 34th Street, New York, New York, 10001.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2014 proved to be a challenging year for the Company, most notably in the North America women’s bag and accessory business. However, it was also a year of many accomplishments for Coach, including the successful integration of our retail businesses in Europe, surpassing $500 million in sales in China, and driving Men’s to about $700 million in sales globally. Most importantly, we laid the groundwork for our brand transformation. A crucial milestone was the arrival of Executive Creative Director Stuart Vevers last September, who has already had a significant impact on the creative direction of the brand. This was highlighted by our first New York Fashion Week presentation in February and the editorial praise his inaugural collection received globally. We also developed our new retail concept, inspired by our New York City heritage, using an iconic materials palette that is distinctively Coach.

Most recently in June, we unveiled our comprehensive long-term strategic plan to reinvigorate our business, and rewrite the Coach playbook to re-establish growth and achieve leadership in our category. We are taking the key transformation actions to enable the strategic path forward, embarking on the execution phase of our journey.

It is important that your shares be represented at the 2014 Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. Accordingly, please authorize a proxy to vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support. We look forward to seeing you at our 2014 Annual Meeting of Stockholders.

Sincerely,

VICTOR LUIS
Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING
OF STOCKHOLDERS

We will hold the 2014 Annual Meeting of Stockholders of Coach, Inc., a Maryland corporation (the “Company” or “Coach”), at the Company’s offices, 516 West 34th Street, New York, New York, 10001, on November 6, 2014, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect eight Directors of Coach;

2.	To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2015;

3.	To consider and vote upon the approval, on a non-binding advisory basis, of the Company’s executive compensation, as disclosed in the proxy statement for the 2014 Annual Meeting;

4.	To consider and vote upon the approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan; and

5.	To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.
The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on September 9, 2014 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.
BY ORDER OF THE BOARD OF DIRECTORS,

TODD KAHN
Global Corporate Affairs Officer,
General Counsel and Secretary

New York, New York
September 26, 2014

YOUR VOTE IS IMPORTANT

Based on current New York Stock Exchange rules, your broker will NOT be able to vote your shares with respect to the election of Directors, the non-binding advisory approval of executive compensation or the approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan, if you have not provided directions to your broker. We strongly encourage you to provide directions to vote your shares and exercise your right to vote as a stockholder.

Regardless of whether you plan to attend the meeting, please follow the instructions you received to authorize a proxy to vote your shares as soon as possible to ensure that your shares are represented and voted at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or authorized a proxy to vote online.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until cancelled.

INFORMATION REGARDING HONG KONG DEPOSITARY RECEIPTS

Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388. Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This document contains certain forward-looking statements based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “may,” “will,” “should,” “expect,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential,” the negative of these terms or comparable terms. These statements include those regarding certain agreements and plans that will require us to provide compensation to our executives upon the occurrence of future events, such as the achievement of Company and/or individual objectives and the termination of an individual’s employment or a change in control of the Company, and those regarding expectations that certain performance goals and/or targets for management and/or the Company will be attained. These future events may not occur as and when expected, if at all, and, together with the Company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that future compensation to our Named Executive Officers, and the events that could trigger such payments, vary materially from the descriptions described herein due to factors beyond our control, such as the timing during the year of a triggering event, the amount of future non-equity incentive compensation, and the value of our stock on the date of a triggering event. Coach’s actual results could differ materially from the results contemplated by these forward-looking statements and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations due to a number of factors, including but not limited to: (i) our ability to successfully execute our business and transformation strategies; (ii) our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring activities; (iii) the effect of existing and new competition in the marketplace; (iv) our exposure to international risks, including currency fluctuations; changes in economic or political conditions in the markets where we sell or source our products; (v) our ability to successfully anticipate consumer preferences for accessories, footwear, ready to wear and fashion trends; (vi) our ability to control costs; (vii) the effect of seasonal and quarterly fluctuations on our sales or operating results; (viii) our ability to protect against infringement of our trademarks and other proprietary rights; and such other risk factors as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, and those described from time to time in the Company’s future reports filed with the Securities and Exchange Commission. Coach assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information about these topics, please review the company’s annual report on Form 10-K and the entire proxy statement.

COACH AT A GLANCE IN FISCAL 2014

● New York Stock Exchange: COH ● Stock Exchange of Hong Kong Limited: 6388

● #489 on the Fortune 500

● #45 on Forbes List of World’s Most Valuable Brands

● Over 17,000 employees worldwide

● Coach products sold in approximately 35 countries

● Corporate operations in 13 countries with 18 Coach offices

2014 Business Results

Fiscal 2014 was a year of many milestones and included these highlights:

●	The arrival of Executive Creative Director Stuart Vevers and our first New York Fashion Week presentation;
●	The successful integration of our retail businesses in Europe;
●	Our Men’s business grew to about $700 million globally; and
●	In China, our fastest growing market, sales grew to over $500 million.

2014 Proxy Statement	1

 PROXY SUMMARY

Coach’s financial performance in fiscal 2014: Net sales declined 5% to $4.81 billion in the fiscal year ended June 28, 2014 (“fiscal year 2014” or “fiscal 2014”) from $5.08 billion in the fiscal year ended June 29, 2013 (“fiscal year 2013” or “fiscal 2013”). On a constant currency basis sales declined 3% for the year. In fiscal 2014 net income was $781 million and earnings per diluted share (“EPS”) was $2.79. Net income excluding unusual items was $870 million and EPS was $3.10. In fiscal 2013 net income was $1.03 billion and EPS was $3.61. Net income excluding unusual items was $1.07 billion and EPS was $3.73.

GAAP Basis

In fiscal 2014, operating income totaled $1.12 billion, while operating margin was 23.3%. Gross profit was $3.30 billion, while gross margin was 68.6%. Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, totaled 45.3%. In fiscal 2013, operating income was $1.52 billion while operating margin was 30.0%. Gross profit was $3.70 billion and the SG&A expenses as a percentage of net sales were 42.8%.

Non-GAAP Basis (excludes unusual items)

In fiscal 2014, operating income totaled $1.25 billion, while operating margin was 26.0%. Gross profit was $3.38 billion, while gross margin was 70.3%. SG&A expenses as a percentage of net sales were 44.3%. In fiscal 2013, operating income was $1.58 billion while operating margin was 31.1%. Gross profit was $3.70 billion, while gross margin was 73.0%. SG&A expenses as a percentage of net sales were 41.9%.

	Fiscal Year 2014 Results ($ in billions, except per share amounts)
Measure	GAAP(1)	Non-GAAP(1)	Change Versus Fiscal Year 2013 on a GAAP Basis	Change Versus Fiscal Year 2013 on a Non-GAAP Basis
Net sales	$4.81	$4.81	-5.3%	-5.3%
Gross profit	3.30	3.38	-10.8%	-8.7%
Operating income	1.12	1.25	-26.5%	-20.7%
Diluted earnings per share	2.79	3.10	-22.7%	-16.9%
(1)	See APPENDIX A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

2	2014 Proxy Statement

 PROXY SUMMARY

ANNUAL MEETING OF STOCKHOLDERS

Thursday, November 6, 2014 9:00 a.m. Eastern time	Coach, Inc. 516 West 34th Street New York, New York, 10001

Record Date:	Close of business on September 9, 2014

Voting:

  Stockholders on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each of the other proposals.

  Please authorize a proxy to vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

  See the “Questions You May Have Regarding this Proxy Statement” section on page 8 of this proxy statement for more information.

  You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the meeting.

Attending the Annual Meeting:

  All stockholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

  If your shares are held through a broker, you will need to bring either (1) a letter from your broker stating that you held Coach shares as of the record date or (2) a copy of the notice of Annual Meeting document you received in the mail.

  If your shares are held in street name and you would also like to vote your shares in person at the Annual Meeting, you must also contact your broker or other financial institution to obtain a proxy from the record holder of your shares to present at the meeting.

  If you are a registered stockholder whose shares are registered in your own name, you may bring a copy of the notice of Annual Meeting document you received in the mail, but we are also able to check your name against the list of registered stockholders at the door.

  Stockholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting.

Even if you plan to attend our annual meeting in person, please authorize a proxy to cast your vote as soon as possible by:

using the internet at www.proxyvote.com	scanning this QR code to vote with your mobile device	calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903	mailing your signed proxy or voting instruction form

2014 Proxy Statement	3

PROXY SUMMARY

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS (page 8)

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Proposal 1: Election of eight directors	FOR EACH NOMINEE	12
Proposal 2: Ratification of appointment of Deloitte & Touche LLP as the
Company’s independent registered public accounting firm for fiscal year 2015	FOR	17
Proposal 3: Approval, on a non-binding advisory basis, of the Company’s
executive compensation, as disclosed in this Proxy Statement	FOR	26
Proposal 4: Approval of the Amended and Restated Coach, Inc. 2010 Stock
Annual Incentive Plan	FOR	68

DIRECTOR NOMINEES (page 12)

The following table provides summary information about each director nominee. As previously announced, current Directors Lew Frankfort and Michael Murphy are not standing for re-election. Directors are elected each year at the Annual Meeting by the stockholders. All of the nominees are currently members of Coach’s Board of Directors. The Board of Directors recommends that you vote FOR all of the Director nominees below.

Name	Age	Director Since	Principal Occupation	Independent	Audit Committee(1)	Human Resources Committee	Governance and Nominations Committee	Areas of Expertise	Other Public Company Boards
Victor Luis	48	2013	Chief Executive Officer of Coach					● Executive Leadership ● Industry Expertise ● International Strategy ● Sales, Marketing, and Operations Experience
David Dentont	49	2014	Executive Vice President and Chief Financial Officer of CVS Health					● Executive Leadership ● Industry Expertise ● Finance
Susan Kropf	65	2006	Retired President and Chief Operating Officer of Avon Products					● Executive Leadership ● Industry Expertise ● Finance	● Kroger ● MeadWestvaco ● Sherwin Williams
Gary Loveman	54	2002	Chairman, Chief Executive Officer and President of Caesars Entertainment					● Executive Leadership ● Industry Expertise ● Finance	● Caesars Entertainment (Chairman) ● FedEx
Ivan Menezes	55	2005	Chief Executive of Diageo					● Executive Leadership ● Industry Expertise ● International Strategy ● Finance	● Diageo
William Nuti	50	2014	Chairman, Chief Executive Officer and President of NCR Corporation					● Executive Leadership ● Industry Experience ● International Business ● Corporate Governance ● Retail Technology Experience	● NCR Corporation (Chairman) ● United Continental Holdings, Inc.
Stephanie Tilenius	47	2012	Executive-in- Residence at Kleiner Perkins Caufield & Byers					● Executive Leadership ● Consumer Internet, Digital and eCommerce Expertise	● Seagate Technology
Jide Zeitlin*t	50	2006	Private investor; and retired partner at Goldman Sachs					● Executive Leadership ● Industry Experience ● Investment Banking ● Finance ● International Business	● Affiliated Managers Group
Number of Meetings in 2014					8	6	4

The Board of Directors held six meetings during fiscal year 2014. Each of the Directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year.

(1)	Michael Murphy is currently serving on our Board as the Audit Committee Chair until his term expires, after which a new Chair will be appointed by the Board.
*	Lead Outside Director
t	Audit Committee Financial Expert
Chairman
Member

4	2014 Proxy Statement

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS (page 18)

The Board of Directors is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served.

Substantial majority of independent directors (7 of 8)
Independent Lead Outside Director
Annual election of directors
Plurality of votes for director elections, with director resignation policy
Board oversight of risk management
Active stakeholder engagement
Rigorous director selection criteria, including outstanding achievement, board experience, wisdom, integrity, analytical prowess, business expertise and commitment to board duties
Global Business Integrity Program for ethical business policies and conduct
Social and environmental responsibility

SUSTAINABILITY STRATEGY

We conducted a basic materiality analysis to identify the sustainability issues of most importance to our company and its stakeholders. Topics of concern for our stakeholders, include, but are not limited to, material compliance, product safety, chemical management, energy, emissions, climate change, diversity, human rights, social compliance, and health and safety.

Based on the materiality analysis, our core values, and our focus on customer needs, we established four pillars, as outlined by our Chief Executive Officer, and set forth below, which provide the organizing framework for our sustainability strategy.

Sustainability Strategy

Employee Engagement	Supply Chain Stewardship	Environmental Conservation	Community Empowerment

Coach attracts the best talent and engages its employees by providing opportunities to succeed personally and professionally in a supportive, positive, and diverse working environment.

Coach
collaborates with
its raw material
suppliers and
manufacturing
partners through
social audits,
unannounced
visits, and training
to ensure that the
locations where
its materials and
products are
produced follow
the highest labor
standards.

Coach continuously
improves its
data collection
and analysis to
provide it with the
information required
to make actionable
decisions to
conserve and
reduce its energy
consumption,
waste production,
and overall
environmental
impact.

Coach supports the local communities in which it operates through the Coach Foundation’s support of women’s initiatives, education initiatives, and projects that enhance the environment.

For more details please see our Sustainability Report, which we published in fiscal year 2014, at
http://www.coach.com/investors.

2014 Proxy Statement	5

PROXY SUMMARY

2014 COMPENSATION (page 35)

Set forth below is the 2014 compensation for each Named Executive Officer as determined under Securities and Exchange Commission (“SEC”) rules. See the notes accompanying the 2014 Summary Compensation Table on page 50 for more information.

Name & Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Victor Luis,	1,175,000	0	2,880,002	1,920,340	610,805	92,966	6,679,113
Chief Executive Officer
Lew Frankfort,	1,500,000	0	0	0	974,689	144,386	2,619,075
Executive Chairman and Former Chief
Executive Officer
Jane Nielsen,	575,000	0	743,901	500,093	149,452	79,957	2,048,403
Chief Financial Officer
Todd Kahn,	675,000	0	987,760	475,084	175,444	88,492	2,401,780
Global Corporate Affairs Officer,
General Counsel and Secretary
Sarah Dunn,	505,000	0	643,882	475,084	118,132	88,980	1,831,078
Global Human Resources Officer
Jerry Stritzke,	159,430	0	0	0	0	22,631	182,061
Former President and Chief Operating
Officer

Set forth below is the 2014 target annual total direct compensation mix. For our CEO approximately 84% of his target total compensation is performance based:

Chief Executive Officer	Executive Chairman	Average of Other NEOs(1)

Salary	Target Annual Incentive	Stock Awards: RSUs	Stock Awards: PRSUs	Option Awards

(1)	Excludes Jerry Stritzke who left the Company early in the fiscal year.

6	2014 Proxy Statement

PROXY SUMMARY

APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN (page 68)

We are seeking stockholder approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (the “2010 Amended Stock Plan”), which was approved by our Board on September 19, 2014, principally to authorize an additional 7,900,000 shares for issuance thereunder (among other changes). The 2010 Amended Stock Plan is an amendment and restatement of our 2010 Stock Incentive Plan, as amended, which was originally adopted by our Board on September 17, 2010, and was subsequently approved by our stockholders on November 3, 2010. The 2010 Amended Stock Plan is a critical part of our pay-for-performance compensation program. Our stockholders should vote FOR approval of the 2010 Amended Stock Plan because:

*	Aligning key employees to the same outcomes realized by our stockholders has been a hallmark of our compensation program, supporting our objective to attract and retain the best talent in the luxury retail industry.
*	We grant long term stock incentives annually to over 1,600 of our employees around the globe, including our Store Managers.
*	The shares remaining available for awards under the existing 2010 Stock Incentive Plan will likely be insufficient to satisfy our long-term incentive compensation program needs for August 2015 and beyond, and therefore the 2010 Stock Incentive Plan should be amended to authorize up to an additional 7,900,000 shares for awards, which would increase dilution by less than 3.0% of our common shares outstanding. Currently, awards representing 20,200,000 shares are outstanding under the existing 2010 Stock Incentive Plan and prior plans, and 6,430,000 shares currently remain available for future grants under the 2010 Stock Incentive Plan.
*	If our stockholders do not approve the 2010 Amended Stock Plan, we may experience a shortfall of shares available for issuance for stock-based compensation awards which we believe will adversely affect our ability to attract, retain and reward the many employees who contribute to our long-term success.
*	The 2010 Amended Stock Plan includes good corporate governance practices such as the establishment of an annual $500,000 limit on awards for non-employee directors and a reduction in the maximum cash amount that may be paid to any one person during any fiscal year under the 2010 Amended Stock Plan.

2014 Proxy Statement	7

QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

1. What is the purpose of these materials?

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Coach. We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders, to be held at the Company’s offices, 516 West 34th Street, New York, New York 10001, on Thursday, November 6, 2014 at 9:00 a.m. Eastern time. As a holder of our common stock, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

If you are a holder of Hong Kong Depositary Receipts, please refer to the Hong Kong Depositary Receipts proxy form or contact your Hong Kong broker for instructions on how to exercise the voting rights for your Hong Kong Depositary Receipts.

2. What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 is available to review with this proxy statement. We are mailing notices of Coach’s Annual Meeting and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about September 26, 2014.

3. What proposals will be voted on at the meeting?

There are four proposals to be considered and voted on at the meeting, which are:

1.	To elect eight Directors of Coach, Inc.;

2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2015;

3.	The approval, on a non-binding advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement; and
4.	The approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan.

Our Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

4. Does the Board of Directors recommend voting in favor of the proposals?

Our Board unanimously recommends that you vote your shares “FOR” each of the Director nominees and proposals 2, 3, and 4.

5. What shares can I vote?

You may vote all of the shares of our common stock that you owned at the close of business on September 9, 2014, the record date.

Holders of Hong Kong Depositary Receipts will be entitled to direct the vote of the shares represented by the Hong Kong Depositary Receipts held by them at the close of business on September 10, 2014 (Hong Kong time).

8	2014 Proxy Statement

 QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

6. What classes of shares are entitled to be voted?

Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 9, 2014 record date. On the record date, Coach had 275,510,202 shares of common stock outstanding and entitled to be voted at the meeting.

7. What do I need to do now?

Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the notice of the meeting and internet availability you received for the meeting; if you received paper copies of Coach’s proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you grant a proxy to vote online, by telephone, or mail in a proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.

8. Do I need to attend the Annual Meeting?

No. You may authorize your shares to be voted by following the instructions presented in the notice of the meeting and internet availability you received or, if you requested a paper proxy card, by completing, signing and dating your proxy card and returning it in the envelope provided to you.

9.	If I wish to attend the Annual Meeting, what identification must I show to be admitted?

All stockholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

  If your shares of Coach stock are held through a broker or other financial institution (the large majority of Coach shares are held in this way, also commonly called “street name”), you will need to bring either (1) a letter from your broker stating that you held Coach shares through that institution as of the record date for the meeting or (2) a copy of the notice of Annual Meeting document you received in the mail for our Annual Meeting. If your shares are held in street name and you would also like to vote your shares in person at the Annual Meeting, you must also contact your broker or other financial institution to obtain a proxy from the record holder of your shares to present at the meeting.
  If you are a registered stockholder (meaning that your shares are held directly with Coach’s registrar and transfer agent) whose shares are registered in your own name, you may bring a copy of the notice of Annual Meeting document you received in the mail, but we are also able to check your name against the list of registered stockholders at the door.

  Stockholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that for security reasons, we cannot admit to the meeting people who lack the proper identification described above.

10. What if I am a holder of Hong Kong Depositary Receipts?

If you hold Hong Kong Depositary Receipts, please refer to the Hong Kong Depositary Receipts proxy form or contact your Hong Kong broker for instructions on how to exercise the voting rights in respect to your Hong Kong Depositary Receipts.

To be effective, the Hong Kong Depositary Receipts proxy form, together with a valid power of attorney or other valid authority, if any, under which it is signed, must be completed and deposited at the office of the Hong Kong Depositary Receipts Registrar, Computershare Hong Kong Investor Services Limited at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, before 4:00 p.m. on Thursday, October 30, 2014 (Hong Kong time).

2014 Proxy Statement	9

 QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

11. What constitutes a quorum, and why is a quorum required?

A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to be voted on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

12. What is the voting requirement to approve the proposals?

Directors will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or by properly completed or authorized proxy. This means that the eight nominees who receive the largest number of “FOR” votes cast will be elected as Directors. There are no cumulative voting rights. Broker non-votes will not have any effect on the election of Directors. See “What happens if a Director nominee does not receive a majority of the votes cast?” below for information concerning our director resignation policy.

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2015 requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or by properly completed or authorized proxy. Brokers may vote uninstructed customer shares on this matter. Abstentions will have no effect on the matter.

Adoption of a resolution approving, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables (together with the related narrative disclosure) of this proxy statement, requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or by properly completed or authorized proxy. The Company’s Executive Chairman, Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers in fiscal year 2014 are collectively referred to as “Named Executive Officers.” Abstentions and broker non-votes will not have any effect on the matter.

The approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan requires “FOR” votes from a majority of votes cast on the matter at the Annual Meeting, either in person or by properly completed or authorized proxy.

13.	What if I don’t vote? What if I abstain? How are broker non-votes counted?

Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of Directors, the non-binding advisory approval of executive compensation, or the approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan. If you have not provided directions to your broker, we strongly encourage you to vote your shares and exercise your right to vote as a stockholder.

When a proposal is not a routine matter and a brokerage firm has not received voting instructions from a beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes will generally have no effect on any of the proposals, because they are not considered votes cast.

14.	What happens if a Director nominee does not receive a majority of the votes cast?

Under our Corporate Governance Principles, a Director nominee, running uncontested, who receives more “Withheld” than “For” votes is required to tender his or her resignation for consideration by the Governance and Nominations Committee. The Governance and Nominations Committee will recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. Any Director who tenders his or her resignation will not participate in the Board’s decision with respect to the resignation.

10	2014 Proxy Statement

 QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

15. Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can authorize online or send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

16.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (which is limited to the ratification of the appointment of the

Company’s independent registered public accounting firm) or if you provide instructions on how to vote by following the instructions provided to you by your broker.

17. Who will count the votes?

All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting.

18. Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the meeting and publish final results in a Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

19. Who will bear the cost for soliciting votes for the meeting?

The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses. The Company has engaged Alliance Advisors, LLC to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.

20. Will there be access to the meeting room for persons with disabilities?

Yes. Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2436 for information.

21. Whom should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

2014 Proxy Statement	11

PROPOSAL 1: ELECTION OF DIRECTORS

Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Eight Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2015 Annual Meeting of Stockholders and until he or she is succeeded by another Director who has been elected and qualifies. All of the nominees are currently members of Coach’s Board of Directors. The Board of Directors recommends that you vote FOR all of the Director nominees below.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 29, 2014.

Name	Age	Position with Coach
Victor Luis	48	Chief Executive Officer and Director
David Denton	49	Director
Susan Kropf	65	Director
Gary Loveman	54	Director
Ivan Menezes	55	Director
William Nuti	50	Director
Stephanie Tilenius	47	Director
Jide Zeitlin	50	Director

Victor Luis

Director since 2013

Age: 48

Principal Occupation: Chief Executive Officer and Director of Coach

Victor Luis was appointed Chief Executive Officer, or CEO, of Coach, Inc. in January 2014. Prior to his appointment, and beginning in February 2013, he held the role of President and Chief Commercial Officer of Coach, Inc., with oversight for all of the Company’s revenue-generating units, strategy and merchandising. From February 2012 to February 2013 Mr. Luis served as President, International Group of Coach, with oversight for all of Coach’s retail and wholesale operations outside of North America. Prior thereto he was President of Coach Retail International from March 2010 to February 2012, with responsibility for the Company’s directly-operated businesses in China (Hong Kong, Macau and Mainland China), Japan, Singapore, and Taiwan. Prior to that he was President and Chief Executive Officer, Coach China and Coach Japan from September 2008 to March 2010. Mr. Luis joined Coach in June 2006 as President and Chief Executive Officer, Coach Japan. Prior to joining Coach, from 2002 to 2006, Mr. Luis was the President and Chief Executive Officer for Baccarat, Inc., running the North American operation of the French luxury brand. Earlier in his career, Mr. Luis held marketing and sales positions within the Moët Hennessy Louis Vuitton (LVMH) Group. Mr. Luis holds a Bachelor of Arts degree from College of the Holy Cross and a Master of Arts degree from University College, Durham University, UK.

Coach’s Board believes that Mr. Luis is qualified to serve as a Director based on all of the experience described above and his proven track record within the Company over the past eight years, including most notably his leadership of the Company’s efforts in its international markets. His day-to-day leadership as Chief Executive Officer of Coach provides our Board with intimate knowledge of our operations, challenges and opportunities.

12	2014 Proxy Statement

 PROPOSAL 1: ELECTION OF DIRECTORS

David Denton

Director since 2014

Age: 49

Principal Occupation: Executive Vice President and Chief Financial Officer of CVS Health Corporation

Board Committees: Audit, Human Resources, Governance and Nominations

Mr. Denton is Executive Vice President and Chief Financial Officer of CVS Health Corporation (“CVS”, f/k/a CVS Caremark Corporation), since January 2010, and Controller and Chief Accounting Officer of CVS since May 2013. He previously held the position of Senior Vice President and Controller/Chief Accounting Officer of CVS from March 2008 to December 2009. He was Senior Vice President, Financial Administration of CVS and CVS/pharmacy, Inc. from April 2007 until March 2008 and Senior Vice President, Finance and Controller of PharmaCare Management Services, Inc., CVS’s pharmacy benefits management subsidiary, from October 2005 through April 2007. He has been with CVS since July 1999. He holds a Bachelor of Science degree in Business Administration from Kansas State University and a Masters of Business Administration from Wake Forest University.

Coach’s Board believes that Mr. Denton is qualified to serve as a Director based on all of the experience described above, his financial literacy and experience as an executive officer of a large, publicly-traded, consumer-facing company, his strong financial background, and understanding of the retail industry.

Susan Kropf

Director since 2006

Age: 65

Principal Occupation: Retired President and Chief Operating Officer of Avon Products

Board Committees: Audit, Human Resources, Governance and Nominations

From 2001 to January 2007, Ms. Kropf served as President and Chief Operating Officer of Avon Products, a global beauty company, and was a member of its Board of Directors from 1998 to 2006. Ms. Kropf also serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., and Kroger Co. Ms. Kropf holds a Bachelor of Arts degree from St. John’s University and an M.B.A. degree in Finance from New York University.

Coach’s Board believes that Ms. Kropf is qualified to serve as a Director based on all of the experience described above, her experience as an executive officer of a major, publicly-traded, global consumer products company, her strong financial background, and her extensive experience in manufacturing, marketing, supply chain operations, customer service and product development.

2014 Proxy Statement	13

 PROPOSAL 1: ELECTION OF DIRECTORS

Gary Loveman

Director since 2002

Age: 54

Principal Occupation: Chairman, Chief Executive Officer and President of Caesars Entertainment

Board Committees: Audit, Human Resources, Governance and Nominations

Mr. Loveman is the Chairman, Chief Executive Officer and President of Caesars Entertainment Corporation (f/k/a Harrah’s Entertainment, Inc.), a casino entertainment company; he has held the position of President since April 2001, Chief Executive since January 2003, and Chairman since January 2005. He held various other executive positions at Caesars Entertainment Corporation from May 1998 to April 2001. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching M.B.A. and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman serves as a Director of Caesars Entertainment Corporation and FedEx Corporation, and is a member of the Board of Trustees at Boston Children’s Hospital. He holds a Bachelor of Arts degree in Economics from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Coach’s Board believes that Mr. Loveman is qualified to serve as a Director based on all of the experience described above, his experience as chairman and chief executive officer of a major global company, his strong financial background, and his proven track record of growth and innovation.

Ivan Menezes

Director since 2005

Age: 55

Principal Occupation: Chief Executive of Diageo

Board Committees: Audit, Human Resources, Governance and Nominations

Mr. Menezes is an executive Director and the Chief Executive of Diageo plc, a premium drinks company; he was appointed Chief Executive in July 2013 and has been an executive Director since July 2012. Before then he held several executive and senior appointments at Diageo and was the Chief Operating Officer, Diageo plc since March 2012, the Chairman, Diageo Latin America & Caribbean since July 2011, the Chairman, Diageo Asia Pacific since October 2008, and the President and Chief Executive Officer of Diageo North America since January 2004. He previously served as President and Chief Operating Officer of Diageo North America from July 2002 and as President of Diageo, Venture Markets since July 2000. Before joining Diageo in 1997, he held senior marketing positions with Whirlpool Europe, a manufacturer and marketer of major home appliances, in Milan and was a principal with Booz Allen Hamilton, Inc., a strategy and technology consulting firm, both in Chicago and in London. Mr. Menezes also serves as an executive Director on the Board of Directors of Diageo plc. Mr. Menezes holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. degree from Northwestern University’s Kellogg School of Management.

Coach’s Board believes that Mr. Menezes is qualified to serve as a Director based on all of the experience described above, his experience as a Chief Executive of a major global consumer products company, his strong financial background, and his proven track record of driving international growth and expansion.

14	2014 Proxy Statement

 PROPOSAL 1: ELECTION OF DIRECTORS

William Nuti

Director since 2014

Age: 50

Principal Occupation: Chairman, Chief Executive Officer and President of NCR Corporation

Board Committees: Audit, Human Resources, Governance and Nominations

Mr. Nuti is the Chairman of the Board, Chief Executive Officer and President of NCR Corporation (“NCR”), a global technology company. Mr. Nuti became Chairman of the Board of Directors of NCR in October 2007, having joined the NCR Board of Directors in August 2005. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company. Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following a 10 plus year career at Cisco Systems, Inc. (“Cisco”) where he advanced to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at International Business Machines Corporation, Netrix Corporation and Network Equipment Technologies. Mr. Nuti is also a director of United Continental Holdings, Inc. and is a member of its Audit Committee and previously served, within the last five years, as a director of Sprint Nextel Corporation. Mr. Nuti is also a director of the Compound Foundation, a member of the Georgia Institute of Technology advisory board and a trustee of Long Island University. He holds a Bachelor of Science degree in Economics and Finance from Long Island University.

Coach’s Board believes that Mr. Nuti is qualified to serve as a Director based on all of the experience described above, including his current role as a chief executive of a large public company, his experience as a director of other public companies, his demonstrated management and leadership experience, as well as his global sales and operations experience.

Stephanie Tilenius

Director since 2012

Age: 47

Principal Occupation: Executive-in-Residence at Kleiner Perkins Caufield & Byers

Board Committees: Audit, Human Resources, Governance and Nominations

Stephanie Tilenius has been Executive-in-Residence at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2012, primarily focusing on companies within its Digital Growth Fund. From February 2010 until June 2012, Ms. Tilenius was vice president of global commerce and payments at Google, Inc., where she oversaw digital commerce, product search and payments. Prior to joining Google, she was at eBay Inc. from March 2001 until October 2009, ultimately as Senior Vice President of eBay.com and global products. Ms. Tilenius was also a co-founder of PlanetRx.com and has worked at other technology and business enterprises. She serves as a Director of Seagate Technology PLC and as Chair of the Advisory Board of the Harvard Business School California Research Center. She holds a Bachelor of Arts degree in Economics and a Master of Arts degree in International Finance from Brandeis University, and an M.B.A. from Harvard University.

Coach’s Board believes that Ms. Tilenius is qualified to serve as a Director based on all of the experience described above, her role as a senior executive at several large public companies, her experience in the consumer internet sector, including her varied digital and ecommerce expertise, along with her strategic insight and leadership skills.

2014 Proxy Statement	15

 PROPOSAL 1: ELECTION OF DIRECTORS

Jide Zeitlin

Director since 2006

Age: 50

Principal Occupation: Private investor; and retired partner at Goldman Sachs

Board Committees: Audit, Human Resources, Governance and Nominations

Since 2005 Mr. Zeitlin has primarily been a private investor. He formerly served as a partner at The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm, where his career included a number of senior management positions in the investment banking division; he focused on the consumer, industrial and healthcare industries. He also served in the firm’s executive office. Mr. Zeitlin joined Goldman Sachs full-time in 1987, became a partner in 1996 and retired from the firm in December 2005. Mr. Zeitlin serves as a Director of Affiliated Managers Group, Inc. and is a board member at a number of not-for-profit organizations, including having served as Chairman of the Board of Trustees at Amherst College. Mr. Zeitlin holds an A.B. degree in Economics and English from Amherst College and an M.B.A. degree from Harvard University.

Coach’s Board believes that Mr. Zeitlin is qualified to serve as a Director based on all of the experience described above, his experience as a senior investment banker and executive in multiple industries (including consumer products), his strong financial background and his extensive experience in international business and developing markets.

Director Qualifications

The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including the independence requirements of the SEC, the NYSE and the Hong Kong Stock Exchange. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Governance and Nominations Committee of the Board believes that each Director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and its business, and (c) the relative standing of the Company and its business in relation to its competitors. The Board believes that each of its current Directors meet all of these qualifications, as well as the individual qualifications presented above in each of their biographies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE ABOVE NOMINEES FOR DIRECTOR.

16	2014 Proxy Statement

PROPOSAL 2: RATIFICATION OF OUR
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

This section should be read in conjunction with the Audit Committee Report presented below.

Appointment of Auditors; Attendance at Meeting

The Audit Committee of Coach’s Board of Directors has appointed Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the fiscal year ending June 27, 2015. We ask stockholders to ratify the appointment of D&T as our independent registered public accounting firm at the Annual Meeting. Representatives of D&T are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

Fees for Audit and Other Services

The aggregate fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended June 29, 2013 and June 28, 2014 were approximately as follows:

	Fiscal 2013	Fiscal 2014
Audit Fees(1)	$2,975,000	$3,133,000
Audit-Related Fees(2)	93,000	212,000
Tax Fees(3)	—	175,000
All Other Fees	—	—
(1)	Includes the audit of Coach’s annual consolidated financial statements and internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings.
(2)	Includes the audits of employee benefit plans and fees incurred for regulatory compliance.
(3)	Tax fees represent fees for professional services related to multi state tax consulting services.

Audit Committee Pre-Approval Policy

The Audit Committee policy requires the Committee or the Audit Committee Chair to pre-approve all audit and permissible non-audit services provided by the independent auditor on an individual basis. Furthermore, material changes in fees for professional services require supplemental approval by the Audit Committee Chair. All services described in the table above have been approved by the Audit Committee or the Audit Committee Chair on an engagement-by-engagement basis.

The Audit Committee considered the services listed above to be compatible with maintaining D&T’s independence.

2014 Proxy Statement	17

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board of Directors held six meetings during fiscal year 2014. In addition to meetings of the full Board, Directors also attended meetings of Board committees. Each of the Directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee, a Human Resources Committee (the

“HR Committee”) and a Governance and Nominations Committee (the “GN Committee”). All of our non-employee Directors (“Outside Directors” or “Independent Directors”) are members of all Board committees. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Name of Director	Audit	Human Resources	Governance and Nominations
Lew Frankfort(1)
Victor Luis
David Denton(2)
Susan Kropf
Gary Loveman
Ivan Menezes
Michael Murphy(3)
William Nuti(2)
Stephanie Tilenius
Jide Zeitlin(4)
Chairman	Member
(1)	Mr. Frankfort has served as Chairman of Coach’s Board of Directors since June 1, 2000, Coach’s date of incorporation; he is not standing for re-election to the Board at our 2014 Annual Meeting of Stockholders.
(2)	Messrs. Denton and Nuti joined the Board on May 9, 2014 and were subsequently appointed to all three committees.
(3)	Mr. Murphy was appointed Audit Committee Chair following Director Irene Miller’s retirement on May 30, 2014. Mr. Murphy is not standing for re-election to the Board at our 2014 Annual Meeting of Stockholders.
(4)	Mr. Zeitlin also serves as Coach’s Lead Outside Director.

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our Independent Directors without members of management present; our Lead Outside Director presides over executive sessions of the Board of Directors. Our Independent Directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each Annual Meeting of the Company’s stockholders, but has not adopted a formal policy with respect to such attendance. All of Coach’s then-sitting Directors attended the Annual Meeting of Stockholders held in 2013.

The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive Officer, the other Directors, each committee and the Board as a whole. The results of these evaluations are discussed with the Board and committee members once completed.

The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the Independent Directors who is standing for reelection at the Annual Meeting has no material relationship with the Company

18	2014 Proxy Statement

 CORPORATE GOVERNANCE

(either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. The Company’s Independent Directors satisfy the independence guidelines as set out under Rule 3.13 of The Stock Exchange of Hong Kong Limited Listing Rules and are considered as independent non-executive directors of the Company for the purpose of The Stock Exchange of Hong Kong Limited Listing Rules. Lew Frankfort and Victor Luis are members of management, and as a result, are not considered Independent Directors.

Audit Committee

The Audit Committee is comprised solely of Independent Directors and met eight times during fiscal year 2014. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants. The Audit Committee or the Audit Committee Chair is required to pre-approve all audit and permissible non-audit services provided by the independent auditor on an individual basis. Furthermore, material changes in fees for professional services require supplemental approval by the Audit Committee Chair. The Audit Committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

  is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants;
  is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;
  provides oversight of, and has authority for selection and evaluation of, Coach’s internal auditors;
  meets independently with Coach’s internal auditors, its independent accountants and senior management;
  reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and
  reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors determined that all members of the Audit Committee were “independent” as defined in the NYSE listing standards and that all were “financially literate” under the rules of the exchange. The Board has determined that Michael Murphy, the Chair of the Audit Committee, David Denton, and Jide Zeitlin are considered “audit committee financial experts” under federal securities laws. The Audit Committee operates pursuant to a charter initially approved by the Board of Directors in September 2000 and last revised by the Board in February 2010. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

Human Resources Committee

The HR Committee is comprised solely of Independent Directors and met six times during fiscal year 2014. Coach’s Board of Directors determined that all members of the HR Committee were “independent” as defined in the NYSE listing standards. The HR Committee operates pursuant to a charter initially approved by the Board of Directors in November 2007 (prior to which date the HR Committee’s functions were performed by a combined Human Resources and Governance Committee) and last revised by the Board in August 2013. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The HR Committee:

  determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans;
  reviews non-employee director compensation and benefits and recommends changes to the Board as necessary;

2014 Proxy Statement	19

 CORPORATE GOVERNANCE

  performs, or assists the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company’s executive officers and succession planning for key executives; and

  retained the services of Semler Brossy Consulting Group, LLC (“Semler Brossy”); a description of the services provided to the HR Committee during fiscal 2014 appears below under Compensation Discussion and Analysis — Compensation Decision Making Process — Roles and Responsibilities.

Governance and Nominations Committee

The GN Committee is comprised solely of Independent Directors and met four times during fiscal year 2014. Coach’s Board of Directors determined that all members of the GN Committee were “independent” as defined in the NYSE listing standards. The GN Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the GN Committee’s functions were performed by a combined Human Resources and Governance Committee). A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

The GN Committee performs a leadership role in shaping the corporate governance of the Company, and reports to the Board of Directors on matters relating to corporate governance and the identification and nomination of new directors; these duties include succession planning for Company executive positions and conducting annual performance evaluations of the Board and its several committees.

The Corporate Governance Principles, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our Directors. The GN Committee’s charter provides that in evaluating Director candidates, the GN Committee shall take into account all factors it considers appropriate, which may include business skills and experiences, prominence and reputation in their profession, concern for the best interests of the Company, strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. The GN Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Principles and the following minimum qualifications:

  the highest personal and professional ethics, integrity and values;
  commitment to representing the long-term interests of the stockholders;

  an inquisitive and objective perspective, practical wisdom and mature judgment;

  freedom from significant conflicts of interest;

  the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

  a commitment to serve on the Board for an extended period of time.

The GN Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.

The GN Committee will consider all candidates recommended by stockholders in accordance with the timing and other procedures established in Coach’s Bylaws for stockholder nominations. The GN Committee evaluates all candidates in the same manner, regardless of the source of such recommendation, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, New York 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board in May 2004.

20	2014 Proxy Statement

 CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

The HR Committee is comprised of the following Independent Directors: Susan Kropf, Chair, David Denton, Gary Loveman, Ivan Menezes, Michael Murphy, William Nuti, Stephanie Tilenius and Jide Zeitlin. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any member of the HR Committee or the Board of Directors is an executive officer. The HR Committee makes all compensation decisions regarding the Company’s executive officers.

Code of Ethics

Coach has adopted a code of ethics, the Coach Global Business Integrity Program (the “Program”). The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require officers and employees at or above the level of Manager (and selected lower-level employees) to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including a toll-free telephone hotline and a reporting website, both allowing for anonymity. The Program meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of the Program. You may obtain a copy of the Program by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Other Corporate Governance Matters

Corporate Governance Principles

Coach’s Corporate Governance Principles (the “Guidelines”) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted on our website at www.coach.com through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of the Guidelines by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Separation of Chairman and Chief Executive Officer; Strong Independent Board

Under Coach’s Bylaws and the Guidelines, the positions of Chairman of the Board and Chief Executive Officer may be held by one person or separately. Since the inception of the Company in June 2000 and until January 2014, Lew Frankfort held the positions of both Chairman and Chief Executive Officer. In January 2014, Mr. Luis became the Company’s Chief Executive Officer and Mr. Frankfort, its Executive Chairman.

The Board believes that this governance structure — Mr. Luis as the Company’s chief executive and member of the Board and Mr. Frankfort remaining as Executive Chairman of the Board — has allowed the Company to continue to execute its strategy and business plans to maximize stockholder value, while ensuring a seamless transition of the chief executive role. Under this governance structure, the Company continues to have an independent Lead Outside Director.

Our policy as to whether the role of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and the Company’s needs at any particular time. As Mr. Frankfort will not be standing for re-election to the Board at our 2014 Annual Meeting of Stockholders, the Board intends to appoint Jide Zeitlin, currently the Company’s Lead Outside Director, as Chairman of the Board at such time. Under this structure, we expect that the Chief Executive Officer will be able to focus his time and energy on managing the Company and leverage the experience and perspective of our Chairman, who we expect will be well positioned to provide our Chief Executive Officer with guidance, advice and counsel regarding our business, operations and strategy.

2014 Proxy Statement	21

 CORPORATE GOVERNANCE

The Company has also adopted various policies to provide for a strong and independent Board. The Board and the GN Committee have assembled a Board comprised of capable and experienced directors who are currently or have been leaders of major companies or institutions, are independent thinkers, and have a wide range of expertise and skills. The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who are standing for reelection at the Annual

Meeting have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. All Directors, with the exception of Messrs. Frankfort and Luis, are independent as defined under NYSE regulations, and all Committees of the Board are made up entirely of Independent Directors. The Board and these Committees are empowered to retain their own counsel or advisors as they deem necessary.

Lead Outside Director

Currently Jide Zeitlin, the Chair of the GN Committee, also serves as Coach’s Lead Outside Director. The Lead Outside Director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman and Chief Executive Officer are not present, including executive sessions of the Independent Directors; (ii) orchestrating dialogue among the Independent Directors to enhance productivity of conversations with management; (iii) serving as liaison between the Chairman and the Chief Executive Officer and the Independent Directors; (iv) acting as a liaison between stockholders and the Board where appropriate; and (v) working with the Chairman and the Chief Executive Officer in developing the Board’s agenda, including the review of select information sent to the Board, and proposed meeting schedules to assure that there is sufficient time for discussion of all agenda items. Based on these duties and responsibilities, the Board believes that the Lead Outside Director provides an active independent leadership role in the Company’s affairs.

Board Diversity

The Company does not have a formal policy regarding the diversity of the Board. Instead, the GN Committee considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the

Company’s current and expected future needs. In addition, the GN Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Board’s Role in the Oversight of Risk

Under Coach’s Bylaws and Guidelines, it is the duty of the Board to oversee the management of Coach’s business, including assessing major risks facing the Company and reviewing options for mitigating these risks. The Board, in its oversight role, periodically reviews the Company’s risk management policies and programs to ensure risk management is consistent with the Company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The Company conducts a rigorous risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial and legal risks. The Board and its committees work with senior management, as well as

Coach’s independent and internal auditors and other relevant third parties, to ensure that enterprise-wide risk management is incorporated into corporate strategy and business operations. The Board has delegated to its committees responsibility to evaluate elements of the Company’s risk management program based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether the Company’s risk programs adequately identify material risks facing the Company in a timely fashion; implement appropriate responsive risk management strategies; and adequately transmit necessary information with respect to material risks within the organization.

Sarbanes-Oxley Certifications
Coach has filed with the SEC, as exhibits to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.

22	2014 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors of Coach, Inc. (“Coach”) is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual consolidated financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 28, 2014 with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee. Coach’s independent auditors discussed their independence and also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 that has been filed with the Securities and Exchange Commission.

Audit Committee

Michael Murphy, Chair
David Denton*
Susan Kropf
Gary Loveman
Ivan Menezes
William Nuti*
Stephanie Tilenius
Jide Zeitlin

*	Joined the Audit Committee effective May 9, 2014

2014 Proxy Statement	23

EXECUTIVE OFFICERS

The following table sets forth information regarding each of Coach’s executive officers as of September 26, 2014:

Name	Age	Position
Lew Frankfort	68	Executive Chairman and Director
Victor Luis(1)	48	Chief Executive Officer and Director
Jane Nielsen	50	Chief Financial Officer
Todd Kahn	50	Global Corporate Affairs Officer, General Counsel and Secretary
Sarah Dunn	54	Global Human Resources Officer
(1)	Information regarding Mr. Luis is listed under Proposal 1: Election of Directors

Lew Frankfort Executive Chairman since January 2014, has been involved with the Coach business for more than 30 years. He served as Chairman and Chief Executive Officer of Coach from November 1995 through December 2013. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and Advanced Assessment Systems LLC (LinkIt!), a provider of online testing, data management and intervention solutions serving the K-12 educational market, and he is a member of the Board of Overseers at Columbia Business School. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an M.B.A. degree in Marketing from Columbia University.

Jane Nielsen was appointed Chief Financial Officer in September 2011. Ms. Nielsen joined Coach from PepsiCo, Inc., where since 2009 she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. From 1996 to 2009, Ms. Nielsen held successively senior roles in finance with PepsiCo, as well as with Pepsi Bottling Group, including in the areas of Mergers & Integration, Investor Relations and Strategic Planning. From 1990 until joining PepsiCo in 1996, Ms. Nielsen was with Marakon Associates, a global strategy consulting firm, and began her career in 1986 at Credit Suisse First Boston as an analyst. She serves on the Board of Directors of Pinnacle Foods Inc. Ms. Nielsen has a BA in Economics from Smith College and an M.B.A. from Harvard Business School.

Todd Kahn was appointed Global Corporate Affairs Officer in April 2014, after becoming Executive Vice President, Corporate Affairs in May 2013, and Executive Vice President in August 2011, after joining Coach as Senior Vice President, General Counsel and Secretary in January 2008. Prior to joining Coach, from July to September 2007, Mr. Kahn served as President and Chief Operating Officer of Calypso Christian Celle, a luxury lifestyle brand. From January 2004 until July 2007, Mr. Kahn served as Executive Vice President and Chief Operating Officer of Sean John, a private lifestyle apparel company. From August 2001 until December 2003, he was President and Chief Operating Officer of Accessory Network, a private accessory company. Before joining Accessory Network, Mr. Kahn served as President and Chief Operating Officer of InternetCash Corporation, an Internet payment technology company. He served as Executive Vice President and Chief Operating Officer of Salant Corporation, a public apparel company, after joining the company as Vice President and General Counsel in 1993. From 1988 until 1993, Mr. Kahn was a corporate attorney at Fried, Frank, Harris, Shriver and Jacobson in New York. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.

Sarah Dunn was appointed Global Human Resources Officer in April 2014, after becoming Executive Vice President in August 2011, and joining Coach as Senior Vice President, Human Resources in July 2008. Prior to joining Coach, Ms. Dunn held executive positions at Thomson Financial and at Reuters, international multimedia news and financial information agencies in London and New York. She joined Thomson Financial in 2003 as Chief Content Officer and was appointed Executive Vice President, Human Resources and Organizational Development in April 2005. Prior to that at Reuters she was President of Corporates and Media Division and she also served as Chief Executive Officer of Lipper, and as a Board Member of Factiva. Ms. Dunn holds a Bachelor of Science degree in Human Sciences from University College, London, U.K., and a Masters degree in Information Science from City University, London.

24	2014 Proxy Statement

COACH STOCK OWNERSHIP BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information, as of August 29, 2014, except as otherwise noted below, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our Named Executive Officers, and all Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, “beneficial ownership” includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or will become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s stock incentive plans and Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any.

Beneficial Owner	Shares owned	Percent of Class
BlackRock, Inc.(1)	20,444,890	7.31%
Dodge & Cox(2)	15,101,203	5.40
Lew Frankfort(3)	5,310,673	1.90
Victor Luis(4)	270,889	*
Jane Nielsen(5)	94,088	*
Todd Kahn(6)	144,895	*
Sarah Dunn(7)	87,302	*
Jerry Stritzke	13,431	*
David Denton	15,000	*
Susan Kropf(8)	86,344	*
Gary Loveman(9)	87,102	*
Ivan Menezes(10)	50,870	*
Michael Murphy(11)	93,662	*
William Nuti	0	*
Stephanie Tilenius(12)	12,136	*
Jide Zeitlin(13)	95,210	*
All Directors and Officers as a Group (14 people)(14)	6,361,602	2.28
*	Less than 1%.
(1)	BlackRock, Inc. (“BlackRock”), as of December 31, 2013, possessed sole voting and dispositive power with respect to 17,202,420 and 20,444,890 securities, respectively, based on a Schedule 13G/A filed with the SEC on January 28, 2014. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act, located at 40 East 52nd Street, New York, New York 10022.
(2)	Dodge & Cox (“Dodge”), as of December 31, 2013, possessed sole voting and dispositive power with respect to 14,213,203 and 15,101,203 securities, respectively, based on a Schedule 13G filed with the SEC on February 13, 2014. Dodge is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940 located at 555 California Street, 40th Floor, San Francisco, California 94104.
(3)	Includes 3,284,606 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options.
(4)	Includes 199,063 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options.
(5)	Includes 74,663 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options, and 18,246 shares of common stock received through the vesting of Restricted Stock Units.
(6)	Includes 113,708 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options.
(7)	Includes 68,833 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options.
(8)	Includes 71,694 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options.
(9)	Includes 54,694 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options and 31,410 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(10)	Includes 18,694 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options and 7,068 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(11)	Includes 12,374 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options.
(12)	Includes 9,261 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options.
(13)	Includes 71,694 shares of common stock that may be purchased within 60 days of August 29, 2014 pursuant to the exercise of options and 23,516 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(14)	Includes 3,979,284 shares subject to options exercisable and 18,246 shares through the vesting of Restricted Stock Units within 60 days of August 29, 2014 and 61,994 stock equivalents held by our Outside Directors.

2014 Proxy Statement	25

PROPOSAL 3: APPROVAL, ON A NON-BINDING
ADVISORY BASIS, OF THE COMPANY’S
EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the accompanying executive compensation tables and related narrative.”

Adoption of the above resolution requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting. This vote is advisory, which means that the vote to approve the Company’s executive compensation is not binding on the Company, our Board or the HR Committee of the Board. The Board values stockholders’ opinions and the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Your vote on this resolution is not intended to address specific elements of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement.

The Company currently asks its stockholders to approve, on an advisory basis, the compensation of its Named Executive Officers, on an annual basis; therefore, the Company’s stockholders will again be presented with such a proposal at the Company’s 2015 Annual Meeting of Stockholders.

Our compensation programs are designed to reward our Named Executive Officers and employees for furthering the Company’s primary objective: driving sustainable increases in stockholder value through ongoing sales and earnings growth. To further this objective, our compensation programs seek to reward our Named Executive Officers and other executives for Coach’s and their sustained high performance, to attract and retain outstanding talent and to align compensation with the long-term interests of our stockholders. A key element of our compensation approach is pay-for-performance. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis below:

  Although fiscal year 2014 was a challenging year, Coach has consistently delivered strong operating results over the long-term.

  The majority of executive compensation is variable, which means the ultimate value the executive earns depends on Coach’s financial and/or stock price performance.

  We believe we set aggressive goals for financial performance, and we tie those goals to our Annual and Long-Term Incentive Plans. We did not meet the majority of our fiscal year 2014 performance targets and performance-based pay declined significantly from the prior year as a result.

  In January 2014, Victor Luis succeeded Lew Frankfort as Chief Executive Officer, and in June we shared with investors our long-term strategic plan to reinvigorate and transform our business. Our compensation programs are evolving for fiscal year 2015 to align with these important changes.

  The HR Committee considered feedback from stockholders and governance groups in designing the compensation package for our CEO. For example, Mr. Luis’s compensation package:

    includes performance restricted stock units (“PRSUs”) as 60% of the annual long-term incentive grant mix, with three year performance periods starting with the fiscal year 2015 grant;

    utilizes rigorous relative and absolute TSR performance goals for his one-time five-year grant of PRSUs (the “Appointment Grant”); and

    includes reasonable severance, notice periods and restrictive covenants, which serve to protect both Coach and Mr. Luis under pre-defined situations.

26	2014 Proxy Statement

 PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION

  The HR Committee also considered feedback from stockholders and governance groups in redesigning its Long-Term Incentive Plan for fiscal year 2015, so that one-third of the annual award for Named Executive Officers (other than Mr. Luis) is in the form of PRSUs with a three year performance period and performance measures aligned with our new long-term strategic plan.

  The Company has no guaranteed salary increases or guaranteed cash bonuses for its Named Executive Officers.

  We balance risk and reward by including clawback provisions, multiple performance criteria, and caps on potential annual incentive and PRSU payments.
  We have stock ownership guidelines for our Directors and Named Executive Officers. All of our Directors and Named Executive Officers currently exceed these guidelines, except for those who have not yet reached the permitted timeframes to acquire shares.

  We have not entered into fixed term employment agreements with new Named Executive Officers.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION.

2014 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains the compensation program for the following individuals, all of whom are considered Named Executive Officers (“NEOs”) for fiscal year 2014. During the fiscal year, there were several changes within our leadership team:

the departure of Jerry Stritzke during the first quarter, the appointment of our new CEO, Victor Luis, and the transition of our long-time Chairman and CEO, Lew Frankfort, to Executive Chairman effective January 1, 2014.

Name	Title
Victor Luis(1)	Chief Executive Officer
Lew Frankfort(1)	Executive Chairman and Former Chief Executive Officer
Jane Nielsen	Chief Financial Officer
Todd Kahn(2)	Global Corporate Affairs Officer, General Counsel and Secretary
Sarah Dunn(2)	Global Human Resources Officer
Jerry Stritzke(3)	Former President and Chief Operating Officer
(1)	Mr. Luis was appointed to the position of CEO on January 1, 2014, at which time Mr. Frankfort became Executive Chairman.
(2)	Mr. Kahn joined the company as SVP, General Counsel in January 2008; Ms. Dunn joined the Company as SVP, Human Resources in July 2008. Each is considered a NEO for fiscal year 2014.
(3)	Mr. Stritzke was an executive officer of the Company until his resignation on September 2, 2013 and is considered a NEO for fiscal year 2014.

Executive Summary

Fiscal Year 2014 Performance and Pay

During the fourth quarter of fiscal 2014 Coach announced a multi-year strategic plan with the objective of transforming the brand and reinvigorating growth, which will enable the Company to return to “best in class” profitability. This multi-faceted, multi-year transformation plan (the “long-term strategic plan”) builds on the core brand equities of quality and craftsmanship with the aim of evolving our competitive value proposition. We believe our strategy offers significant growth opportunities in handbags and accessories, as well as in the broader set of lifestyle categories that we have operated in for some time but are less developed, including footwear and outerwear. Successful execution of this plan will require an integrated approach, across product, stores, marketing and promotional activities. It will also entail the roll-out of carefully crafted aspirational marketing campaigns to define our brand and to deliver a fuller and more consistent brand expression.

To fund and execute this plan requires: (i) the investment of approximately $500 million in capital improvements in our stores and wholesale locations in fiscal 2015 and fiscal 2016; (ii) the optimization of our North American store fleet, including the closure of approximately 70 underperforming locations in fiscal 2015; (iii) the realignment of inventory levels to reflect our elevated product strategy in fiscal 2014; (iv) the investment of approximately $50 million in incremental advertising costs to further promote our new strategy starting in fiscal 2015; (v) the significant scale-back of our promotional cadence, particularly within our outlet Internet sales site starting in fiscal 2014; and (vi) process streamlining and reduction in selling, general and administrative expenses. We believe that long-term growth can be realized through our transformational efforts over time. Our long-term strategic plan will serve as the basis for our incentive compensation plans going forward.

Financially, fiscal year 2014 proved to be challenging for Coach, most notably in the North America women’s bag and accessory business, with the rapid growth of competitors and declining traffic in our key North America market. However, it was also a year of many accomplishments, including the successful integration of our retail businesses in Europe, surpassing $500 million in sales in China, and driving our Men’s business to about $700 million in sales globally.

28	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

The combination of significant external competition, a new long-term strategic plan, and leadership changes presented challenges and opportunities. The key compensation decisions made in fiscal year 2014 were driven by Coach’s need to attract, motivate and retain the executive team to lead the Company through our transformation. Specifically, the HR Committee:

  Prioritized a strong linkage between pay and performance in setting Mr. Luis’s compensation as CEO,

  Made special brand transformation equity grants (referred to as “Transformation PRSUs” or “Transformation RSUs,” as applicable) to members of the executive team in a mix of Restricted Stock Units (“RSUs”) and Performance Restricted Stock Units (“PRSUs”) linked to relative total stockholder return (TSR) performance, and

  Increased the focus on profitability and sales in the annual incentive plan for 2014.

Financial highlights are summarized below:

	Fiscal Year 2014 Results ($ in billions, except per share amounts)
Measure	GAAP(1)	Non-GAAP(1)	Change Versus Fiscal Year 2013 on a GAAP Basis	Change Versus Fiscal Year 2013 on a Non-GAAP Basis
Net sales	$4.81	$4.81	-5.3%	-5.3%
International net sales	1.64	1.64	5.5%	5.5%
Gross profit	3.30	3.38	-10.8%	-8.7%
Operating income	1.12	1.25	-26.5%	-20.7%
Diluted earnings per share	2.79	3.10	-22.7%	-16.9%
Annual cash dividend	$1.35 per share as of		No Change
	July 2014
Total stockholder return(2)			-38%
(1)	See APPENDIX A for a reconciliation of non-GAAP financial measures and adjustments for current currency to our results as reported under GAAP.
(2)	Total stockholder return with dividends reinvested.

These financial results fell well short of our expectations, leading to below-target performance-based pay for fiscal year 2014:

		Performance Result as a % of Target	Amount Earned as a % of Target
Fiscal Year 2014 Awards
Annual Incentive	FY14 Annual Incentive Plan, for all NEOs, tied to Coach, Inc. operating income, diluted EPS and sales	87%	35%
Annual PRSU	Mr. Luis’s FY14-16 PRSU, first vesting tranche tied to FY14 Coach, Inc. sales	94%	71%
Earlier Awards with Fiscal year 2014 Performance Period
Special PRSU	Mr. Luis’s Special FY11 PRSU tied to FY14 international sales compared to our long-term plan in effect at the time of the grant in FY11	95%	72%
Special PRSU	Mr. Luis’s Special FY12 PRSU tied to FY14 international sales compared to our long-term plan in effect at the time of the grant in FY12	85%	36%
Special PRSU	Ms. Dunn’s Special CEO Succession PRSU, first tranche tied to CEO Selection	Outstanding	133%

For all the above awards, specific performance measures, payout criteria and results can be found in the Annual Incentive Plan section and the Long-term Incentive Plan section.

Fiscal Year 2014 Chief Executive Officer Compensation

On January 1, 2014, as contemplated in previous public announcements, Mr. Frankfort, the Company’s then Chairman and CEO, retired as CEO and was appointed by the Board as Executive Chairman. Concurrently, the Board

appointed Mr. Luis, then President, Chief Commercial Officer and member of the Board, to the position of CEO. The HR Committee determined Mr. Luis’s fiscal 2014 target compensation in February 2013 after a review of several

2014 Proxy Statement	29

 COMPENSATION DISCUSSION AND ANALYSIS

criteria, including: information on base salaries and annual and long-term incentives among the CEOs of our peer group, compensation packages for new CEO appointments at other companies within the broader retail sector, internal pay equity, our strategic objectives and business challenges and, corporate governance best practices. Please see the Peer Group and Competitive Assessment of Compensation section for information on our peer group. His compensation was designed to drive successful execution of the Company’s long-term strategic and financial performance, which is expected to result in stockholder value creation over time.

Highlights of Mr. Luis’s fiscal 2014 compensation are:

  An annual base salary of $1,250,000 upon appointment to CEO as of January 2014; an increase of 13.6% from $1,100,000 in his previous role.

  An annual cash incentive opportunity with a target award of 150% of base salary. Based on our results, this award was paid out at approximately 35% of target, or 52% of base salary.

  See the Annual Incentive Plan section for details.

  A long-term incentive award with a grant date fair value of at least $4,800,000 comprised of 60% PRSUs and 40% stock options.

  The stock options vest in one-third increments over three years.

  The PRSU award for the fiscal year 2014-2016 performance cycle vests in one-third increments over three years. Based on our results, the first tranche of this award was earned and paid out at 71% of target.

  Subsequent annual PRSU awards will be eligible to vest in full on the third anniversary of the grant date, subject to three-year performance periods.

  See the Long-Term Incentive Plan section for details.

Prior to fiscal year 2014, in March 2013, upon his appointment as Chief Commercial Officer and CEO-elect, Mr. Luis was awarded a one-time grant of PRSUs (the “Appointment Grant”) tied to Coach’s total stockholder return (“TSR”) relative to the companies in the S&P 500 Index over a five-year period. The performance goals for this award are rigorous and challenging. If Coach’s relative TSR is below 60Th percentile, the award will be forfeited. See the section below titled Employment Agreements and Compensatory Arrangements – Luis Letter Agreement for details.

Long-Term Alignment of Company Performance and CEO Pay

Over the long-term, there has been strong alignment between our financial performance, TSR, and the compensation of our CEOs. Diluted EPS and operating income growth have exceeded a 10% compound annual growth rate (“CAGR”) over the last ten years, and TSR has grown at a CAGR of 5%. We experienced a decline in diluted EPS, operating income and TSR over the past three years, during which our performance lagged our peers. Over the same period, the reported and realizable value of our CEO pay has also declined. We are now beginning execution of our long-term strategic plan, a multi-year brand and business transformation with the objective of returning our business to “best in class” profitability by the end of our long-range planning horizon.

	CAGR
Coach Diluted EPS and Operating Income	3 year	5 year	10 year
Coach Diluted EPS(1)	-2%	8%	17%
Coach Operating Income(1)	-5%	3%	12%

Coach and Peer Total Stockholder Return(2)
Coach	-17%	7%	5%
Peer Group Median(3)	12%	33%	12%
Peer Group 75th Percentile	25%	40%	16%
(1)	Represents fiscal year 2014 reported GAAP results vs. fiscal years 2011, 2009 and 2004 reported GAAP results for 3-year, 5-year, and 10-year figures respectively.
(2)	TSR was calculated using the closing prices of each company’s common stock on the last trading day of June 2011, June 2009 and June 2004 for 3-year, 5-year, and 10-year figures respectively and includes dividends reinvested during each period.
(3)	The peer group is the same one used as part of our evaluation of executive compensation. See the Peer Group and Competitive Assessment of Compensation section for details.

30	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

Focusing on the three-year period covering fiscal years 2012 through 2014, with Mr. Luis as CEO for 2014 and Mr. Frankfort in prior years, our TSR and CEO compensation trend have both been negative.

CEO Pay vs. Indexed Total Shareholder Return

As displayed in the graph:

  Indexed TSR represents the cumulative change to $100 invested in Coach common stock over the observation period, with dividends reinvested. $100 invested in Coach’s common stock on June 30, 2011 decreased to $57.20 by the end of fiscal year 2014, a -17% CAGR.

  Fiscal year 2014 reported CEO pay for Mr. Luis, as shown in the Summary Compensation Table, was 40% lower than reported CEO pay for Mr. Frankfort in fiscal year 2013. Mr. Frankfort’s reported CEO pay declined 9% from fiscal year 2012 to 2013.

  Mr. Luis’s Appointment Grant (PRSU grant tied to relative TSR) was granted in fiscal year 2013 before Mr. Luis became CEO and is therefore not included as “CEO pay.” At this time Coach’s TSR performance relative to the S&P 500 is below the threshold performance level required for any of the shares to be earned.

  Realizable pay also declined from year to year.

Realizable pay is an additional reference point to help illustrate the value the CEO may realize from the year’s long-term incentive awards as of the end of each fiscal year, and is equal to reported pay with the exception of long-term incentive values. These values will be higher or lower than the grant date fair value included in the Summary Compensation Table depending on the price of our common stock at the end of a fiscal year; and in the case of performance-based long-term incentive awards with completed periods, actual performance. Accrued dividend equivalents are included. For each year shown, realizable pay is the sum of the respective CEO’s:

  Base Salary and All Other Compensation: Summary Compensation Table (“SCT”) value;

  Annual Incentive: SCT (Non-Equity Incentive Plan payout value);

  Time-vested RSUs: Value of awards granted during the measurement period, valued at the stock price as of the end of the fiscal year in which the award was granted;

  Stock Options: Intrinsic value of awards granted and earned during the measurement period, valued at the stock price as of the end of the fiscal year in which the award was granted; and

  PRSUs: Shares earned for awards granted during the measurement period, valued at the stock price as of the end of the fiscal year in which the award was granted.

2014 Proxy Statement	31

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Practices

Coach’s executive compensation philosophy is focused on pay for performance and is designed to reflect governance practices that align with the needs of our business. Below is a summary of compensation practices we have adopted to drive performance and to align with stockholder interests, alongside those practices we do not employ.

What We Do		What We Don’t Do
✓	Pay for Performance Philosophy: A majority of Named Executive Officer compensation is performance-based and is tied to our financial performance and/or the performance of our stock price.	x	No Excise Tax Gross Ups Upon Change in Control: Appointment letters and employment agreements do not include 280G tax gross up benefits.
✓

Stock Ownership Policy: Named Executive Officers are expected to acquire and hold Coach stock worth two to five times their base salary within five years of appointment. Those who fail to comply with the policy in the required timeframe may sell only 50% of the after-tax shares received from stock option exercises or the vesting of RSUs and PRSUs until compliance with the stock ownership policy is achieved.

x

No Excessive Executive Perquisites: We provide limited benefits and perquisites (e.g., executive disability and life insurance, in some cases a transportation allowance, and contributions to our supplemental retirement plan) that are consistent with competitive practices.

✓

Double Trigger Equity Acceleration Upon a Change-in-Control: Long-term incentive award grants provide for accelerated vesting upon a change-in-control only if the executive is involuntarily terminated (without Cause) in conjunction with that change-in-control.

x

No Tax Gross Ups on Perquisites or Benefits: We do not provide tax gross ups on perquisites or benefits except in the case of standard relocation and expatriate income tax equalization available to all similarly situated employees.

✓

Independent Executive Compensation Consultant: The HR Committee works with an independent executive compensation consultant on matters surrounding executive pay and governance. This consultant provides no other services to Coach.

x

No Payment of Current Dividends on Unvested Long-term Incentives: Dividend equivalents on unvested RSUs and PRSUs are reinvested in additional unvested RSUs or PRSUs and are only paid out to the extent that the underlying award is ultimately earned.

✓

Mitigation of Undue Risk: Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, multiple performance metrics and Board and management processes to identify risk. The HR Committee does not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

		x	No Repricing Underwater Stock Options without stockholder approval; No Grants Below 100% of Fair Market Value.
✓	Regular Review of Share Utilization: We regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation.	x	No Inclusion of Long-term Incentive Awards in Severance Calculations.
✓

Clawback Policy: Named Executive Officers are subject to a clawback policy that applies in the event of certain financial restatements, violation of our non-competition or non-solicitation policies, or in the event of termination for cause.

		x	No Permitted Hedging, Short Sales or Derivative Transactions in Company stock.
✓

Holding Period on Certain PRSUs Granted to Mr. Frankfort and Mr. Luis: One-half of the net of tax shares received upon delivery of PRSUs earned by our Executive Chairman and former CEO, Mr. Frankfort, cannot be sold until June 29, 2015, (two years following their vest date). One-half of the net of tax shares underlying Mr. Luis’s Appointment Grant PRSUs may not be sold for two years following their vest date.

		x	No guaranteed salary increases or guaranteed annual incentive (“cash”) bonuses for Named Executive Officers

32	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

Results of 2013 Stockholder Advisory Vote to Approve Executive Compensation

At our 2013 Annual Meeting of Stockholders, we held an advisory vote on executive compensation (“Say on Pay”), and 91% of the votes cast were in favor of our compensation programs, an increase of ten percentage points over the 2012 result. The HR Committee believes the result reflected strong stockholder support for the changes in Coach’s compensation programs and practices, which began with the design of Mr. Luis’s compensation arrangement.

Although proxy advisors supported our compensation programs in 2013, a number of ongoing concerns were raised with respect to duplicative performance measures in annual and long-term incentives, short performance periods for long-term incentives, and large annual stock option grants. Stockholder and proxy advisor feedback were all considered by the HR Committee in redesigning our annual and long-term incentive programs for fiscal year 2015.

HR Committee Response to Areas of Feedback

As the business and executive compensation environments continue to evolve, we and the HR Committee continue to modify our programs and practices accordingly. The design of Mr. Luis’s compensation program reflects our efforts to align new programs with current market trends, best governance practices, and stockholder feedback to ensure strong pay for performance alignment. Specifically, we took the following actions in crafting Mr. Luis’s compensation arrangement:

  Discontinued the use of time-vested RSUs, resulting in a long-term incentive mix that is entirely performance-based;

  Incorporated PRSUs as 60% of the annual equity grant mix;

  Utilized rigorous relative and absolute TSR performance goals for the one-time, five-year Appointment Grant. No shares will be earned for negative absolute TSR or if TSR is below the 60th percentile of the companies in the S&P 500 Index; and

  Similar rigorous TSR performance goals apply to the special Transformation PRSUs granted to other Named Executive Officers and senior executives in August 2013.

And, in response to the feedback we received with our 2013 proxy, beginning in fiscal year 2015, our long-term incentive program for Named Executive Officers other than Mr. Luis, will be 67% performance-based, with:

  one-third in PRSUs with three-year performance and vesting periods, and with challenging performance measures tied to objectives in our long-term strategic plan;

  one-third in stock options vesting equally over three years; and

  one-third in RSUs vesting in full on the third anniversary of the grant date.

Performance measures for the FY15-17 PRSU grants will not duplicate those used in our Annual Incentive Plan. Additional information on these changes can be found in the Fiscal Year 2015 Compensation section.

The HR Committee intends for these changes to support its pay for performance philosophy and balance the key elements of risk, reward and retention required to drive our business transformation and execute our long-term strategic plan, and that we have responded to all substantive feedback received from stockholders and proxy advisors.

Remainder of Compensation Discussion and Analysis

The remainder of this Compensation Discussion and Analysis is divided into the following sections:

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 COMPENSATION DISCUSSION AND ANALYSIS

What We Pay and Why: Program Objectives and Elements of Compensation

Compensation Program Objectives

Coach’s primary objective is to drive sustained increases in stockholder value through ongoing sales and earnings growth. Our business strategy and our compensation programs are aligned with this objective: we strive to deliver a market-competitive level of fixed compensation, with the opportunity for above-average rewards when Coach and the executive exceed our performance objectives. The compensation program for Coach’s Named Executive Officers is designed to serve the following goals:

  Reward performance, with performance-based pay constituting a significant portion of total compensation;

  Support the attainment of Coach’s short- and long-term strategic and financial objectives;

  Align Named Executive Officers’ interests with our stockholders’ and encourage ownership of Coach stock by our Named Executive Officers;

  Reward Named Executive Officers for continuous improvement in key financial metrics that drive stockholder value;

  Enable us to attract and retain the executive talent necessary to profitably grow our business and drive stockholder value; and

  Be competitive with Coach’s peer companies.

These objectives have not changed as we enter a period of transformation; however, the design of our programs is evolving to align with our long-term strategic plan. Successful execution of our transformation will require a high level of executive talent, with competitive and motivational compensation programs specifically tied to the Company’s goals and objectives.

Elements of Compensation

Compensation for our Named Executive Officers includes both fixed and performance-based components, with an emphasis on performance-based elements. We consider a component to be performance-based if the amount eventually earned or paid varies based on one or more elements of the Company’s financial performance (e.g., operating income, earnings per share, etc.) or stock price performance. Performance-based components are designed so that above-average performance is rewarded with above-average payouts, and vice versa. The fixed components of compensation are designed to be competitive. That said, we do not attempt to benchmark any single element of compensation to specific peer company percentiles or ratios, rather peer company data is one of several factors considered by the HR Committee when determining executive compensation. See Compensation Decision Making Process for details.

Performance-based compensation components include:

  Annual Incentives: The 2013 Coach, Inc. Performance-Based Annual Incentive Plan (the “Annual Incentive Plan”) is designed to encourage our executives, including our Named Executive Officers, to exceed the annual financial performance goals established by the HR Committee early in each fiscal year.

  Long-Term Incentives: the 2010 Coach, Inc. Stock Incentive Plan (the “Stock Plan”) is designed to encourage our executives, including our Named Executive Officers, to balance annual and long-term performance and align executive rewards with stockholders. The Stock Plan allows:

  Performance Restricted Stock Units: In the past, we had not used PRSUs as a part of annual long-term incentive grants, using them instead for special retention awards. However, in fiscal year 2014, annual PRSUs formed the majority of Mr. Luis’s long-term incentive award and the HR Committee intends to use them for all Named Executive Officers beginning in fiscal year 2015.

  Stock Options: We grant stock options to drive a focus on the strategies and performance that we expect to result in increased stockholder value over time. Since they have value only when our stock price increases from the price on the date of grant, stock options are a critical motivational tool to support Coach’s sustained success and growth. We utilize stock options because of this strong pay for performance relationship.

34	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

Fixed compensation components include:

  Base Salary: We consider competitive base salaries to be necessary to attract and retain qualified, high performing executives. Prior experience, scope of responsibility, and performance are key elements considered in setting base salaries.

  Restricted Stock Units: We have granted RSUs annually to our Named Executive Officers to encourage retention. Although the number of shares earned depends solely on retention, their value rises (and falls) with the price of common stock, adding a performance element to these awards. Mr. Luis does not receive such RSUs.

The fiscal year 2014 weight, amount, and vesting of these performance-based and fixed compensation components, for each of the Named Executive Officer are outlined in the Fiscal Year 2014 Compensation section.

Fiscal Year 2014 Compensation

The HR Committee worked with its independent compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”) to ensure each Named Executive Officer’s fiscal year 2014 compensation was aligned with our annual and long-term objectives, and included an appropriate balance of fixed and performance-based pay elements. During fiscal year 2014, the HR Committee:

  Did not increase salary levels for the Named Executive Officers, other than for Mr. Luis. With Mr. Luis’s appointment to CEO, he received a 13.6% salary increase effective in January 2014. Details of salary decisions are found in the Base Salary section below;

  Set financial goals for the fiscal 2014 Annual Incentive Plan and target awards for each NEO. Details of goals and results are found in the Annual Incentive Plan section below;

  Made annual long-term incentive award grants to each Named Executive Officer in the form of stock options, PRSUs and/or RSUs. Details of these grants are found in the Long-Term Incentive Plan section below;

  Granted our NEOs, excluding Mr. Luis, special Transformation PRSUs tied to Coach’s achievement of rigorous and challenging relative TSR goals, along with Transformation RSUs. Details of these grants are found in the Long-Term Incentive Plan section below.

The following charts depict the relationship between the primary elements of Coach’s target annual total direct compensation mix for fiscal year 2014 for each Named Executive Officer. For our CEO, 84% of his target total compensation is performance-based. The chart illustrates target total compensation for fiscal year 2014 as described in the Base Salary, Annual Incentive Plan and Long-Term Incentive Plan sections below.

Fiscal Year 2014 Target Annual Total Direct Compensation Mix

Chief Executive Officer	Executive Chairman	Average of Other NEOs(1)

(1)	These charts represent regular, ongoing annual target compensation; special Transformation PRSUs and Transformation RSUs awarded to Other NEOs are not included; excludes Jerry Stritzke who left the Company in the first quarter of fiscal 2014 and did not receive annual or long-term incentives.

2014 Proxy Statement	35

 COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Coach employees, including our Named Executive Officers, are paid a base salary based on the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions and with reference to peer company salary levels.

The annual salary rates in effect during fiscal year 2014 for our Named Executive Officers are listed below. With the exception of Mr. Luis, the salaries of Named Executive Officers remained unchanged from the prior year.

Named Executive Officer	Start of Year Annual Salary Rate	FY14 Percent Increase	Effective Date of Increase	End of Year Annual Salary Rate	Salary Earned in FY14
Victor Luis(1)	$1,100,000	13.6%	Jan. 1 2014	$1,250,000	$1,175,000
Lew Frankfort	1,500,000	0%	N/A	1,500,000	1,500,000
Jane Nielsen	575,000	0%	N/A	575,000	575,000
Todd Kahn	675,000	0%	N/A	675,000	675,000
Sarah Dunn	505,000	0%	N/A	505,000	505,000
(1)	Mr. Luis was promoted from President and Chief Commercial Officer to Chief Executive Officer in January 2014; this salary increase was determined by the HR Committee as part of this planned promotion.

Annual Incentive Plan

In determining the financial measures, targets, and incentive payout schedule, the HR Committee considers prior fiscal year performance, desired financial performance levels in line with our annual and long-range financial plan, and macroeconomic conditions. Actual payments are made in cash to all participants within three months after the end of our fiscal year, based on the degree to which the objectives have been achieved, as certified and approved by the HR Committee. No executive may receive an annual incentive payment exceeding $6.0 million under the Annual Incentive Plan for any fiscal year.

For fiscal year 2014, the HR Committee approved the performance measures, associated weights, and the results necessary to earn various levels of payout, all of which are displayed in the following table. In previous years, free cash flow had been weighted at 25% of the annual incentive plan; for fiscal 2014, the HR Committee decided to increase the focus on sales and operating income by removing free cash flow as a measure, increasing the weight on sales to 25% from 10% and increasing the weight on operating income to 50% from 40%. The HR Committee intended these increased weights to motivate a strong focus on improving both sales and operating income, and with the belief that they will drive long-term stockholder value creation. The fiscal year 2014 threshold, target, and maximum performance values were determined knowing the Company was in an environment characterized by strong external competition from emerging accessories brands and heavy promotional internet sales. The target values were aligned with the Company’s annual operating plan, which reflected operating income and diluted EPS levels less than the prior year, and sales growth of 1% over the prior year. The HR Committee deemed these targets would be sufficiently challenging to merit payout of “target” annual incentive awards. The maximum performance levels for operating income and diluted EPS were set to equal the prior year’s actual results, which the HR Committee deemed would be extremely challenging to reach. Achieving the “target” performance level shown below for each performance measure entitled the Named Executive Officer to receive his or her target award for that measure; achieving the “maximum” award level shown below entitled the Named Executive Officer to receive his/her maximum award, or one-third above the target award for that measure. If performance is at or below the “threshold” performance level shown below, there is no payout for that measure. As displayed below, our fiscal year 2014 non-GAAP financial results were between the threshold and target levels for all three measures, yielding a weighted average payout for all NEOs of approximately 35% of target.

Measure of Coach, Inc. Performance ($ in millions except per share amounts)	Weight	Fiscal Year 2013 Results(1)	Fiscal Year 2014 Award Targets			Fiscal Year 2014 Results(1)	Payout as a % of Target Incentive(2)
			Threshold	Target	Maximum
Operating income	50%	$1,577.7	$1,208.0	$1,510.0	$1,577.7	$1,259.4	17.5%
vs. prior year				-4%		-20%
Diluted earnings per share	25%	3.73	2.89	3.61	3.73	3.13	34.0%
vs. prior year				-3%		-16%
Net sales	25%	5,075.4	4,101.2	5,126.5	5,223.9	4,801.9	69.8%
vs. prior year				+1%		-5%
Weighted average percentage payout:							34.7%
(1)	Diluted EPS and operating income differ from what is reported under GAAP. See APPENDIX A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP. Diluted EPS and net sales are further adjusted for award measurement, also reconciled in APPENDIX A.
(2)	Actual payout is 0% if performance is at or below threshold, 100% of target for target performance and 133.33% of target for maximum performance, with linear interpolation for performance levels between the amounts above.

36	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

Using the above financial achievement relative to the established goals, the following table shows the fiscal year 2014 “target” awards as a percent of base salary that each Named Executive Officer could earn, and the actual award earned, shown as a percent of base salary and dollars paid. The target award levels were assigned by the HR Committee based on the role and responsibility of each position, peer company levels and with reference to any employment agreements. The resulting payouts are displayed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Target Award (as % of Base Earnings)	Actual Award (as % Target Award)	Actual Award (as % of Base Earnings)(1)	Actual Award
Victor Luis	150.0%	34.7%	51.9%	$610,805
Lew Frankfort	187.5%	34.7%	64.9%	974,689
Jane Nielsen	75.0%	34.7%	25.9%	149,952
Todd Kahn	75.0%	34.7%	25.9%	175,444
Sarah Dunn	67.5%	34.7%	23.4%	118,132
(1)	The figures in this column equal the target award for each Named Executive Officer multiplied by the weighted average percent payout explained above (34.7% of target).

Long-Term Incentive Plan

Long-term incentives (“LTI”) represent a significant proportion of compensation at Coach and are designed to reward participants the way stockholders are rewarded: through growth in the value of Coach’s common stock. At the end of fiscal year 2014, over 1,600 of our employees were eligible to receive an annual long-term incentive award. We offer an “equity choice” program, under which eligible employees may elect to receive their annual long-term incentive in the form of stock options, RSUs or a combination of the two. Under this program, the ratio of stock options to RSUs is set so that the grant date fair market value of stock options and RSUs is approximately equal. Equity Choice is not available to our CEO or our other Named Executive Officers. Our CEO receives 60% of his annual LTI award value in PRSUs and 40% of his LTI award value in stock options. The other NEOs annually receive a combination of stock options and RSUs as set by the HR Committee based on each executive’s role in the organization and with a heavier weight on stock options, since stock options’ eventual value is more strongly tied to increases (or decreases) in stockholder value, aligned with our pay for performance philosophy. Regardless of the form of award, the overarching purpose of the long-term incentive grants is to align executives’ interests with those of our stockholders, reward employees for enhancing stockholder value, encourage retention and provide a means to increase ownership of Coach common stock. We also grant special PRSUs and RSUs on a selective basis as part of new hire agreements, to encourage retention or to reward extraordinary individual results.

The number of PRSUs, stock options and/or RSUs granted to an NEO each year is designed to reflect relatively consistent target grant value on a year to year basis, so the number of shares granted is therefore adjusted each year based primarily on changes in Coach’s stock price and the underlying assumptions used in calculating the expense of a stock option. Adjustments may also be made based on changes in the executive’s responsibilities and performance, changes in the competitive marketplace, or other factors determined by the HR Committee.

All awards are made under the terms and conditions of the 2010 Stock Incentive Plan. Awards are made on predetermined dates, with the majority of the awards made on the date of the HR Committee’s regularly scheduled August meeting, at the same time that salary increases and annual incentive award payments are approved. Off-cycle grants, where applicable for new hires and other special events, may be made on the first business day of each fiscal month if warranted.

An agreement documenting each grant includes specific provisions relating to the executive’s termination. Our stock option, RSU, and PRSU grants contain a financial penalty (which extends for a period beyond the exercise of options or the vesting of RSUs or PRSUs) for executives who violate our non-competition and/or non-solicitation rules or who violate other business standards established by Coach (a “clawback”). Special rules that accelerate vesting apply to terminations due to death or permanent disability, or a termination in connection with a change in control, and vesting may continue in the case of a qualified retirement (unless otherwise specified in the applicable grant agreement) or following an involuntary termination of employment under some circumstances.

Performance Restricted Stock Units: PRSUs represent 60% of Mr. Luis’s annual long-term incentive grant. Per the terms of the Luis Letter Agreement (see Employment Agreements and Compensatory Arrangements), Mr. Luis’s 2014 PRSU is scheduled to vest in equal one-third increments over three years (however, his future PRSU grants will vest in full after three years, subject to Coach’s performance over

2014 Proxy Statement	37

 COMPENSATION DISCUSSION AND ANALYSIS

three-year performance periods). Although PRSUs were not part of the 2014 annual LTI grant for the other Named Executive Officers, we intend to include them beginning in fiscal 2015, to focus our executives on execution of our long-term strategic plan objectives and to drive stock price growth.

Stock Options: Stock options represent 40% of Mr. Luis’s annual long-term incentive grant and the majority of the annual grant for other NEOs.

Stock option grants have been a critical long-term incentive supporting our growth strategy. We believe stock options focus our executives on execution of our strategic objectives, driving sustained stock price growth. We consider stock options to be performance-based, since they only generate value when our stock price increases above the grant date price. When the stock price does not increase above the grant date price, neither the executive nor the stockholder realizes value. Stock option grants carry a term of ten years, and the awards granted annually to our Named Executive

Officers vest in one-third increments over three years. Since November 3, 2010, the grant (exercise) price of all stock options granted has been the closing price on the date of grant.

Restricted Stock Units: RSUs represent the minority of the total annual long-term incentive grant for our Named Executive Officers, and are not granted to Mr. Luis. These RSUs vest in full on the third anniversary of the grant date.

Fiscal Year 2014 Annual Stock Option, PRSU, and RSU Grants: On August 14 and 15, 2013, the HR Committee made the following long-term incentive grants to our Named Executive Officers, with consideration given to each executive’s performance, the values granted in prior years, the price of Coach stock on the date of grant, and (in the case of stock options) to the estimated Black-Scholes value of the stock option.

Below is a summary of FY14 annual long-term incentive grants.

	FY14 Long-Term Incentive Annual Awards
Named Executive Officer	Stock Options	Target PRSUs	RSUs
Victor Luis	192,578	54,899	0
Lew Frankfort	0	0	0
Jane Nielsen	50,151	0	7,515
Todd Kahn	47,463	0	5,636
Sarah Dunn	47,463	0	5,636

Fiscal Year 2014 PRSU Result: The HR Committee approved the performance measure and the results necessary to earn various levels of payout for the first tranche of Mr. Luis’s PRSU, displayed in the following table. Since Coach’s new long-term strategic plan was not yet developed in early fiscal 2014, the HR Committee determined that Coach, Inc. net sales should be the performance measure for this first tranche, intending that net sales would represent approximately 50% of the combined target dollar value of Mr. Luis’s target annual incentive and PRSU tied to fiscal year 2014 performance. The HR Committee set the performance measures and targets for the second and third tranches of this PRSU award at the start of fiscal year 2015, using Coach’s long-term strategic plan shared with stockholders in June 2014. For those tranches and future PRSU awards, the HR Committee intends not to use the same performance measures for annual incentives and long-term incentives, but to link the PRSUs to the objectives in the long-term strategic plan.

The threshold, target, and maximum performance values for the first tranche of Mr. Luis’s 2014 PRSU were determined knowing the Company was in an environment characterized by strong external competition from emerging accessories brands and heavy promotional internet sales. The target value was aligned with the Company’s annual operating plan, which reflected sales growth of 1% over the prior year. The HR Committee deemed this target to be sufficiently challenging to merit payout of “target” for the first tranche of this PRSU award. Achieving the “target” performance level shown below entitled Mr. Luis to receive his target award for the first tranche; achieving the “maximum” award level shown below entitled him to receive one-third above the target award. If performance is at or below the “threshold” performance level shown below, no shares are earned. As displayed below, our fiscal year 2014 adjusted net sales were between the threshold and target levels, yielding a payout of 71% of target.

38	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

Annual PRSU Award Granted to CEO				Performance Requirements(1) (millions)
Grant Date	Grant Value (rounded)	Shares Granted	Performance Measure	Threshold	Target	Maximum	Result (millions)(1)	Result as a % of Target	Payout as a % of Target	Total Shares earned and vested(2)	Vesting Date
August 15, 2013	$2,880,000	54,899	1st tranche: Determined in August 2013; tied to FY14 Coach, Inc. net sales	$4,101	$5,127	$5,383	$4,815	94%	71%	13,372	August 15, 2014
			2nd tranche: Determined in August 2014; tied to fiscal year 2015 performance	N/A	N/A	N/A	N/A	N/A	N/A	N/A	August 15, 2015
			3rd tranche: Determined in August 2014; tied to fiscal year 2015 and 2016 performance	N/A	N/A	N/A	N/A	N/A	N/A	N/A	August 15, 2016
(1)	Reflects Coach Inc. sales on a constant currency basis; differs from what is reported under GAAP; see APPENDIX A for reconciliation.
(2)	Includes dividend equivalent shares accumulated through the distribution date.

Special Long-Term Incentive Awards: From fiscal year 2010 through 2013, the HR Committee authorized several special multi-year performance and retention awards for senior executives, including Mr. Luis, to secure and retain top executive talent as we began a multi-year CEO succession process, which has now been completed. Mr. Luis received such awards in fiscal year 2010 and 2012 before his appointment as CEO; his awards included a combination of PRSUs, stock options and RSUs. The PRSU awards were designed to drive international sales growth, which reflected Mr. Luis’s role at the time the awards were granted. The performance periods for these PRSUs ended in fiscal year 2014. The target goals for both awards represented aggressive international sales growth objectives, which ultimately were not met, although the results were above the threshold level in both cases.

  The special PRSUs granted to Mr. Luis in fiscal year 2011 were related to fiscal year 2014 international sales; our 2014 international sales were 95% of the target and Mr. Luis will vest in 72% of the target shares in June 2015, subject to his continued employment. Our international sales grew 73% over the performance period.

  The special PRSUs granted to Mr. Luis in fiscal year 2012 were also related to fiscal year 2014 international sales but with a more aggressive target; our 2014 international sales were 85% of the target and Mr. Luis vested in 36% of the target shares vested in August 2014. Our international sales grew 58% over the performance period.

In December 2012 the HR Committee made a grant of special PRSUs to Ms. Dunn designed to motivate and reward her lead role in supporting the Board through the selection of and transition to a new CEO and the related leadership changes. One quarter of the award related to Ms. Dunn’s support for the selection process, which has now been completed. The members of the Board of Directors involved in selecting Mr. Luis as CEO rated her performance as outstanding and Ms. Dunn will vest in 133% of the target shares in December 2015, subject to her continued employment. The remaining three-quarters of the award will be evaluated during fiscal year 2015 and the portion earned will vest in December 2015, subject to Ms. Dunn’s performance and continued employment.

Mr. Luis’s 2013 Appointment Grant of PRSUs was made upon his appointment as CEO-Elect and requires at least 60th percentile TSR performance relative to the companies in the S&P 500 Index over five years, as well as positive absolute TSR performance in the same time frame. In fiscal year 2014, to support retention and performance during what is expected to be a sustained period of transformation and business challenge, the HR Committee authorized special Brand Transformation PRSU and Transformation RSU awards for approximately 50 senior executives, including the Named Executive Officers but excluding Mr. Luis. The Transformation PRSUs have rigorous and challenging relative TSR performance hurdles similar to those used for Mr. Luis’s Appointment Grant.

2014 Proxy Statement	39

 COMPENSATION DISCUSSION AND ANALYSIS

All of the special awards are detailed below:

Victor Luis Special PRSU Awards Granted Prior to Appointment as CEO-Elect (granted in fiscal 2010 and 2012):

Previously Completed Performance Periods

Grant Date	Grant Value (rounded)	Performance Measure	Payout as a % of Target(1)	Vesting Date
August 5, 2010	$400,000	Coach international sales in FY11 (for directly owned businesses)	133%	June 29, 2013
August 4, 2011	400,000	Coach international sales in FY12 (for directly owned businesses)	108%	June 28, 2014
February 6, 2012	1,050,000	Adjusted Coach international sales in FY13	81%	August 15, 2013

FY14 Performance Period

						Result (millions)(2)	Result as a % of Target	Payout as a % of Target	Total Shares earned and vested(3)
			Performance Requirements(1)(2) (millions)
Grant Date	Grant Value (rounded)	Performance Measure	Threshold	Target	Maximum					Vesting Date
August 5, 2010	$800,000	Coach international sales in FY14 (based on fiscal year 2010 Long Range Plan)	$1,480	$1,809	$2,058	$1,717	95%	72%	16,101	June 27, 2015
February 6, 2012	1,050,000	Coach international sales in FY14 (based on fiscal year 2011 Long Range Plan)	1,709	2,136	2,456	1,823	85%	36%	5,528	August 15, 2014
(1)	Actual payout is 0% if performance is at or below threshold, 100% of target for target performance and 133.0% of target for maximum performance with linear interpolation for performance falling between.
(2)	Reflects international sales on a constant currency basis; differs from what is reported under GAAP; see APPENDIX A for reconciliation.
(3)	Includes dividend equivalent shares accumulated through the distribution date.

40	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

Sarah Dunn Special PRSU Award (granted in fiscal 2013):

Completed Portion

Grant Date	Grant Value (rounded)	Performance Measure	Performance Result	Payout as a % of Target(1)	Vesting Date
December 3, 2012	$187,500	Successful support of CEO Selection	Ms. Dunn’s support for the committee responsible for CEO selection was outstanding in its quality and thoroughness earning her the maximum payout.	133%	December 3, 2015

Incomplete Portion

	Grant Value (rounded)		Payout as a % of Target for PRSUs(1)			Payout as a % of Target(1)
Grant Date		Performance Measures	Threshold	Target	Maximum		Vesting Date
December 3, 2012	$562,500	CEO onboarding, leadership transition and retention of key executives	0%	100%	133%	TBD	December 3, 2015
(1)	Actual payout is 0% if performance is at or below threshold, 100% of target for target performance and 133.0% of target for maximum performance with linear interpolation for performance falling between.

Victor Luis Appointment Grant and Other Brand Transformation Awards (granted in fiscal 2013 and 2014):

		PRSU Grant Value	Performance Measures	Payout as a % of Target for PRSUs(1)(2)			End of Performance Period		RSU Grant Value

NEO	Grant Date			Threshold	Target	Maximum		Vesting Date(3)
Victor Luis	March 4, 2013	$25,000,000	TSR percentile ranking relative to companies in S&P 500	25%	50%	100%	March 4, 2018	March 4, 2018	N/A
Jane Nielsen	August 14, 2013	333,333		50%	100%	133%	July 2, 2016	August 14, 2016	$166,667
Todd Kahn	August 14, 2013	666,666		50%	100%	133%	July 2, 2016	August 14, 2016	333,333
Sarah Dunn	August 14, 2013	333,333		50%	100%	133%	July 2, 2016	August 14, 2016	166,667
Relative TSR Percentile Ranking Requirement to Achive Payout:				60th	65th	75th
(1)	No shares will be earned if Coach’s absolute TSR is negative during respective period and/or if relative TSR is below threshold. Maximum payout will be earned for maximum performance; there is linear interpolation for performance falling between.
(2)	Although the projected payout cannot be determined at this time, our relative TSR at the end of fiscal 2014 was below threshold.
(3)	Mr. Luis’s award provides opportunity to vest 20% on third anniversary of grant date, and 20% on 4th anniversary of grant date.

2014 Proxy Statement	41

 COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation and Benefit Elements

Benefits and Executive Perquisites

Named Executive Officers participate in most of the same health and welfare benefit programs as all of our full time employees in the United States. Executive disability and life insurance programs are provided to our Named Executive Officers and other key executives titled Vice President or higher, for whom benefit limits within our broad-based plans would result in non-competitive coverage. This same group, including some of our Named Executive Officers, also receives a cash transportation allowance capped at $48,000 per year. Also, all employees, including our Named Executive Officers, are eligible to participate in the Coach Matching Gift Program, under which the Coach Foundation matches eligible employee donations (up to a maximum of $25,000 per employee, per fiscal year) to qualified charitable organizations. None of these allowances or perquisites is included in the base compensation on which annual incentives and retirement plan contributions are calculated. Employees pay all required taxes on the value of these benefits.

Named Executive Officers and other key executives titled Vice President or higher may also be eligible for relocation payments and reimbursements under the Company’s Relocation Policy for Vice Presidents and above.

The Company’s retirement plan consists of a qualified 401(k) and profit sharing plan (the “Savings and Profit Sharing Plan”) and a non-qualified defined contribution plan (the “Supplemental Retirement Plan”) for all highly-compensated employees, including our Named Executive Officers, who are affected by the various IRS limits on contributions to qualified retirement plans. Contributions, earnings and account balances in the Supplemental Retirement Plan are detailed in the Non-Qualified Deferred Compensation table. We also offer a qualified employee stock purchase plan to all US-based employees who work more than 20 hours per week, including our Named Executive Officers.

Employees, including our Named Executive Officers, may elect to participate in the Savings and Profit Sharing Plan after completing one month of service. For employees defined as “highly compensated” under the Code, Coach matches 50% of employee contributions up to 6% of compensation contributed. Matching contributions vest at a rate of 20% per year, starting on the first anniversary of the employee’s hire date. For non-highly compensated employees, Coach matches 100% of employee contributions up to 3% of compensation contributed and 50% of the next 2% of compensation contributed. These matching contributions are immediately fully vested. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the third anniversary of the employee’s date of hire with Coach.

For employees defined as “highly compensated” under the Code, including our Named Executive Officers, whose matching contributions and/or discretionary profit sharing contributions in the Savings and Profit Sharing Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Supplemental Retirement Plan. Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code for the Savings and Profit Sharing Plan. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings and Profit Sharing Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings and Profit Sharing Plan and 3% of such employee’s eligible compensation for the applicable year. In the case of profit sharing contributions, Coach will contribute into the Supplemental Retirement Plan the difference between the amount contributed by Coach to the employee under the Savings and Profit Sharing Plan and the percentage shown below under 2014 Retirement Plan Contributions (there was no contribution for fiscal year 2014) of such employee’s eligible compensation for the applicable year. Because our employees lost their eligibility to participate in the Sara Lee Corporation pension plan after our 2001 spin-off from Sara Lee Corporation, employees with at least 10 years of service at Coach as of July 1, 2001, including Mr. Frankfort but no other Named Executive Officers, received double their profit sharing contribution percentage if they had reached age 35 by that date, or triple their percentage if they had reached age 40 by that date. The maximum eligible earnings that can be used to determine matching and profit sharing contributions to the Supplemental Retirement Plan was set at $2 million, except that executives whose fiscal year 2008 benefits under this program exceeded the new limit are grandfathered at their fiscal year 2008 eligible earnings levels.

2014 Retirement Plan Contributions: During fiscal year 2014, contributions were made to our Savings and Profit Sharing Plan and Supplemental Retirement Plan for each Named Executive Officer consistent with those plans’ rules, which apply to all employees eligible for those plans. The contribution to the Profit Sharing Plan for fiscal year 2014 was set by the HR Committee at 0% of eligible compensation, considering Coach’s financial performance during the year, and none of the Named Executive Officers or other participants received a profit sharing contribution. All retirement plan amounts are included in the “All Other Compensation” column of the Summary Compensation Table and in the related footnote.

42	2014 Proxy Statement

Compensation Decision Making Process

Roles and Responsibilities

The HR Committee has overall responsibility for executive compensation at Coach, including the approval and oversight of compensation and benefit program administration for Coach’s Named Executive Officers, as well as all other senior executives at Coach. The HR Committee reviews and approves Coach’s annual and long-term incentive compensation programs, including performance goals (as well as significant changes in the design of employee benefits programs). In fiscal year 2014, as it has since fiscal year 2010, the HR Committee retained the independent firm of Semler Brossy to provide advice and recommendations on the amount and form of executive compensation. In the conduct of its work, Semler Brossy considers Coach’s short and long term strategy, the history and background of our Named Executive Officers, and other factors it deems relevant. Semler Brossy reports to and takes direction from the HR Committee and management provides information and input to Semler Brossy at the HR Committee’s direction. Semler Brossy did not provide additional services to Coach and its affiliates. The HR Committee, after taking into consideration all factors relevant to such independence, including, but not limited to factors specified in NYSE listing standards and Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, confirmed that Semler Brossy is independent and determined that no conflicts of interest exist between Semler Brossy and Coach.

During fiscal year 2014, Semler Brossy advised the HR Committee on various compensation subjects, including the compensation actions described in the section Fiscal Year 2014 Compensation above. They advised the HR Committee on all elements of the compensation arrangement for Mr. Luis upon his appointment as Chief Executive Officer and also provided information on executive compensation levels and practices among our peer group which the HR Committee used in its decision making on changes to compensation levels and the annual and long-term incentive programs for fiscal year 2015 described in the section Fiscal Year 2015 Compensation below.

The Chief Executive Officer and Global Human Resources Officer work with the HR Committee’s Chair to set meeting agendas, and the Global Human Resources Officer prepares information for each HR Committee meeting. Those executives, as well as the Executive Chairman,

Global Corporate Affairs Officer and General Counsel, and Senior Vice President of Compensation and Benefits, typically attend HR Committee meetings to present information on Coach and the competitive environment for talent, discuss compensation and benefits policies and provide technical advice. The Chief Executive Officer is responsible for reviewing the performance of the Operating Group members, including the Named Executive Officers (other than himself), and recommending changes in their compensation to the HR Committee for approval. The HR Committee determines and approves changes in the Chief Executive Officer’s compensation based on its own review of his performance and other factors in its discretion. Management provides the HR Committee with exhibits detailing all elements of compensation over a period of years, as well as detailed termination payment charts for its use in evaluating the appropriateness of executive compensation. Actual pay earned by our Named Executive Officers in prior years from annual incentives and long-term incentive compensation is reviewed but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions.

Decisions to change a Named Executive Officer’s base salary, annual incentive opportunity and/or long-term incentive award are based on various factors, including the judgment of our Chief Executive Officer and the HR Committee. We consider the responsibilities of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, labor market conditions and peer company compensation levels. Salary increases, annual incentive opportunity and/or long-term incentive award changes are considered annually and upon significant role changes, and are based on both financial and non-financial results achieved by Coach and the Named Executive Officer during the preceding fiscal year. All changes are subject to HR Committee approval.

2014 Proxy Statement	43

 COMPENSATION DISCUSSION AND ANALYSIS

Peer Group and Competitive Assessment of Compensation

Compensation at a defined peer group of companies is one element considered by the HR Committee and management in setting executive compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. In fiscal year 2014, the HR Committee asked Semler Brossy to review our peer group relative to Coach’s size, structure and business strategy, and to recommend changes for the HR Committee’s consideration. As a result of that review, a revised peer group was approved in May 2014 and has been used since then for monitoring peer company compensation programs and levels. Jones Apparel Group was removed due its ownership change, Fifth & Pacific became Kate Spade, and J. Crew was added since its industry, strategy and financials are comparable to Coach’s. The revised peer group includes the following companies:

Company Name	Sub-Industry (as defined by GICS codes)	Revenue(1)	Market Valuation(2)
The Gap, Inc.	Apparel Retail	$16,148	$17,546
V.F. Corporation	Apparel, Accessories & Luxury Goods	11,420	27,449
L Brands, Inc.	Apparel Retail	10,773	17,954
The Estée Lauder Companies Inc.	Personal Products	10,182	18,018
Ralph Lauren Corporation	Apparel, Accessories & Luxury Goods	7,450	10,675
PVH Corp.	Apparel, Accessories & Luxury Goods	8,186	11,102
Abercrombie & Fitch Co.	Apparel Retail	4,117	2,514
Williams-Sonoma, Inc.	Home Furnishing Retail	4,388	5,496
Tiffany & Co.	Specialty Stores	4,301	11,880
American Eagle Outfitters, Inc.	Apparel Retail	3,306	2,776
Fossil Group, Inc.	Apparel, Accessories & Luxury Goods	3,260	6,621
Urban Outfitters, Inc.	Apparel Retail	3,087	5,465
Guess?, Inc.	Apparel Retail	2,570	2,637
J. Crew Group, Inc.	Apparel Retail	2,428	N/A
Michael Kors Holdings Limited	Apparel, Accessories & Luxury Goods	3,311	16,553
Kate Spade	Apparel, Accessories & Luxury Goods	1,265	3,936
lululemon athletica inc.	Apparel, Accessories & Luxury Goods	1,591	6,802
Coach, Inc.	Apparel, Accessories & Luxury Goods	4,806	15,742
Percentile Rank		66th	72nd
(1)	As reported in the Form 10-K for the most recent fiscal year (in millions).
(2)	As of December 31, 2013 (in millions).

Additional Information

Clawback Policy: Adjustment or Recovery of Awards

Coach has a policy concerning the recovery of incentive compensation. This policy applies to any performance-based annual or long-term incentives awarded to our Named Executive Officers as well as other key executives.

Under the policy, in the event of a material restatement of Coach’s financial results, the HR Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount paid of an annual incentive award or the shares vesting of a performance-based long-term incentive award would have been less had the financial statements been correct, the HR Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.

In addition, all of our long-term incentive award agreements include a repayment provision in the event an award holder is terminated for cause (as defined in those agreements) or violates various non-compete or non-solicitation provisions in those agreements.

44	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership and Insider Trading Policies

We believe that our Named Executive Officers should have a meaningful ownership stake in Coach. Under our Stock Ownership Policy each executive is expected to accumulate the lower of a fixed number of Coach shares (ranging from 20,000 to 250,000) and Coach shares valued at one to five times his or her annual salary, with ownership targets increasing with the level of responsibility.

  The expected ownership is the lower of 250,000 shares or five times base salary for our CEO (Mr. Frankfort as of the last measurement date and Mr. Luis as of the end of fiscal year 2014);

  The lower of 100,000 shares or three times base salary for Mr. Luis as of the last measurement date; and

  The lower of 50,000 shares or two times base salary for Mr. Kahn, Ms. Dunn and Ms. Nielsen.

We expect the required level of ownership to be reached by the date five years after a Named Executive Officer is appointed to his or her position. Ownership includes shares owned, shares held in Coach’s Savings and Profit Sharing Plan and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. We evaluate compliance with this policy annually. As of the last measurement date (December 31, 2013), Messrs. Frankfort and Kahn were in compliance with the policy, Mr. Luis had until July 2015 to acquire the requisite shares, and Mses. Nielsen and Dunn had until September 2016 to acquire the requisite shares.

Upon his appointment as CEO, Mr. Luis’s ownership requirement increased to the lower of 250,000 shares and five times his base salary, and he will have until January 2019 to acquire the incremental shares. If an executive fails to comply with the policy in the required timeframe he/she may only sell 50% of the after-tax shares received from stock option exercises or the vesting of RSUs and PRSUs.

Coach employees are prohibited from trading in Coach shares during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Coach employees are also prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Coach stock.

Executive Employment Contracts

The Board and the HR Committee entered into a fixed-term, renewable employment contract with Mr. Frankfort in June 2003, which was later amended and extended. In February 2013, the Board and the HR Committee entered into a letter agreement with Mr. Luis. The terms of these agreements are described in more detail under the section Employment Agreements and Compensatory Arrangements. Each agreement details severance payments to be made in the event of various termination situations and includes protections for Coach in the form of non-competition and non-solicitation provisions, stock compensation claw-backs and the requirement that the Named Executive Officer sign a release to receive the severance. In May 2012, the HR Committee amended all employment agreements to remove 280G tax gross up benefits. An estimate of the severance payments that would have been due in the event of termination at the end of fiscal year 2014 is displayed in the section below titled Potential Payments Upon Termination or Change in Control.

Impact of Accounting and Tax Treatment

Section 162(m) of the Code limits the tax deductibility of certain compensation paid to our CEO and each of the three other highest-paid Named Executive Officers, other than the CFO. This provision disallows the deductibility of certain compensation to our Named Executive Officers in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our Named Executive Officers that is tax deductible to Coach under Section 162(m) of the Code; however, we reserve the right to pay compensation that is not deductible pursuant to Section 162(m) of the Code if we deem it appropriate and in the best interest of Coach and its stockholders. Stock options, PRSUs and annual bonuses under our Annual Incentive Plan granted to our Named Executive Officers are generally intended to qualify as performance-based compensation under Section 162(m) of the Code; service-based RSUs and guaranteed bonuses granted to them are not intended to so qualify.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the

2014 Proxy Statement	45

 COMPENSATION DISCUSSION AND ANALYSIS

recipient of deferred compensation that does not comply with Section 409A. The HR Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The HR Committee takes into account the potential implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G. In fiscal year 2012, the HR Committee amended existing Employment Agreements to remove the provision that provided a tax gross up to the extent the 20% excise tax under Section 280G was ever triggered.

Fiscal Year 2015 Compensation

During fiscal year 2014, the HR Committee worked with management and Semler Brossy to establish a go-forward executive compensation program that reflects the business environment and Coach’s new long-term strategic plan, and responds to past stockholder and investor group feedback on our programs. Attracting, retaining and motivating a high quality executive team is critically important to our ability to execute on this new plan. The HR Committee approved the following changes to the Company’s compensation for Named Executive Officers in early fiscal year 2015. We are including this information in our 2014 CD&A to help stockholders understand what to expect in fiscal year 2015:

  Following a review of competitive pay levels in our peer group and as part of its routine annual assessment of executive performance, the HR Committee approved a 13% salary increase for Ms. Nielsen, and salary increases for other NEOs including Mr. Luis ranging from 3-4% in line with the Company’s budget for salary increases for all US-based employees. Following the same review, the HR Committee increased Mr. Luis’s fiscal year 2015 target annual incentive opportunity to 160% of salary from 150%.

  Effective July 1, 2014, the HR Committee reduced Mr. Frankfort’s annual base salary to $500,000 and eliminated his eligibility for annual incentive and long-term incentive awards, reflecting the transition of Mr. Frankfort’s role as Executive Chairman to a part-time basis.

  We have redesigned our Annual Incentive Plan to effectively drive achievement of our long-term strategic plan. For fiscal 2015, 20% of each NEO’s target award (other than for Mr. Luis) will be tied to operational performance measures critical to progress on brand transformation, such as achievement of expense reduction targets and retention of key talent. Each NEO can only earn an annual incentive payout for these operational measures if the Company achieves the threshold level of operating income set by the HR Committee. The remaining 80% of each NEO’s target annual incentive will again be tied to our annual net sales, operating income and diluted

EPS results versus the targets in our annual operating plan. In addition, to better align with market practice and increase motivation to exceed our challenging goals, the HR Committee increased the maximum annual incentive payout to 200% of target from 133% of target, and increased the payout at threshold performance to 30% of target from 0%. The higher maximum payout will require a higher level of incremental performance above target than has been required in the past. The HR Committee intends these changes to set a clear, challenging performance standard, and provide appropriate upside opportunity and downside risk mitigation when performance exceeds (or falls below) the targets it sets.

  Effective for fiscal year 2015 grants, we have increased the performance weighting in our Long-term Incentive Plan and ended the use of annual performance periods with overlapping measures. The HR Committee made these changes to effectively drive achievement of our long-term strategic plan and in response to stockholder feedback. Mr. Luis’s annual award will continue to be 100% performance-based, with 60% in PRSUs and 40% in stock options; the other Named Executive Officers’ annual LTI awards will be two-thirds performance-based, with one-third in the form of PRSUs, one-third in stock options, and one-third in time-vesting RSUs. The PRSUs will have a three-year performance and vesting period, with performance measures tied to key objectives in our long-term strategic plan, such as international sales growth, North America store productivity improvement, and renovations of our global retail store fleet. The options will continue to vest ratably over three years and the RSUs will vest in full on the third anniversary of the grant date. And going forward, as previously indicated, Mr. Luis’s PRSUs will have the same three-year performance and vesting period as the other NEOs. The FY15-17 PRSU performance measures are wholly separate from those used in our Annual Incentive Plan. The HR Committee authorized LTI grants with these revised award mix, structure and performance measures in August 2014.

46	2014 Proxy Statement

 COMPENSATION DISCUSSION AND ANALYSIS

The following charts depict the relationship between the primary elements of Coach’s target annual total direct compensation mix for fiscal year 2015 for each Named Executive Officer.

Fiscal Year 2015 Target Annual Total Direct Compensation Mix

Chief Executive Officer	Average of Other NEOs(1)

Salary	Target Annual Incentive	Stock Awards: RSUs	Stock Awards: PRSUs	Option Awards

(1)	Includes continuing Named Executive Officers: Mr. Kahn and Mses. Nielsen and Dunn.

2014 Proxy Statement	47

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board of Directors of Coach, Inc. (the “Human Resources Committee”) reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on our reviews and discussion with management, the Human Resources Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2014 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K.

Human Resources Committee

Susan Kropf, Chair
David Denton*
Gary Loveman
Ivan Menezes
Michael Murphy
William Nuti*
Stephanie Tilenius
Jide Zeitlin

*	Joined the Human Resources Committee effective May 9, 2014

48	2014 Proxy Statement

COMPENSATION RISK ASSESSMENT

Management periodically reviews and shares with the HR Committee our compensation policies and practices and evaluates the degree to which they may motivate any employee, including our Named Executive Officers, to take on inappropriate or excessive risk. We believe that our various compensation programs are aligned to our strategy and objectives, and that they encourage prudent risk-taking to drive performance. As a result of its review and evaluation of our fiscal year 2014 compensation programs, the HR Committee determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Coach.

Factors evaluated by management and the HR Committee include the overall mix of pay between base salary, annual and long-term incentives, the performance metrics used in each program, the range of performance required to earn a payout under each program, and incentive plan components such as maximum payouts, vesting, stock ownership requirements and clawbacks.

Some of the key factors supporting the HR Committee’s conclusion that our programs do not drive inappropriate or excessive risk include capped payouts on all of our incentive plans, use of multiple, counter-balancing financial performance criteria in our Annual Incentive Plan and Long-Term Incentive Plan, executive and Outside Director stock ownership and anti-hedging policies, sufficient weight on each component of pay, multiple year vesting and a variety of performance metrics on PRSUs, and an incentive compensation clawback policy.

When the HR Committee and management are developing new or modified compensation programs and selecting performance measures for annual and long-term incentives risk taking is considered and affects decisions accordingly. As an example, Mr. Frankfort must retain 50% of the after-tax vested special PRSU shares earned on his special retention award until two years following their final vest date. Similarly, Mr. Luis must retain 50% of the after-tax vested PRSU shares earned in relation to his special Appointment Award for two years after the vesting dates.

2014 Proxy Statement	49

EXECUTIVE COMPENSATION

Summary Compensation Table

Name & Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Victor Luis	2014	1,175,000	0	2,880,002	1,920,340	610,805	92,966	6,679,113
Chief Executive Officer*	2013	976,410	0	14,286,018	1,344,268	1,064,018	181,062	17,851,776
Lew Frankfort	2014	1,500,000	0	0	0	974,689	144,386	2,619,075
Executive Chairman and Former Chief	2013	1,500,000	0	2,549,991	4,390,932	2,335,125	348,763	11,124,811
Executive Officer	2012	1,500,000	0	2,549,968	4,082,738	3,672,750	470,549	12,276,005
Jane Nielsen	2014	575,000	0	743,901	500,093	149,452	79,957	2,048,403
Chief Financial Officer	2013	575,000	760,000	400,012	501,594	358,052	136,822	2,731,480
	2012	479,167	700,000	2,100,016	474,631	469,296	51,353	4,274,463
Todd Kahn	2014	675,000	0	987,760	475,084	175,444	88,492	2,401,780
Global Corporate Affairs Officer, General Counsel and Secretary*
Sarah Dunn	2014	505,000	0	643,882	475,084	118,132	88,980	1,831,078
Global Human Resources Officer*
Jerry Stritzke	2014	159,430	0	0	0	0	22,631	182,061
Former President and Chief	2013	935,000	0	1,066,649	1,344,268	873,337	170,715	4,389,969
Operating Officer(7)	2012	929,167	0	1,066,642	1,249,907	1,365,039	188,962	4,799,717
*	Mr. Luis first became a Named Executive Officer in 2013; Mr. Kahn and Ms. Dunn in 2014.
(1)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in fiscal years 2014, 2013 and 2012.
(2)	Bonus amounts reflect portions of sign-on bonuses paid to Ms. Nielsen in fiscal years 2013 and 2012 per the terms of her initial appointment.
(3)	Reflects the aggregate grant date fair value of all restricted stock unit awards with respect to fiscal years 2014, 2013 and 2012. For Mr. Luis, the stock award column includes an annual PRSU for 2014 and an annual RSU award and his Appointment Grant PRSU award for 2013. The Appointment Grant PRSU award has a grant date fair value of $13,686,000 determined using a Monte Carlo simulation model (that determines the probability that the performance targets will be achieved) with the following assumptions: Expected volatility of 40.19%, risk-free interest rate of 0.76%, and dividend yield of 0.00%. Based on structure of the PRSU award granted to Mr. Luis in fiscal year 2013, there is no additional payment for the maximum achievement level. At the maximum achievement level, the total grant date fair value of Mr. Luis’s fiscal year 2014 award would be $3,830,402. For each of Messrs. Frankfort and Stritzke, the stock award column includes an annual RSU award and a PRSU award with a grant date fair value assuming “target” achievement level. At the maximum achievement level, the total grant date fair value of the fiscal year 2011 awards would be $3,127,489 for Mr. Frankfort and $5,182,646 for Mr. Stritzke. At the maximum achievement level, the total grant date fair value of the fiscal year 2012 awards would be $3,127,455 for Mr. Frankfort and $1,220,632 for Mr. Stritzke. At the maximum achievement level, the total grant date fair value of the fiscal year 2013 awards would be $3,127,479 for Mr. Frankfort and $1,220,638 for Mr. Stritzke. Messrs. Frankfort and Stritzke did not receive stock awards in fiscal year 2014 and do not have any PRSU awards outstanding from prior years. For all other Named Executive Officers who received restricted stock unit awards in fiscal year 2014, the stock award column includes an annual RSU award, a special Brand Transformation RSU award and a special Brand Transformation PRSU award with a grant date fair value assuming “target” achievement level. The special PRSUs have a grant date fair value of $177,215 for Ms. Nielsen, $354,429 for Mr. Kahn and $177,215 for Ms. Dunn. At the maximum achievement level, the total value of the fiscal year 2014 awards would be $443,324 for Mses. Nielsen and Dunn and $886,648 for Mr. Kahn. These were determined using a Monte Carlo simulation model (that determines the probability that the performance targets will be achieved) with the following assumptions: Expected volatility of 32.61% and 36.81%, risk free interest rate of 0.63%, and dividend yield of 0.00%.
(4)	Reflects the aggregate grant date fair value of all stock options with respect to fiscal years 2014, 2013 and 2012. The weighted-average assumptions used in calculating the grant date fair value of option awards are shown below and in note 5 to the financial statements of our Form 10-K for fiscal year 2014:

	FISCAL YEAR ENDED
	FY14	FY13	FY12
Expected Term (years)	3.12	3.10	3.10
Expected Volatility	32.49%	39.54%	39.40%
Risk-free Interest Rate	0.75%	0.45%	0.59%
Dividend Yield	2.58%	2.17%	1.45%
(5)	Amounts in this column reflect compensation earned under the Annual Incentive Plan for fiscal years 2014, 2013 and 2012. The Plan and the amounts for fiscal year 2014 are described in detail in the “Annual Incentive Plan” section of “Fiscal Year 2014 Compensation” of the Compensation Discussion and Analysis. The Plan and the amounts for fiscal years 2013 and 2012 are described in the similar sections in our 2013 and 2012 Proxy statements.

50	2014 Proxy Statement

 EXECUTIVE COMPENSATION

(6)	“All Other Compensation” includes transportation benefits, company contributions to our Savings & Profit Sharing Plan and Supplemental Retirement Plan, Company matching contributions under the Company’s Matching Gift program and life insurance and disability insurance premiums, the values of which are set forth in the table below for fiscal years 2014, 2013 and 2012.

Name & Principal Position	Year	Transportation Benefit(a) ($)	Company Contributions to Qualified Defined Contribution Plans ($)	Company Contributions to Non- Qualified Defined Contribution Plans ($)	Life Insurance Premiums ($)	Other ($)(b)
Victor Luis	2014	0	5,208	54,792	4,451	28,515
Chief Executive Officer	2013	30,000	12,500	87,500	3,730	47,332
Lew Frankfort	2014	0	7,650	93,685	41,290	1,761
Executive Chairman and	2013	0	22,500	281,505	37,545	7,213
Former Chief Executive Officer	2012	0	29,400	375,940	33,649	31,560
Jane Nielsen	2014	43,338	3,450	24,542	3,568	5,059
Chief Financial Officer	2013	43,338	7,625	54,333	3,278	28,248
	2012	36,115	3,400	0	2,915	8,923
Todd Kahn	2014	48,000	7,650	22,854	3,636	6,352
Global Corporate Affairs Officer,
General Counsel and Secretary
Sarah Dunn	2014	39,522	7,650	15,948	4,709	21,151
Global Human Resources Officer
Jerry Stritzke	2014	8,000	2,150	0	7,805	4,676
Former President and	2013	48,000	12,500	87,500	7,039	15,676
Chief Operating Officer(7)	2012	48,000	14,700	105,300	6,124	14,838
(a)	For Mses. Nielsen and Dunn and Messrs. Kahn and Stritzke, reflects a cash transportation allowance, the taxes on which are paid by the Named Executive Officer. For Mr. Luis, in fiscal year 2013, reflects car allowance through February 2013 at which point his car allowance was discontinued.
(b)	Reflects disability insurance premiums for all Named Executive Officers and Company matching contributions under the Company’s Matching Gift program for Messrs. Luis and Kahn and Ms. Dunn. In fiscal year 2014 the Company matched $12,000 for Mr. Luis, $2,000 for Mr. Kahn and $16,350 for Ms. Dunn under this program. For Mr. Luis, this column also includes payments made by Coach on his behalf in fiscal years 2014 and 2013 related to his expatriate assignment in Japan as President of Coach Japan Inc. from 2006 through 2010. In fiscal year 2014, this amount includes $12,013 in tax preparation fees and in fiscal year 2013, $15,034 in tax preparation fees and $2,796 in foreign tax payments. Such tax payments are part of Coach’s expatriate policy for all similarly situated employees; payments such as these will continue until Mr. Luis no longer has liability for Japanese income taxes. In addition, for Mr. Luis, this column includes $25,000 in reimbursement for legal fees and expenses incurred in fiscal year 2013 in connection with the negotiation of the Luis Letter Agreement, pursuant to that agreement.
(7)	Mr. Stritzke left the company in September 2013.

2014 Proxy Statement	51

 EXECUTIVE COMPENSATION

Grants of Plan-based Awards

Fiscal Year 2014

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)(3)	Closing Market Price on Grant Date ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name & Principal Position	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Victor Luis	Annual incentive		0	1,762,500	2,350,000
Chief Executive	Annual stock option grant	8/14/2013								192,578	53.23	53.23	1,920,340
Officer	Annual Performance RSU grant	8/15/2013				0	54,899	73,016				52.46	2,880,002
Lew Frankfort	Annual incentive		0	2,812,500	3,750,000
Executive Chairman
and Former Chief
Executive Officer
Jane Nielsen	Annual incentive		0	431,250	575,000
Chief Financial	Annual stock option grant	8/14/2013								50,151	53.23	53.23	500,093
Officer	Annual RSU grant	8/14/2013							7,515			53.23	400,023
	Special RSU grant	8/14/2013							3,131			53.23	166,663
	Special Performance RSU grant	8/14/2013				3,131	6,262	8,328				53.23	177,215
Todd Kahn	Annual incentive		0	506,250	675,000
Global Corporate	Annual stock option grant	8/14/2013								47,643	53.23	53.23	475,084
Affairs Officer,	Annual RSU grant	8/14/2013							5,636			53.23	300,004
General Counsel	Special RSU grant	8/14/2013							6,262			53.23	333,326
and Secretary	Special Performance RSU grant	8/14/2013				6,262	12,524	16,657				53.23	354,429
Sarah Dunn	Annual incentive		0	340,875	454,500
Global Human	Annual stock option grant	8/14/2013								47,643	53.23	53.23	475,084
Resources Officer	Annual RSU grant	8/14/2013							5,636			53.23	300,004
	Special RSU grant	8/14/2013							3,131			53.23	166,663
	Special Performance RSU grant	8/14/2013				3,131	6,262	8,328				53.23	177,215
Jerry Stritzke
Former President
and Chief Operating
Officer(5)
(1)	These columns represent the range of possible cash payouts for the fiscal year 2014 associated with established levels of performance under the Annual Incentive Plan. Payout is for performance above the threshold minimum. Amounts actually earned are displayed in the Summary Compensation Table.
(2)	These columns represent the range of possible share payouts associated with pre-established levels of performance for the PRSU grants made to Messrs. Luis and Kahn and Mses. Nielsen and Dunn in fiscal year 2014. Performance criteria for the first tranche of Mr. Luis’s award was satisfied at the conclusion of fiscal year 2014. These awards are described in the “Long-Term Incentives” section of “Fiscal Year 2014 Compensation” of the Compensation Discussion and Analysis.
(3)	The exercise price for stock option grants is the closing stock price on the date of grant.
(4)	The amounts reported represent the grant date fair value of all stock and option awards granted to Named Executive Officers in fiscal year 2014. For RSU awards, grant date fair value is calculated using the closing price of Coach common stock on the grant date, for stock options, grant date fair value is calculated using the Black-Scholes value as of the grant date. For the annual PRSU award made to Mr. Luis, the grant date fair value is determined using the closing price of Coach common stock on the date of grant. For the special PRSU award made to Mses. Nielsen and Dunn and Mr. Kahn, the grant date fair value is determined using a Monte Carlo simulation. The weighted average assumptions used in calculating the grant date fair value of these awards are described in a footnote to the Summary Compensation Table.
(5)	Mr. Stritzke left the company in September 2013. He was not eligible for, and did not receive any annual incentive payments or equity awards in fiscal year 2014.

52	2014 Proxy Statement

 EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end 2014

	Option Awards							Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Grant Date	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(a)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(b)
Victor Luis	5,218	(1)	0		8/4/2010	38.41	8/4/2020
Chief Executive	30,820		61,621	(2)	8/5/2010	38.75	8/5/2020
Officer	34,011	(1)	68,019	(1)	8/15/2012	55.65	8/15/2022
	0		192,578	(1)	8/14/2013	53.23	8/14/2023
								11,136	(c)	8/5/2010	383,858
								15,944	(d)	8/5/2010	549,590
								4,562	(e)	8/3/2011	157,252
								5,133	(f)	8/3/2011	176,935
								5,474	(g)	2/6/2012	188,689
								7,494	(e)	8/15/2012	258,318
										3/4/2013		130,797	(h)	4,508,573
								13,242	(i)	8/15/2013	456,442	37,300		1,285,706
Lew Frankfort	420,000	(1)	0		8/10/2005	34.84	8/10/2015
Executive	532,717	(3)	0		8/22/2005	32.37	8/22/2015
Chairman and	490,000	(1)	0		8/9/2006	29.85	8/9/2016
Former Chief	330,000	(1)	0		8/9/2007	45.13	8/9/2017
Executive Officer	174,999	(1)	0		8/5/2008	26.21	8/5/2018
	457,367	(1)	0		8/5/2009	29.37	8/5/2019
	391,597	(1)	0		8/4/2010	38.41	8/4/2020
	177,163	(1)	88,581	(1)	8/3/2011	61.92	8/3/2021
	111,091	(1)	222,181	(1)	8/15/2012	55.65	8/15/2022
								13,687	(f)	8/3/2011	471,791
								14,988	(f)	8/15/2012	516,636
Jane Nielsen	21,710	(1)	10,854	(1)	9/6/2011	53.13	9/6/2021
Chief Financial	12,691	(1)	25,380	(1)	8/15/2012	55.65	8/15/2022
Officer	0		50,151	(1)	8/14/2013	53.23	8/14/2023
								7,942	(f)	9/6/2011	273,761
								33,750	(j)	9/6/2011	1,163,363
								7,494	(f)	8/15/2012	258,318
								7,659	(f)	8/14/2013	264,006
								3,191	(k)	8/14/2013	109,994
										8/14/2013		3,191	(l)	109,994
Todd Kahn	16,544	(1)	0		8/5/2009	29.37	8/5/2019
Global Corporate	28,331	(1)	0		8/4/2010	38.41	8/4/2020
Affairs Officer,	19,227	(1)	9,612	(1)	8/3/2011	61.92	8/3/2021
General Counsel	12,056	(1)	24,111	(1)	8/15/2012	55.65	8/15/2022
and Secretary	0		47,643	(1)	8/14/2013	53.23	8/14/2023
								5,133	(f)	8/3/2011	176,935
								5,621	(f)	8/15/2012	193,756
								5,744	(f)	8/14/2013	197,996
								6,382	(k)	8/14/2013	219,988
										8/14/2013		6,382	(l)	219,988
Sarah Dunn	19,227	(1)	9,612	(1)	8/3/2011	61.92	8/3/2021
Global Human	12,056	(1)	24,111	(1)	8/15/2012	55.65	8/15/2022
Resources	0		47,643	(1)	8/14/2013	53.23	8/14/2023
Officer								5,133	(f)	8/3/2011	176,935
								5,621	(f)	8/15/2012	193,756
										12/3/2012		17,773	(m)	612,635
								5,744	(f)	8/14/2013	197,996
								3,191	(k)	8/14/2013	109,994
										8/14/2013		3,191	(l)	109,994

2014 Proxy Statement	53

 EXECUTIVE COMPENSATION

	Option Awards					Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Grant Date	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(b)
Jerry Stritzke
Former President
and Chief	—	—	—	—	—	—	—	—	—	—
Operating
Officer(4)
(1)	Annual Grant: Vests 33.3% each year beginning 1 year from date of grant.
(2)	Special Grant Vested 33.3% on 6/29/2013, 33.3% on 6/28/2014 and vests 33.3% on 6/27/2015.
(3)	Special Grant: Vested 25% on 8/22/2009, 25% on 8/22/2010 and 50% on 8/22/2011.
(4)	Upon his termination in September 2013, Mr. Stritzke forfeited a total of 232,878 unvested stock options and 94,772 unvested stock awards. As of June 28, 2014, he did not have any outstanding equity awards.
(a)	Represents the number of shares that may be earned subject to expected performance conditions at the end of each performance period.
Please see “Long-Term Incentive Plan” section of “Fiscal Year 2014 Compensation” of the Compensation Discussion and Analysis for details.
(b)	The market value of stock awards is based on the closing price per share of Coach’s stock on June 27th, 2014. ($34.47).
(c)	Special RSU grant: vested 33.3% on 6/29/2013, 33.3% on 6/28/14 and vests 33.3% on 6/27/2015.
(d)	Special PRSU grant: vests 100% on 6/27/2015. As of 6/28/2014, performance period has been completed and a total of 15,944 shares are expected to vest.
(e)	Annual Equity Choice RSU grant: vests 33.3% each year beginning 1 year from date of grant.
(f)	Annual RSU grant: vests 100% three years from date of grant.
(g)	Special PRSU grant: vests 100% on 8/13/2014. As of 6/28/2014, performance period has been completed and a total of 5,474 shares are expected to vest.
(h)	Appointment PRSU grant: vests up to 20% on 3/4/2016, up to 20% on 3/4/2017 and the remainder on 3/4/2018.
(i)	Annual PRSU grant: vests 33.3% on 8/15/2014, 33.3% on 8/15/2015 and 33.3% on 8/15/2016.
As of 6/28/2014, performance period for the first tranche has been completed and 13,242 shares are expected to vest. Performance period for second and third tranches have not been completed.
(j)	Special RSU grant: vests 30% on 9/6/2014, 50% on 9/6/2015 and 20% on 9/6/2016.
(k)	Special Transformation RSU grant: vests 100% three years from date of grant.
(l)	Special Transformation PRSU grant: vests 100% three years from date of grant. As of 6/28/2014, performance period has not been completed for this award.
(m)	Special PRSU grant: vests 100% three year from date of grant. As of 6/28/2014, performance periods have not been completed for this award.

54	2014 Proxy Statement

 EXECUTIVE COMPENSATION

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Victor Luis
Chief Executive Officer	0	0	43,975	1,985,326
Lew Frankfort
Executive Chairman and Former Chief Executive Officer	0	0	21,922	1,171,073
Jane Nielsen
Chief Financial Officer	0	0	0	0
Todd Kahn
Global Corporate Affairs Officer, General Counsel and Secretary	0	0	13,702	731,961
Sarah Dunn
Global Human Resources Officer	14,165	203,060	5,481	292,795
Jerry Stritzke
Former President and Chief Operating Officer	157,475	1,932,267	16,442	878,332
(1)	11,938 shares were sold to cover the cost and taxes for Ms. Dunn’s stock option exercises; 140,231 shares were sold to cover the cost and taxes for Mr. Stritzke’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	19,981 shares were withheld to cover the taxes related to Mr. Luis’s RSU and PRSU vestings; 9,504 shares were withheld to cover the taxes related to Mr. Frankfort’s RSU vesting; 5,067 shares were withheld to cover the taxes related to Mr. Kahn’s RSU vestings; 2,027 shares were withheld to cover the taxes related to Ms. Dunn’s RSU vesting; 8,480 shares were withheld to cover the taxes related to Mr. Stritzke’s RSU vesting.
(4)	Amounts reflect the market value of Coach’s common stock on the day the RSUs and PRSUs vested.

2014 Non-Qualified Deferred Compensation

Name & Principal Position	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Victor Luis
Chief Executive Officer	0	54,792	8,637	0	377,340
Lew Frankfort
Executive Chairman and Former Chief Executive Officer	0	93,685	123,409	0	4,389,646
Jane Nielsen
Chief Financial Officer	0	24,542	1,113	0	79,988
Todd Kahn
Global Corporate Affairs Officer, General Counsel and Secretary	0	22,854	4,111	0	176,844
Sarah Dunn
Global Human Resources Officer	0	15,948	3,616	0	150,176
Jerry Stritzke
Former President and Chief Operating Officer	0	0	8,093	390,370	0
(1)	Amounts shown in this table arise solely from employer contributions into Coach’s Supplemental Retirement Plan, which does not accept employee contributions.
(2)	All contributions shown are also reported as compensation for fiscal year 2014 in the Summary Compensation Table.
(3)	The Supplemental Retirement Plan is an unfunded, non tax-qualified plan. Coach makes contributions to the accounts of participants (including our Named Executive Officers) to the extent that the Code limits their contributions to their qualified Savings and Profit Sharing Plan accounts to less than: (a) 3% of the employee’s total cash compensation for 401(k) “matching contributions” plus (b) the percentage of each employee’s total cash compensation the HR Committee elects to contribute to the profit sharing plan for each fiscal year (which was 0% for fiscal 2014); Mr. Frankfort receives an additional 200% of such profit sharing contributions into the Supplemental Retirement Plan each year because of his age and years of service with Coach. Interest is credited to participants’ account balances monthly, at a rate set annually equal to the New York prime rate in effect each January 1. The rate in effect as of January 1, 2014 was 3.25%.
(4)	Includes Aggregate Earnings and Registrant Contributions earned in the last fiscal year. Vested account balances are paid out six months after a participant’s termination. Amounts in this column are amounts reported in the Summary Compensation Table as “All Other Compensation.” For Mr. Luis, the deferred amounts were $87,500 for fiscal year 2013 and $54,792 for fiscal year 2014. For Mr. Frankfort, the deferred amounts were $375,940 for fiscal year 2012, $281,505 for fiscal year 2013 and $93,685 for fiscal year 2014. For Ms. Nielsen, the deferred amounts were $54,333 for fiscal year 2013 and $24,542 for fiscal year 2014. For Mr. Kahn, the deferred amount was $22,854 for fiscal year 2014. For Ms. Dunn, the deferred amount was $15,948 for fiscal year 2014. For Mr. Stritzke, the deferred amounts were $105,300 for fiscal year 2012 and $87,500 for fiscal year 2013.

2014 Proxy Statement	55

 EXECUTIVE COMPENSATION

Employment Agreements and Compensatory Arrangements

On June 1, 2003, Coach entered into a five-year employment agreement with Lew Frankfort; on August 22, 2005, Coach extended that agreement for an additional three-year period. Mr. Frankfort’s agreement was subject to automatic, successive one-year extensions thereafter unless either party gave at least 180 days’ prior notice that the term would not be extended. On December 23, 2013, Mr. Frankfort’s agreement was amended to reflect his appointment as Executive Chairman and provide that the agreement would terminate at the end of its current term. On June 30, 2014, Mr. Frankfort’s agreement was amended to provide that his employment would be on a part-time basis, with a $500,000 per year base salary, eliminate the right to receive a bonus or equity award in fiscal 2015, and extend the term through the 2014 Annual Meeting of Stockholders.

On February 13, 2013, Coach entered into a letter agreement with Victor Luis to serve as the Company’s President and Chief Commercial Officer, beginning on February 14, 2013, and as the Company’s Chief Executive Officer, beginning on January 1, 2014 (the “Luis Letter Agreement”). Ms. Nielsen, Mr. Kahn and Ms. Dunn are not, and Mr. Stritkze was not, subject to employment agreements.

As described in further detail below, Mr. Stritzke’s employment with Coach terminated on September 2, 2013. The actual compensation received by Mr. Stritzke in connection with his termination of employment is disclosed in the section Potential Payments Upon Termination or Change in Control.

Frankfort Employment Agreement

The employment agreement with Mr. Frankfort was designed to retain him through at least the dates defined in the agreement, while strongly linking his compensation to Company performance. The agreement and the extensions were approved by the HR Committee (or its predecessor committee). During calendar year 2008, his employment agreement was amended to comply with Section 409A of the Code.

Mr. Frankfort’s agreement included a provision for a tax equalization payment or gross-up payment to him, which would place him in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended, did not apply. Such a provision is typically referred to as a “280G gross-up.” In May 2012, the HR Committee approved the elimination of the 280G gross-up benefit for all Company employees and amended Mr. Frankfort’s employment agreement to remove the 280G gross-up benefit.

The following table summarizes the compensation payable to Mr. Frankfort under his employment agreement as in effect on the last day of our 2014 fiscal year (note that Mr. Frankfort’s employment agreement was amended after our 2014 fiscal year, as described above).

Except as described below, all compensation and vesting of equity securities is subject to Mr. Frankfort’s continued employment with Coach as of the dates shown. All stock options expire on the tenth anniversary of the grant date. On August 6, 2009, Mr. Frankfort received a long-term PRSU grant, which was not made pursuant to his employment agreement.

The performance-based incentive amounts shown in the tables below are the maximum amounts that Mr. Frankfort could receive pursuant to his employment agreement based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the Code. Subject to certain exceptions, if Mr. Frankfort is terminated by Coach without “Cause” or resigns his employment for “Good Reason” (as defined below), he would remain eligible to continue to receive these bonuses after the termination date. The actual performance-based incentive amounts earned for fiscal year 2014 are displayed in the Summary Compensation Table and explained in the section titled Fiscal Year 2014 Compensation — Annual Incentive Plan above.

56	2014 Proxy Statement

 EXECUTIVE COMPENSATION

LEW FRANKFORT

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Special Stock Options and RSUs:
Initial Base Salary per Agreement:	$1,000,000, beginning September 2005
Base Salary at end of fiscal year 2014:	$1,500,000
Initial Maximum Incentive Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year
Maximum FY14 Incentive per Coach’s Performance-Based Annual Incentive Plan:	250% of annual base salary actually paid during fiscal year
2003 Agreement Stock Option Grant:	Options to purchase 888,888 shares at an exercise price of $12.49 per share	30% vested July 1, 2007; 70% vested July 1, 2008; All options were exercised as of June 29, 2013.
2005 Extension Stock Option Grant:	Options to purchase 532,717 shares at an exercise price of $32.37 per share	25% vested August 22, 2009; 25% vested August 22, 2010; 50% vested August 22, 2011; Options expire August 22, 2015

If Mr. Frankfort’s employment agreement is terminated by Coach without Cause, or by Mr. Frankfort for Good Reason, then he will be entitled to receive severance payments equal to 24 months’ annual base salary plus 75% of maximum annual bonus, as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in his employment agreement, payable in equal monthly installments between six and 24 months from Mr. Frankfort’s termination date. In addition, if Mr. Frankfort’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and the stock options will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of Coach, Inc., then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain exercisable for the remainder of their 10-year term. Finally, if Mr. Frankfort’s employment is terminated without Cause or for Good Reason, Coach will continue to provide him with specified health and welfare benefits for 24 months after termination.

Coach has “Cause” to terminate Mr. Frankfort under his employment agreement upon: (i) his failure to attempt in good faith to substantially perform his duties (other than any such failure resulting from his physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (ii) his failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (iii) his commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or imposition of un-adjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on Coach); (iv) his unlawful use (including being under the influence) or possession of illegal drugs on Coach’s premises or while performing his duties and responsibilities; or (v) his willful commission at any time of any act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against Coach (or any predecessor thereto or successor thereof), having a material adverse impact on Coach.

Mr. Frankfort has “Good Reason” to resign his employment upon the occurrence of any of the following: (i) failure of Coach to continue him in the position stated in his agreement (or any other position not less senior to such position); (ii) a material diminution in the nature or scope of his responsibilities, duties or authority; (iii) relocation of Coach’s executive offices more than 50 miles outside of New York, New York or his relocation away from the executive offices; (iv) failure of Coach to timely make any material payment or provide any material benefit under the agreement or Coach’s material reduction of any compensation, equity or benefits that he is eligible to receive under the agreement; or (v) Coach’s material breach of the agreement; provided, however, that he may not resign his employment for Good Reason unless: (x) he provides Coach with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) Coach does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that he may resign his employment for Good Reason if in connection with any Change in Control (as defined in the agreement) the surviving entity does not assume the agreement (or, with his written consent, substitute a substantially identical agreement) with respect to him in writing delivered to him prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control.

Per the amendment to Mr. Frankfort’s employment agreement on June 30, 2014, Mr. Frankfort’s transition to part-time employment status, his subsequent retirement, and any organizational changes or changes to Mr. Frankfort’s

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 EXECUTIVE COMPENSATION

employment made in contemplation of such retirement shall not constitute termination without Cause or resignation for Good Reason.

Mr. Frankfort’s agreement contains covenants that prohibit him from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during his employment with us and for a period of 24 months afterward. If Mr. Frankfort violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that he realized during a period of 24 months prior to violating these covenants.

Luis Letter Agreement

The Luis Letter Agreement stated that it was the Board’s intent to appoint Mr. Luis to the position of Chief Executive Officer of Coach no later than January 1, 2014. Mr. Luis was appointed Chief Executive Officer on January 1, 2014. The compensation elements of the Luis Letter Agreement are designed to incentivize successful execution of the Company’s strategy and drive annual performance while strongly aligning Mr. Luis’s long-term compensation with value creation for Coach’s stockholders over a multi-year period. The Luis Letter Agreement generally provided for the following key compensation and benefits:

  an annual base salary of $1,100,000 as President and Chief Commercial Officer;

  upon appointment to the position of Chief Executive Officer, the annual base salary will be increased to $1,250,000;

  an annual cash incentive opportunity with a target award equal to 150% of base salary (with a maximum cash incentive opportunity equal to 200% of base salary), subject to achievement of annual Company financial performance goals established by the Human Resources Committee;

  a one-time Appointment Grant PRSU valued at $25 million on March 4, 2013, the date of grant, which will be eligible to vest in full as of the fifth anniversary of grant, with opportunities to vest 1/5th as of the third anniversary and 1/5th as of the fourth anniversary of grant, subject, in each case to the Company’s achievement of the performance goals applicable to such award, and subject to Mr. Luis’s employment as Chief Executive Officer of the Company on each vesting date (provided that, in the event of Mr. Luis’s termination of employment due to death or “Disability”, as defined in the Luis letter agreement, a pro rata portion of the appointment grant PRSUs, determined based on the number of days elapsed in the performance period prior to the date of Mr. Luis’s termination, will vest as of the original vesting dates subject to the Company’s achievement of the applicable performance goals).

  The shares of common stock under this PRSU award will be earned and distributed based on performance criteria which compare the Company’s total stockholder return over the performance period, to the TSR of the companies included in the Standard & Poor’s 500 Index on the date of grant (excluding Coach);

  annual equity awards, to be granted each August, with a grant date value of no less than $4,800,000. The annual awards to be made in each of August 2013, 2014 and 2015 will be comprised of 60% PRSUs and 40% stock options. For the fiscal year 2014 grant (made in August 2013), Mr. Luis’s annual award of PRSUs will vest in equal 1/3 installments on each of the first three anniversaries of the date of grant, subject to achievement of performance criteria to be established by the HR Committee and generally subject to Mr. Luis’s continued employment with the Company. Thereafter, Mr. Luis’s annual PRSU awards will cliff vest as of the third anniversary of the grant date, subject to the achievement of performance criteria, and generally subject to Mr. Luis’s continued employment with the Company (provided that, in the event of Mr. Luis’s termination of employment due to death or Disability, the target number of PRSUs subject to outstanding annual PRSU awards will vest on the date of such termination). Each annual stock option award will become exercisable in equal installments on the first, second and third anniversaries of the Grant Date, generally subject to Mr. Luis’s continued employment with the Company (provided that, in the event of Mr. Luis’s termination of employment due to death or Disability, the stock options subject to outstanding annual awards will vest on the date of such termination and will remain exercisable in accordance with their terms); and

  participation in Coach’s various health and welfare plans for similarly situated executives described above in the section titled Other Compensation and Benefit Elements — Benefits and Executive Perquisites above.

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 EXECUTIVE COMPENSATION

Mr. Luis is free, at any time, for any reason, to end his employment with Coach and that Coach may do the same, subject to certain notice and severance requirements. If Coach terminates the employment of Mr. Luis without “Cause” (as such term is defined in the Luis Letter Agreement), or if he resigns for “Good Reason” (as such term is defined in the Luis Letter Agreement), Coach will pay Mr. Luis a severance amount equal to the sum of his (i) “Pro Rata Bonus” (as such term is defined in the Luis Letter Agreement) for Coach’s fiscal year in which the termination occurred, (ii) 21 months of his then current salary, paid in monthly installments during the 21-month period following the later of the date of Mr. Luis’s termination or the expiration of the three-month notice period pursuant to the agreement, and (iii) 21 months of his annual cash incentive, calculated based on the average of the actual percentage of the maximum annual cash incentive amounts earned with respect to Coach financial performance for the three prior fiscal years and applied to the maximum annual bonus amount for the year of termination. During the severance period, Mr. Luis will be eligible for continued participation in the Company’s group health plan (or to receive reimbursements for COBRA premiums) and the Company will maintain Mr. Luis’s life insurance policy at its expense. Mr. Luis’s equity awards will be treated as follows: (i) all of his unvested annual equity awards will continue to vest during the severance period to the extent he had remained employed through the end of such period, (ii) a pro-rata portion of any unvested annual PRSU awards subject to cliff-vesting shall be eligible to vest as of the original vesting date based on actual Company performance, and (iii) all unvested appointment grant PRSUs will be forfeited. During the notice period and the severance period, Mr. Luis is subject to non-competition and non-solicitation covenants.

If Mr. Luis resigns his employment with Coach other than for “Good Reason,” Mr. Luis is subject to a 12-month post-employment non-solicitation covenant and Coach may, in its sole discretion, elect to subject him to a 12-month post-employment noncompetition covenant as well so long as Coach provides him with the severance payments and benefits described above for the 12-month period following his termination (referred to as “Resignation Without Good Reason With Severance”).

Pursuant to the Luis Letter Agreement, in connection with a termination of Mr. Luis’s employment following the effective date of the Luis letter agreement, the treatment of his outstanding equity awards as of such effective date will be determined in accordance with the original terms of such awards. As provided under the applicable award agreements for the awards outstanding as of the last day of our 2014 fiscal year, upon a termination of Mr. Luis’s employment without Cause or his resignation for Good Reason, (i) the special RSUs, PRSUs and stock options granted to Mr. Luis in August 2010 will continue vesting as scheduled until they are fully vested and the options will remain exercisable through the expiration of the option term, (ii) except as provided in the following sentence in connection with a Change in Control, any RSUs granted to Mr. Luis in August 2011 that are unvested as of the termination date will be forfeited, (iii) the PRSUs granted to Mr. Luis in February 2012 will continue to vest for 12 months following the date of termination, and (iv) the annual stock options and equity choice RSUs granted to Mr. Luis prior to August 2012 will continue to vest during the severance period. In the event that the termination without Cause or resignation for Good Reason occurs upon or within 12 months following a Change in Control, the award agreements covering the outstanding awards also generally provide for full vesting immediately upon such termination (other than the RSUs granted to Mr. Luis in August 2011 which provide for such accelerated vesting only if such termination of employment was by the Company without Cause).

Further, all performance-based compensation paid to Mr. Luis is subject to Coach’s incentive repayment (“clawback”) policy applicable in the event of a material restatement of the Company’s financial results. Mr. Luis will be subject to the non-competition and non-solicitation covenants set forth in the agreement, both during his employment with the Company as well as during specified periods following termination (provided that, as described above, the non-competition covenants only apply following a termination of employment other than for Cause to the extent that Mr. Luis receives severance payments during the restricted period).

Ms. Nielsen, Mr. Kahn, Ms. Dunn and Mr. Stritzke

Neither Ms. Nielsen, Mr. Kahn, nor Ms. Dunn is, and Mr. Stritzke was not, subject to an employment agreement. Pursuant to their offer letters, if Ms. Nielsen is, or Mr. Stritzke was, terminated by Coach without cause they will receive 12 months of base salary and health benefits continuation under the Coach, Inc. Severance Pay Plan. If Mr. Kahn or Ms. Dunn is terminated by Coach without cause they will receive the number of months of base salary each would be entitled to under the Coach, Inc. Severance Pay Plan, but in no case less than six months of base salary. In this case, “cause” is defined by Coach and includes (but is not limited to) termination for any willful or grossly negligent breach of their duties as employees of Coach and termination for fraud, embezzlement or any other similar dishonest conduct or for violation of Coach’s rules of conduct. Please refer to Treatment of Long-Term Incentives below for a discussion of the impact of a termination on annual stock options and RSUs.

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 EXECUTIVE COMPENSATION

Treatment of Long-Term Incentives

In general, the annual stock option and RSU grants made to our Named Executive Officers and outstanding as of the end of June 28, 2014 are treated as follows in the event of termination or change-in-control. Footnotes indicate where such treatment differs pursuant to an Employment Agreement or as agreed by the HR Committee:

Reason for Termination	Treatment of Unvested Stock Options and Equity Choice RSUs	Treatment of Unvested Cliff Vest RSUs
Voluntary (including a resignation without “Good Reason”, as defined above under Employment Agreements and Compensatory Arrangements)	Unvested awards forfeit; Vested stock options remain exercisable for 90 days	Forfeit
Retirement	Vesting and exercisability of unvested awards continue for the remainder of the outstanding ten-year term; Exercisability of vested options continues for the remainder of the ten-year term	A pro-rata portion may vest at the discretion of the HR Committee
Severance Event (including resignation with “Good Reason” or termination without “Cause”, as defined above under Employment Agreements and Compensatory Arrangements)(1)	Vesting of unvested awards continues for the duration of the severance period; Exercisability of vested stock options continues for 90 days following the end of the severance period	A pro-rata portion may vest at the discretion of the HR Committee(2)
Death or Long-Term Disability	Vesting of unvested awards is accelerated; The estate (or the executive) may exercise stock options for a period of five years	A pro-rata portion may vest at the discretion of the HR Committee(2)
Termination upon a Change-in-Control	Vesting of unvested awards is accelerated	Vesting of unvested RSUs is accelerated
Cause (as defined above under Employment Agreements and Compensatory Arrangements)	Vested and unexercised stock options forfeit; Unvested awards forfeit; As of August 2013, gains realized in the twelve months prior to termination must be repaid	Forfeit; as of August 2013, gains realized in the twelve months prior to termination must be repaid
Change-in-Control without termination	Outstanding awards shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation.	Outstanding RSUs shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation.
(1)	The Employment Agreement of Mr. Frankfort provides that vesting of unvested stock options and RSUs continues for the duration of the severance period. As described above under Employment Agreements and Compensatory Arrangements — Luis Letter Agreement, pursuant to the Luis letter agreement and Mr. Luis’s applicable award agreements, the vesting of Mr. Luis’s unvested stock options, equity choice RSUs and special PRSUs continues through the severance period or (in the case of the special awards authorized by the HR Committee in 2010) until the awards are fully vested. Mr. Luis’s unvested Appointment PRSU Award is forfeited upon termination for any reason other than for death, Disability or Change in Control.
(2)	In the event of Ms. Nielsen’s death or termination due to long-term disability, her special sign-on RSU award would become fully vested as of the date of death or long-term disability.

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 EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation that would have been owed to each of our Named Executive Officers in the event of employment termination or change in control on June 28, 2014. The tables include amounts earned through June 28, 2014 as well as estimates of the amounts which would have been paid to such Named Executive Officers following that date. The actual amounts to be paid out can only be determined at the time of a Named Executive Officer’s termination.

Regardless of the reason for a Named Executive Officer’s termination of employment, he/she may be entitled to receive amounts earned during the term of employment. Such amounts include:

  any vested balance in our qualified and non-qualified retirement plans;

  the ability to convert his/her individual life insurance and/ or individual long-term disability insurance at his/her own expense; and

  the ability to exercise vested stock options for a limited period of time.

In the event a Named Executive Officer dies or is terminated due to disability, such Named Executive Officer or beneficiary would receive benefits under our life insurance or long-term disability plan, as appropriate.

The amounts of compensation due upon various termination situations in the following tables reflect the specific employment terms and conditions for each executive as described above under Employment Agreements and Compensatory Arrangements, and were calculated using the following assumptions:

  Long-term incentive amounts reflect the intrinsic value of unvested stock options, RSUs and PRSUs, whose vesting would be accelerated or continued due to the termination, assuming a closing price of our common stock on June 27, 2014 of $34.47, the last trading day before the assumed termination date.

  The HR Committee does not exercise its discretion to pro-rata vest any unvested RSUs or PRSUs.

  Based on his age and service, Mr. Frankfort is eligible to retire and receive the special benefits associated with retirement related to stock option vesting described above.

  The values shown for continuation of benefits and perquisites reflect our cost for each program as of June 28, 2014. These costs may change annually.

  The “Total” row represents a sum of all estimated payments in the column, excluding “Disability Benefits,” which are reflected as a monthly payment made by the insurance company that provides the benefit.

Mr. Stritzke resigned from his position as President and Chief Operating Officer after the close of fiscal year 2013. Upon his resignation, his unvested equity awards were forfeited. The actual amounts that Mr. Stritzke received as a result of his resignation are presented below:

Benefits due to Termination Event	Jerry Stritzke
TOTAL	$603,457
Surrender value of life insurance	5,007
Qualified Retirement Plan Distribution	208,149
Non-Qualified Retirement Plan Distribution(1)	390,301
Value of unvested Stock Options and RSUs that vested or continued vesting upon termination	0
(1)	Pursuant to the terms of this plan, this benefit was paid was paid six months after termination.

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 EXECUTIVE COMPENSATION

VICTOR LUIS

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)(2)	Resignation by the Executive with Good Reason ($)(2)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)(3)
TOTAL	695,811	695,811	8,876,565	8,876,565	11,070,411	8,598,825	0
Salary Continuation	0	0	2,187,500	2,187,500	2,187,500	0	0
Benefit and Perquisite Continuation	0	0	29,983	29,983	29,983	0	0
Short Term Incentive	0	0	3,326,247	3,326,247	3,326,247	610,805	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	415,570	415,570	592,505	415,570	0
Unvested Performance
Restricted Stock Units	0	0	1,099,318	1,099,318	1,928,593	1,928,593	0
Special Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested RSUs	0	0	383,858	383,858	383,858	0	0
Unvested PRSUs	0	0	738,278	738,278	738,278	738,278	0
Unvested Appointment PRSUs	0	0	0	0	1,187,636	1,187,636	0
Retirement Plan Distribution	692,943	692,943	692,943	692,943	692,943	692,943	0
Life Insurance Benefits(4)	2,868	2,868	2,868	2,868	2,868	3,000,000	0
Disability Benefits(5)	0	0	0	0	0	25,000	0
(1)	Pursuant to the Luis Letter Agreement, Mr. Luis may receive, based on the sole discretion of the Committee, total compensation upon separation in the amount of $5,987,579 in exchange for accepting the non-competition and non-solicitation provisions of the agreement for the 12-month period following his termination.
(2)	Pursuant to the Luis Letter Agreement, Mr. Luis may receive, based on the sole discretion of the Committee, pay in lieu of notice representing three months of salary and benefit continuation, and an incremental short term incentive. The incremental total compensation severance pay would equal $704,703.
(3)	Mr. Luis was not eligible to retire as of 6/28/2014.
(4)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/28/2014. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(5)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/28/2014.

LEW FRANKFORT

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	4,835,959	4,835,959	15,441,174	15,441,174	17,278,985	10,856,427	5,810,648
Salary Continuation	0	0	3,000,000	3,000,000	3,000,000	0	0
Benefit and Perquisite Continuation	0	0	17,099	17,099	17,099	0	0
Short Term Incentive	0	0	6,599,689	6,599,689	8,437,500	2,812,500	974,689
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	988,427	988,427	988,427	0	0
Retirement Plan Distribution	4,516,727	4,516,727	4,516,727	4,516,727	4,516,727	4,516,727	4,516,727
Life Insurance Benefits(2)	319,232	319,232	319,232	319,232	319,232	3,502,200	319,232
Disability Benefits(3)	0	0	0	0	0	25,000	0
(1)	Resignation without good reason is similar to a voluntary resignation, and means a termination of employment by the executive for “Good Reason” as defined in the executive’s employment agreement. The executive’s unvested annual stock options continue vesting in this termination situation because he is eligible to retire, as defined by the terms of our annual stock option agreements, and as described above.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/28/2014. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/28/2014.

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 EXECUTIVE COMPENSATION

JANE NIELSEN

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)(1)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)(2)
TOTAL	98,088	98,088	1,892,472	0	2,756,835	3,576,119	0
Salary Continuation	0	0	618,338	0	618,338	0	0
Benefit and Perquisite Continuation	0	0	12,682	0	12,682	0	0
Short Term Incentive	0	0	0	0	0	431,250	0
Annual Long Term Incentives:							0
Unvested Stock Options	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	0	0	796,085	0	0
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	1,163,363	0	1,195,277	1,195,277	0
Unvested Performance
Restricted Stock Units	0	0	0	0	36,364	36,364	0
Retirement Plan Distribution	97,606	97,606	97,606	0	97,606	163,228	0
Life Insurance Benefits(3)	483	483	483	0	483	1,725,000	0
Disability Benefits(4)	0	0	0	0	0	25,000	0
(1)	Ms. Nielsen is not able to resign for “Good Reason” under the terms of her offer letter.
(2)	Ms. Nielsen was not eligible to retire as of 6/28/2014.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/28/2014. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/28/2014.

TODD KAHN

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)(1)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)(2)
TOTAL	447,830	447,830	815,816	0	1,521,059	2,890,082	0
Salary Continuation	0	0	361,500	0	361,500	0	0
Benefit and Perquisite Continuation	0	0	6,486	0	6,486	0	0
Short Term Incentive	0	0	0	0	0	506,250	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	0	0	568,686	0	0
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	0	0	63,829	63,829	0
Unvested Performance
Restricted Stock Units	0	0	0	0	72,728	72,728	0
Retirement Plan Distribution	446,275	446,275	446,275	0	446,275	446,275	0
Life Insurance Benefits(3)	1,555	1,555	1,555	0	1,555	1,776,000	0
Disability Benefits(4)	0	0	0	0	0	25,000	0
(1)	Mr. Kahn is not able to resign for “Good Reason” under the terms of his offer letter.
(2)	Mr. Kahn was not eligible to retire as of 6/28/2014.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/28/2014. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/28/2014.

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 EXECUTIVE COMPENSATION

SARAH DUNN

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason ($)(1)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)(1)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)(2)
TOTAL	386,785	386,785	818,694	0	1,455,658	2,485,753	0
Salary Continuation	0	0	272,261	0	272,261	0	0
Benefit and Perquisite Continuation	0	0	6,486	0	6,486	0	0
Short Term Incentive	0	0	0	0	0	340,875	0
Annual Long Term Incentives:
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	0	0	568,686	0	0
Special Long Term Incentives:
Unvested Restricted Stock Units	0	0	0	0	31,914	31,914	0
Unvested Performance
Restricted Stock Units	0	0	153,162	0	189,526	189,526	0
Retirement Plan Distribution	383,438	383,438	383,438	0	383,438	383,438	0
Life Insurance Benefits(3)	3,347	3,347	3,347	0	3,347	1,515,000	0
Disability Benefits(4)	0	0	0	0	0	25,000	0
(1)	Ms. Dunn is not able to resign for “Good Reason” under the terms of her offer letter.
(2)	Ms. Dunn was not eligible to retire as of 6/28/2014.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/28/2014. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/28/2014.

64	2014 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of June 28, 2014 with respect to the shares of Coach common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved
by security holders	15,839,402	(1)	$44.21	(2)	14,513,480	(3)
Equity compensation plans not approved
by security holders(4)	52,562		$36.45		0
Total	15,891,964				14,513,480
(1)	Includes 3,288,889 RSUs and 872,099 PRSUs which do not have an exercise price. PRSUs with incomplete performance periods assume maximum performance requirements will be achieved.
(2)	Includes weighted average exercise price for stock options only.
(3)	Includes securities remaining available for future issuance for each of the following plans:
2010 Stock Incentive Plan: 14,255,733 2001 Employee Stock Purchase Plan: 257,747
(4)

Includes the 2000 Non-Qualified Deferred Compensation Plan for Outside Directors, under which Coach’s Outside Directors may defer their director’s fees and/or restricted stock units. Amounts deferred under these plans may, at the participants’ election, be either represented by deferred stock units, which represent the right to receive shares of Coach common stock, on a one-for-one basis, on the distribution date elected by the participant, or placed in an interest-bearing account to be paid on such distribution date. Deferred stock units are valued as if each deferral were invested in Coach common stock as of the deferral date. Deferred stock units do not have voting rights, but are credited with dividend equivalents.

2014 Proxy Statement	65

DIRECTOR COMPENSATION

Directors who are Coach employees receive no additional compensation for their services as Directors. Compensation for Coach’s Outside Directors (i.e., Directors who are not Coach employees) is recommended by the HR Committee and approved by the Board of Directors. Compensation for each Outside Director consists of an annual cash retainer, which varies based on each Outside Director’s role on the Board, and annual grants of stock options and RSUs made on the date of Coach’s Annual Meeting of Stockholders.

Upon joining the Coach Board, each new Outside Director receives a grant of options and RSUs with approximately the same value as this annual grant.

In addition, Coach’s Outside Directors may elect to defer part or all of their annual cash retainer or RSU vesting under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account (for cash retainer only).

Coach’s Outside Director annual cash retainers are as follows:

Compensation Element	Annual Amount (in $)	Received by:
Basic annual retainer	75,000	All Outside Directors
Annual equity grant value(1)	150,000	All Outside Directors
Audit Committee Chair annual retainer	30,000	Mr. Zeitlin from
		November 7, 2012
		Ms. Miller from
		November 7, 2013
		Mr. Murphy from
		May 30, 2014
HR Committee Chair annual retainer	30,000	Ms. Kropf
GN Committee Chair annual retainer	20,000	Ms. Miller from
		November 7, 2012
		Mr. Zeitlin from
		November 7, 2013
Lead Outside Director annual retainer	30,000	Ms. Miller from
		November 7, 2012
		Mr. Zeitlin from
		November 7, 2013
(1)

The annual equity grant to our Outside Directors is fixed at approximately $150,000, with 50% of the value of the award made in the form of stock options and 50% made in the form of RSUs. These awards vest in full on the earlier of Coach’s next Annual Meeting of Stockholders or one year from the date of grant, subject to the Director’s continued service until that time. The grant of stock options and RSUs made to new Directors upon joining is approximately the same value as these annual grants and vests one year from the grant date.

Stock Ownership Policy

Coach has a stock ownership policy for Outside Directors. Under the policy, each Director is expected to accumulate the lower of 7,200 Coach shares or Coach shares valued at three times the base annual retainer. The Board of Directors expects the required level of ownership to be reached within three years of the date an Outside Director is appointed to the Board. Ownership includes shares owned, shares held in Coach’s Outside Director deferred compensation plan, and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. As of the last measurement date (December 31, 2013), all sitting Outside Directors, except as noted below, had achieved the desired level of ownership. Ms. Tilenius, our newest Outside Director, has not yet reached the permitted timeframe to acquire shares. Mr. Nuti and Mr. Denton joined the Board after the last measurement date and their ownership has not yet been measured.

66	2014 Proxy Statement

 DIRECTOR COMPENSATION

2014 Director Compensation

Compensation earned in fiscal year 2014 for each Outside Director is detailed below:

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Option Awards ($)(5)	Total ($)
David Denton	2014	9,375	75,016	75,000	159,391
Susan Kropf(1)	2014	105,000	74,988	75,001	254,989
Gary Loveman(4)	2014	75,000	74,988	75,001	224,989
Ivan Menezes	2014	75,000	74,988	75,001	224,989
Irene Miller(2)	2014	101,250	131,562	103,713	336,525
Michael Murphy(3)	2014	77,500	74,988	75,001	227,489
William Nuti	2014	9,375	75,016	75,000	159,391
Stephanie Tilenuis	2014	75,000	74,988	75,001	224,989
Jide Zeitlin(2)(4)	2014	120,000	74,988	75,001	269,989
(1)	“Fees Earned or Paid in Cash” includes $75,000 annual cash retainer and $30,000 committee chair retainer.
(2)	“Fees Earned or Paid in Cash” includes $75,000 annual cash retainer, $20,000 committee chair retainer and $30,000 lead outside director retainer. Mr. Zeitlin was appointed as the Governance & Nomination committee chair and as a Lead Outside Director on November 7, 2013 at which time Ms. Miller was appointed the Audit committee chair. Ms. Miller subsequently retired from the Board on May 30, 2014.
(3)	Mr. Murphy was appointed Audit committee chair on May 30, 2014 replacing Ms. Miller upon her retirement.
(4)	Mr. Loveman and Mr. Zeitlin defer 100% of their cash retainer into Coach, Inc. company stock under the 2000 Non-Qualified Deferred Compensation Plan for Outside Directors.
(5)	Reflects the aggregate grant date fair value of all stock options and RSU awards, assuming no risk of forfeitures. The weighted average assumptions used in calculating the grant-date fair value of these awards are described under the Summary Compensation Table. As of June 28, 2014, the outstanding stock options held by each outside director were: Dave Denton, 9,226; Susan Kropf, 78,444; Gary Loveman, 61,444; Ivan Menezes, 25,444; Irene Miller, 106,444; Michael Murphy, 19,124; William Nuti, 9,226; Stephanie Tilenius 16,011; Jide Zeitlin, 78,444. The number of restricted stock units held by each outside director was 1,469, except for Dave Denton and William Nuti, who each held 1,781 due to having received an appointment grant upon joining the Board in May 2014. This number of shares includes dividend equivalents reinvested into the original grant on a quarterly basis. Upon Ms. Miller’s retirement from the Board, the HR Committee elected to continue the vesting of her unvested stock options and RSUs through their vest date; the grant date fair value shown for Ms. Miller reflects this modification.

2014 Director Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
David Denton	0	0	0	0
Susan Kropf	0	0	1,349	69,716
Gary Loveman	0	0	1,349	69,716
Ivan Menezes	0	0	1,349	69,716
Irene Miller	0	0	1,349	69,716
Michael Murphy	12,000	114,185	1,349	69,716
William Nuti	0	0	0	0
Stephanie Tilenius	0	0	2,875	151,098
Jide Zeitlin	0	0	1,349	69,716
(1)	9,669 shares were sold to cover the exercise cost for Mr. Murphy’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	Represents the product of the number of shares vested and the market value of Coach’s common stock on the vesting date. Mr. Loveman and Mr. Zeitlin defer 100% of their value into Coach, Inc. company stock under the 2000 Non-Qualified Deferred Compensation Plan for Outside Directors.

2014 Proxy Statement	67

PROPOSAL 4: APPROVAL OF THE AMENDED
AND RESTATED COACH, INC. 2010 STOCK
INCENTIVE PLAN

Our Board of Directors is submitting for stockholder approval the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (the “Amended Plan”). The Amended Plan is an amendment and restatement of the Coach, Inc. 2010 Stock Incentive Plan, which was first adopted by our Board of Directors on September 17, 2010, and approved by our stockholders on November 3, 2010, and which was amended by our Board of Directors on September 19, 2014 (the “Plan”) so that future stockholder approvals of the Plan, including stockholder approval of the Amended Plan, will be governed by our charter and bylaws, the Maryland General Corporation Law, and any applicable rule or regulation of the New York Stock Exchange.

The Amended Plan was approved by our Board of Directors on September 19, 2014, the effective date, subject to stockholder approval. Accordingly, Coach’s stockholders are being asked to approve the Amended Plan at the 2014 Annual Meeting of Stockholders.

The Board of Directors believes that the Amended Plan is a critical part of our pay-for-performance compensation program. We grant long term stock incentives annually to over 1,600 of our associates around the globe, including our Store Managers. Aligning these key employees to the same outcomes achieved by our stockholders has been a hallmark of our approach, and supports our objective to attract and retain the best talent in the luxury retail industry. We believe that it is in the best interests of the Company and our stockholders to approve the Amended Plan. Based on the amount of awards granted in the past, as discussed in more detail below, the shares remaining available for awards under the Plan will likely be insufficient to satisfy our equity compensation needs for fiscal year 2015 and beyond and we believe therefore that the Plan should be amended to authorize up to an additional 7,900,000 shares for awards. If our stockholders do not approve the Amended Plan, we may experience a shortfall of shares available for issuance for stock-based compensation awards, which we believe will adversely affect our ability to attract, retain and reward the many employees who contribute to our long-term success.

Approval of this Proposal 4 will constitute approval of the Amended Plan. The Amended Plan is intended to reflect good corporate governance practices. The key differences between the Plan and the Amended Plan are:

  7,900,000 additional shares of our common stock are authorized for issuance under the Amended Plan, increasing the number of shares of our common stock available for awards from 30,000,000 to 37,900,000, subject to adjustment as described below.
  The Amended Plan adds an annual limit of $500,000 in grant date value applicable to awards to any non-employee director.

  Under the Amended Plan, each share delivered in settlement of a full-value award reduces the shares available for issuance under the Amended Plan by 2.45 shares (rather than 2.0 shares under the Plan).

  Under the Amended Plan, the maximum aggregate amount that may be paid to any one person during any fiscal year is reduced to $6,000,000 from $12,000,000.

  The Amended Plan adopts revised performance criteria for granting awards intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as described below, which is intended to allow us to continue to make performance-based equity compensation awards under the Amended Plan, such as the performance-based restricted stock units we are now awarding in our long-term incentive program.

  “Deferred stock units” have been added to the types of equity awards that may be granted under the Amended Plan.

  Consultants will be eligible to receive awards under the Amended Plan.

In its determination to approve the Amended Plan, the Board reviewed an analysis prepared by management and reviewed by Semler Brossy, its independent compensation consultant, which included an analysis of certain burn rate, dilution and overhang metrics, peer group market practices and trends, and the costs of the Amended Plan, including the estimated stockholder value transfer cost. Specifically, the Board considered that:

  Our three-year average burn rate is 1.7% of common shares outstanding:
Fiscal Year(1)	Total shares granted	Common Shares Outstanding	Burn Rate
2012	4,081,000	285,118,488	1.4%
2013	5,529,000	281,902,000	2.0%
2014	4,773,000	274,360,901	1.7%
3-yr average			1.7%
(1)	As reported in the Company’s Form 10-K filing at the end of each fiscal year

68	2014 Proxy Statement

 PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

  If we do not increase the shares available for issuance under our equity plan, then, based on historical grant practices and our new practice of granting performance-based full-value awards to approximately 60 executives including our Named Executive Officers, we expect to exhaust the current reserve under the Plan before making our annual August 2015 long-term incentive grants, losing an important compensation tool that we consider to be aligned with stockholder interests and critical to our ability to attract, motivate and retain highly qualified talent.

  If approved, the issuance of the additional shares to be reserved under the Amended Plan would dilute the holdings of stockholders by 2.9% of our common shares outstanding, bringing our overhang to approximately 12.5% (including the shares that will be reserved for issuance under the Amended Plan). According to our analysis, this overhang level is between the median and 75th percentile of the companies in our peer group (please see Peer Group and Competitive Assessment of Compensation section above). We would expect our overhang level to decrease in subsequent years as we issue shares from the Amended Plan; for example, by the end of August 2016, approximately 2,363,000 stock options will expire or be exercised.

	Stock Options
Fiscal Year(1)	Number Outstanding	Weighted average exercise Price	Weighted average remaining term (yrs)	Total Full-Value Awards Outstanding	Shares Available(2)	Common Shares Outstanding	Total equity dilution
2012	12,800,330	$37.61	6.1	4,295,433	24,602,737	285,118,488	14.6%
2013	12,900,669	$43.38	6.2	4,152,394	17,844,934	281,902,000	12.4%
2014	11,678,414	$44.21	5.7	4,213,550	14,255,733	274,360,901	11.0%
Current(3)	15,015,000	$42.73	6.7	5,184,000	6,430,000	275,510,202	9.7%
New Shares					7,900,000		2.9%
Total equity dilution including new shares							12.5%

(1)	As reported in the Company’s Proxy Statement at the end of each fiscal year.
(2)	Excludes the Coach, Inc. Employee Stock Purchase Plan.
(3)	As of September 19th, 2014.

In light of the factors described above, and the fact that we believe that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the Amended Plan is reasonable and appropriate at this time.

In addition, we believe that the Amended Plan properly balances its compensatory design with stockholder interests by having the following characteristics:

  Grants of options or stock appreciation rights (“SARs”) with an exercise price that is less than fair market value on the grant date are prohibited except in the case of certain awards granted in connection with a merger or similar corporate transaction upon the assumption of or in substitution for outstanding equity awards previously granted by another entity;

  Repricing of options or SARs to reduce price per share is prohibited without prior stockholder approval;

  Acceleration of vesting in connection with a change in control only occurs in the context of a qualifying termination of employment occurring within 12 months following a change in control (commonly known as a “double trigger”) or under other limited circumstances as provided by the administrator.
  The term of the Amended Plan has not been extended in connection with this amendment and restatement and, accordingly, no awards may be granted under the Amended Plan following September 17, 2020 (the ten-year anniversary of the date our Board of Directors adopted the Plan).

  Dividends or dividend equivalents on unvested performance awards are only earned to the extent the underlying award is earned and vests; and

  Shares used to pay option exercise prices or to satisfy tax withholdings on options and SARs are not recycled back into the Amended Plan, and the Amended Plan does not have other practices commonly known as “liberal share counting” practices.

We have designed the Amended Plan in a manner that is intended to permit us to grant awards of qualified performance-based compensation under Section 162(m) of the Code and to allow us to receive a tax deduction for incentive-based compensation without limitation under such Section 162(m). One of the requirements of Section 162(m) necessitates that we obtain stockholder approval of the Amended Plan, including the performance criteria set forth in the Amended Plan. Accordingly, approval of the Amended Plan by our stockholders will also constitute approval of the performance criteria set forth in the Amended Plan.

2014 Proxy Statement	69

 PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

We are also seeking stockholder approval of the Amended Plan to comply with a listing requirement of the NYSE which requires that material changes to any equity compensation plan of a NYSE-listed company be approved by the company’s stockholders.

If our stockholders approve the Amended Plan, the Amended Plan will be effective as of September 19, 2014. If our stockholders do not approve the Amended Plan, the Plan, in its current form, will remain in effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN.

Vote Required

The approval of the Amended Plan requires the affirmative vote of a majority of the votes cast at the meeting (either in person or by proxy) on this Proposal 4.

Description of the Amended Plan

The following is only a summary of the Amended Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix B.

General. The Company has used equity compensation as a significant component of executive and broad-based compensation since our initial public offering in October 2000. As described in the Compensation Discussion and Analysis above, we have found equity compensation to be especially effective at motivating both sustained high performance and retention. At this time, the Company wishes to amend and restate its Plan to ensure that the Company has sufficient shares available to continue its approach to pay for performance through equity compensation, and to incorporate terms for future grants that reflect current best practices in executive compensation. The Board is seeking our stockholders’ approval of the Amended Plan, because it believes it is the best way to motivate employees and outside directors to further the growth, development and financial success of Coach, and to enable us to obtain and retain the services of employees and outside directors considered essential to our long-term success by offering them an opportunity to own, and benefit from the ownership of, Coach stock. The Amended Plan will:

  Allow us to issue an additional 7,900,000 shares, which may be in the form of options to purchase shares of our common stock, restricted stock, restricted stock units (“RSUs”), performance awards, including performance restricted stock units (“PRSUs”), dividend equivalents, deferred stock, deferred stock units, stock appreciation rights (“SARs”) and other stock awards.

  Count each share that is issued as a full-value award, such as a grant of RSUs or PRSUs, as 2.45 shares for purposes of determining shares remaining available for grant.
  Allow us to continue providing, where appropriate, incentive compensation that is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

Number of Shares. A total of 37,900,000 shares of Coach common stock have been reserved for issuance pursuant to the Amended Plan. No more than 1,000,000 shares may be granted to any participant within any fiscal year, and no more than 5% of the available shares may be issued as full value awards without specified vesting schedules of at least one to three years, depending on the type of award. The number of shares of common stock available under the Amended Plan will be proportionately adjusted in the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends).

Share Counting. Any awards under the Amended Plan that are made in connection with an acquisition will not reduce the number of shares available for issuance under the Amended Plan. Awards under either the Amended Plan or under the Coach, Inc. 2004 Stock Incentive Plan (Amended and Restated Effective May 8, 2008) and the Coach, Inc. 2000 Stock Incentive Plan (Amended and Restated as of August 9, 2001) (the “Prior Plans”) that are not issued due to forfeiture or expiration will be returned to the Amended Plan for reuse. Shares of common stock withheld upon issuance to pay all or a portion of the exercise price of a stock option or SAR or tax withholding obligations on any award will not be returned to the Amended Plan for reuse.

Shares Available. As of September 19, 2014, 6,430,000 shares remained available for grant under The Plan. There were 15,015,000 stock options outstanding with a weighted average exercise price of $42.73 and weighted average

70	2014 Proxy Statement

 PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

remaining term of 6.7 years, and 5,184,000 full value awards outstanding under all stock plans (including the Prior Plans and the 2000 Non-Employee Director Stock Plan); of which 3,788,000 were service based awards and 1,396,000 were unearned performance-based awards. To the extent actual performance is below the maximum attainable level, fewer than 1,396,000 performance-based awards shares will be issued. Also as of September 19, 2014, there were 52,562 deferred stock units outstanding under Coach’s Non-Qualified Deferred Compensation Plan for Outside Directors. There are no shares available for grant under the Prior Plans or the Non-Qualified Deferred Compensation Plan for Outside Directors. Approval of the Amended Plan will have no impact on these plans.

Administration. The Human Resources Committee of Coach’s Board of Directors (the “HR Committee”) administers the Amended Plan. Awards under the Amended Plan may be intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The HR Committee consists solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The HR Committee has the power to determine the terms of the awards granted, including the exercise price of stock options and SARs, the number of shares subject to each award, the exercisability of the options and SARs and the form of consideration payable upon exercise.

Eligibility. The HR Committee, in its sole discretion, may from time to time grant awards under the Amended Plan to any number of employees of Coach or any subsidiary or to Coach’s outside directors. The HR Committee determines at the time of each grant the number of shares subject to such awards. All of our employees that are not covered by a collective bargaining agreement are eligible to participate in the Amended Plan under the terms of the plan.

Stock Options and SARs. The exercise price of all options and SARs granted under the Amended Plan must be at least equal to the fair market value (as defined in the Amended Plan) of Coach common stock on the grant date. Each option and SAR will have a maximum term of ten years. No dividends or dividend equivalents will be paid on outstanding options or SARs. The HR Committee determines all other terms of these awards. After termination of employment, an optionee may exercise a vested option or SAR for the period of time stated in the option agreement, which varies depending on the circumstances of the termination. In most cases, a vested option will generally remain exercisable for 90 days; however, an option or SAR may never be exercised later than the expiration of its term. All SARs granted under the Amended Plan generally represent a right to receive payment, in cash, stock, or a combination of cash and stock, equal to the excess of the fair market value of a specified number of shares of common stock on the exercise date over the fair market value of such shares on the grant date. The Company does not currently grant SARs but may choose to do so in the future.

No Repricing. Repricing of stock options or SARs is prohibited without stockholder approval.

Full Value Stock Awards. A full value stock award granted under the Amended Plan represents an award made in or valued in whole or in part by reference to shares of common stock and may be payable in whole or in part in stock. Full value awards do not include stock options or SARs but do include RSUs and PSUs. The HR Committee determines the conditions and restrictions of all stock awards granted under the Amended Plan. No more than 5% of these awards may be issued without specified vesting schedules of at least one year for full value awards requiring satisfaction of performance criteria, and at least three years for full value awards without performance criteria.

Dividend Equivalents. Under the Amended Plan, the HR Committee has the discretion to grant dividend equivalents on unvested full value awards, but not on stock options or SARs. Such dividend equivalents are only earned to the extent the underlying award is earned and vests.

Payment Deferrals. The HR Committee may require or permit an award holder to defer the receipt of shares or cash or other property upon settlement of awards. The HR Committee may also allow the payment or crediting of earnings on deferred amounts.

Transferability of Awards. The Amended Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution pursuant to approved beneficiary designation procedures. Only the employee may exercise his or her options or benefit from his or her other awards during his or her lifetime.

Clawback. The Amended Plan allows the Board to recover performance-based compensation from covered employees in the case of a material restatement of the Company’s financial results, as described above under “Compensation Discussion and Analysis,” and pursuant to any claw-back policy implemented by the Company, including any claw-back policy intended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

Adjustments in Connection with a Change in Control. If an employee is terminated involuntarily within the twelve months following a Change in Control (as defined in the Amended Plan), or in the event outstanding awards are not assumed or substituted by the successor corporation, all unvested awards will vest automatically. The Board of Directors may not, without stockholder approval: reduce the price of an outstanding option or SAR, cancel any option or SAR in exchange for cash or another award with a lower fair market value per share, increase the number of shares available under the Amended Plan (other than permitted adjustments due to a recapitalization of the Company’s stock), increase the individual annual award limit under the Amended Plan, or extend the exercise period of an option or SAR beyond ten years from the date of grant.

2014 Proxy Statement	71

 PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

Amendment of the Amended Plan. Coach’s Board of Directors has the authority to amend, suspend or terminate the Amended Plan, provided it does not adversely affect any award previously granted under the Amended Plan, without the affected award holder’s consent.

Plan Benefits. Pursuant to the Luis Letter Agreement, Mr. Luis will annually receive equity awards with a fair market value on the grant date of not less than $4,800,000, with 60% of the award as PRSUs and 40% as stock options. However, because we make awards using a value-based approach, we cannot ascertain the number of stock option or PRSUs will be granted to him. For other participants, no determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Amended Plan. While not necessarily indicative of future awards, information on awards granted under the Plan to each of our Named Executive Officers and Directors is provided above under the headings Summary Compensation Table, Grants of Plan-Based Awards, and 2014 Director Compensation, as well as in the Compensation Discussion and Analysis above.

Performance Criteria Under the Amended Plan

The Amended Plan provides that the HR Committee may grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. At the discretion of the HR Committee, performance awards granted under the Amended Plan may be designed to qualify as performance-based compensation under Section 162(m). In order for a performance award to qualify under Section 162(m), the HR Committee may select only from the following performance criteria enumerated in the Amended Plan (any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group): net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation and amortization); economic value added (as determined by the Committee); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings, income or profit (either before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); funds from operations or funds available for distributions; return on assets or net assets; return on capital (or invested capital) and cost of capital; return on investment; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reduction in costs, and cost control measures or savings; productivity; expenses; operating efficiency; average daily transaction value; working capital; earnings or diluted earnings per share; adjusted earnings or loss per Share; price per Share or dividends per Share (or appreciation in and/or maintenance of such price or dividends); revenue growth or product revenue growth; sales or market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas or business units; economic value added models or similar metrics; regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); implementation or completion of critical projects or processes; licensing revenue; brand recognition/acceptance; inventory turns or cycle time and supply chain achievements (including, without limitation, establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); strategic initiatives (including, without limitation, with respect to market penetration, geographic business expansion, manufacturing, commercialization, production and productivity, customer satisfaction and growth, employee satisfaction, recruitment and retention of personnel, human resources management, supervision of litigation and other legal matters, information technology, strategic partnerships and transactions (including acquisitions, dispositions, joint ventures, in-licensing and out-licensing of intellectual property, and establishment of relationships with commercial entities with respect to the marketing, distribution and sale of Company products, and factoring transactions, research and development and related activity, and financial or other capital raising transactions)); new or existing store results and operations, new store openings, store remodelings and/or comparable store sales growth; and financial ratios (including, without limitation, those measuring liquidity, activity, profitability or leverage).

The HR Committee, in its discretion, may, within the time prescribed by Section 162(m), adjust or modify the calculation of these performance criteria for any performance period in order to prevent the dilution or enlargement of the rights of participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.

Nothing in these terms precludes the HR Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under Section 162(m).

72	2014 Proxy Statement

 PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

Federal Income Tax Consequences

The following discussion summarizes U.S. federal tax treatment of awards granted under the Amended Plan under federal tax laws currently in effect. The rules governing the tax treatment of awards are quite technical and the following discussion is necessarily general in nature and does not purport to be complete. The statutory provisions and interpretations described below are, of course, subject to change, and their application may vary in individual circumstances. Award holders are encouraged to seek professional tax advice when exercising awards under the Amended Plan.

Non-Qualified Stock Options. If an optionee is granted options under the Amended Plan that constitute non-qualified stock options, the optionee will not have taxable income on the grant of the option, nor will Coach be entitled to any deduction. Generally, on exercise of non-qualified stock options, an optionee will recognize ordinary income, and Coach will be entitled to a deduction, in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. The holder’s basis for the common stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises the stock option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to an optionee when he is granted an option under the Amended Plan that constitutes an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee. Generally, gain realized by the optionee on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to Coach, unless the optionee disposes of the common stock (A) within two years after the date of grant of the incentive stock option or (B) within one year of the date of exercise. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the exercise price and the fair market value of the common stock on the date of the option’s exercise will be taxed at ordinary income rates, and Coach will be entitled to a deduction to the extent the optionee must recognize ordinary income. An incentive stock option exercised more than three months after an optionee retires, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. Coach will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Stock. An award holder will generally not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a holder will have compensation income upon the date of grant equal to the value of the stock less the purchase price and, when the stock is sold, the holder will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the holder does not make an 83(b) election, then when the stock vests the holder will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the holder will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Generally, any capital gain or loss will be long-term if the holder held the stock for more than one year and otherwise will be short-term. The holding period for purposes of capital gain or loss generally will commence on the date of vesting (or, if an 83(b) election is made, the date of grant).

Restricted Stock Units. An award holder will not have income upon the grant of a restricted stock unit. A holder is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the holder will have compensation income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the holder will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Generally, any capital gain or loss will be long-term if the holder held the stock for more than one year and otherwise will be short-term.

Performance Awards. An award holder will generally recognize taxable ordinary income on the amount of cash paid or value of stock received under a performance award (including a performance stock unit award) and Coach will generally be entitled to a corresponding deduction.

Dividend Equivalents. An award holder will generally recognize taxable ordinary income on dividend equivalents as they are paid and Coach will generally be entitled to a corresponding deduction.

Stock Payments. An award holder will generally recognize taxable ordinary income on the fair market value of the stock delivered as payment of bonuses or other compensation under the Amended Plan and Coach will generally be entitled to a corresponding deduction.

Deferred Stock. An award holder will generally recognize taxable ordinary income on the fair market value of the shares of stock on the date such shares are delivered under a deferred stock award and Coach will generally be entitled to a corresponding deduction.

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 PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED COACH, INC. 2010 STOCK INCENTIVE PLAN

Deferred Stock Units. An award holder will generally recognize taxable ordinary income on the fair market value of the shares of stock on the date such shares are delivered under a deferred stock unit award and Coach will generally be entitled to a corresponding deduction.

Stock Appreciation Rights. No taxable income is realized on the receipt of a stock appreciation right, but on exercise of the stock appreciation right the fair market value of the common stock (or cash in lieu of common stock) received must be treated as compensation taxable as ordinary income to the award holder in the year of the exercise. Coach will be entitled to a deduction for compensation paid in the same amount which the award holder realized as ordinary income.

Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain “performance-based” compensation. Stock options and SARs will satisfy the “performance-based” exception if (A) the awards are made by a qualifying compensation committee, (B) the Amended Plan sets the maximum number of shares of common stock that can be granted to any person within a specified period and (C) the compensation is based solely on an increase in the common stock price after the grant date. The Amended Plan has been designed to permit the HR Committee to grant stock options which will qualify as “performance-based compensation.” PSUs are also intended to qualify as “performance-based” to the extent the performance requirements and other terms satisfy the requirements described above. As noted above, however, while the HR Committee considers the potential impact of Section 162(m) on our executive compensation decisions, the HR Committee may approve compensation under the Amended Plan that does not meet the deductibility requirements of Section 162(m) in order to maintain competitive executive compensation packages and to continue to attract talented leaders. In addition, because of the fact-based nature of the performance-based compensation exception and the limited amount of applicable binding guidance, we cannot guarantee that compensation granted under the Amended Plan that is intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify.

The foregoing is only a summary of the effect of federal income taxation upon the participant and Coach with respect to the awards granted under the Amended Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of a participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

Incorporation by Reference

The foregoing is only a summary of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix B.

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CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS

Transactions with Related Persons

Agreements with Reed Krakoff

On August 5, 2010, Coach entered into a Branding Agreement with Reed Krakoff, the Company’s then President and Executive Creative Director. Under this agreement, Mr. Krakoff agreed to the Company’s use of his name, image and likeness to develop and market products under the “Reed Krakoff” brand. Under the Branding Agreement, the Company had sole ownership of the Reed Krakoff name and all logos, trademarks and other intellectual property used in connection with the Reed Krakoff brand. Mr. Krakoff had agreed to forebear from using his name in any other manner in connection with products in any of the trademark classifications listed in the agreement. In exchange for Mr. Krakoff’s grant of these rights, the Company was to pay Mr. Krakoff a usage payment based on the measured operating income of the Reed Krakoff brand above certain annual thresholds; Mr. Krakoff did not receive any payments under this agreement during fiscal year 2014.

On July 10, 2013, the Company and Mr. Krakoff entered into a letter agreement, which provided that if the Company had not entered into a binding written agreement for the sale of the Reed Krakoff brand by July 29, 2013, then Mr. Krakoff’s annual bonus with respect to fiscal year 2013 would be $3,000,000 less than the amount otherwise determined under the Company’s Annual Incentive Plan based on the performance goals previously disclosed to Mr. Krakoff.

On July 29, 2013, the Company entered into an Asset Purchase and Sale Agreement with Reed Krakoff Investments LLC (a Delaware limited liability company wholly-owned by Mr. Krakoff prior to the closing) and Mr. Krakoff. The Asset Purchase and Sale Agreement provided that at the closing, Reed Krakoff Investments LLC purchased the equity interests of Reed Krakoff LLC and certain assets, including the Reed Krakoff brand name and related intellectual property rights, from the Company. In consideration for the acquisition of such equity interests and assets, Reed Krakoff Investments LLC (i) assumed certain ordinary course liabilities of the Company related to the Reed Krakoff business and (ii) issue to the Company units of Reed Krakoff Investments LLC’s common membership interests and units of Reed Krakoff Investments LLC’s convertible preferred membership interests. The common units issued to the Company were to represent 15% of Reed Krakoff Investments LLC’s issued and outstanding common units immediately following such issuance, subject to adjustment to 7.5% of Reed Krakoff Investments LLC’s common units under certain circumstances described below. The convertible preferred units issued to the Company were to automatically convert under certain circumstances into an amount of common units equal to 20% of Reed Krakoff Investments LLC’s issued and outstanding common units immediately following such conversion.

Also, on July 29, 2013, the Company entered into a Resignation Letter agreement with Mr. Krakoff, which provided for Mr. Krakoff’s resignation from his positions as President and Executive Creative Director of the Company on the earlier to occur of the closing or termination of the Asset Purchase and Sale Agreement. This Resignation Letter superseded the terms of the July 10, 2013 Letter Agreement described above. Pursuant to the Resignation Letter, Mr. Krakoff agreed to forfeit his right to receive any compensation, salary, bonuses, equity vesting and other benefits (except for continuation under the Company’s health and welfare benefits) during the period from June 30, 2013 to the effective date of his resignation.

On August 30, 2013, the Company closed on the sale of equity interests and certain assets as described above, including the Reed Krakoff brand name and related intellectual property rights, to Reed Krakoff International LLC (formerly known as Reed Krakoff Investments LLC) pursuant to the Asset Purchase and Sale Agreement. The transaction was completed in accordance with the material terms of the Asset Purchase and Sale Agreement, except that Reed Krakoff International LLC ultimately issued to the Company (i) units of Reed Krakoff International LLC’s convertible preferred membership interests representing 8.0% of Reed Krakoff International LLC’s issued and outstanding convertible preferred units and initial equity value immediately following such issuance and (ii) units of Reed Krakoff International LLC’s special convertible preferred membership interests, which automatically convert under certain circumstances into an amount of common units equal to 20% of Reed Krakoff International LLC’s issued and outstanding common units immediately following such conversion. Immediately following the closing, Mr. Krakoff indirectly held a substantial interest in and served as President, Chief Creative Officer and a director of Reed Krakoff International LLC.

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 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Concurrent with the closing under the Asset Purchase and Sale Agreement, the parties executed certain ancillary agreements, including a letter agreement pursuant to which Coach and Mr. Krakoff agreed to terminate the Branding Agreement described above. Coach also entered into a Transition Services Agreement with Reed Krakoff International LLC pursuant to which Coach agreed to provide Reed Krakoff International LLC with (i) use of physical space within Coach’s headquarters for a period of up to six months following the closing in exchange for payment of rent of no more than $157,500 per month, which is based on Coach’s calculation of its actual cost of using such space and (ii) certain transition services for a period of up to nine months following the closing. Such transition services were to be provided on an as-needed basis and Reed Krakoff International LLC could terminate all or any portion of the transition services upon thirty days advance notice to Coach. Reed Krakoff International LLC agreed to pay Coach for the transition services as follows: (i) time spent by Coach employees generally be charged to Reed Krakoff International LLC in terms of the full-time equivalent costs to Coach for the time spent, in accordance with Coach’s Fiscal Year 2014 Annual Operating Plan and the actual costs incurred by Coach for such services, provided that the total fees for human resources and finance services was to be capped at $60,000 per month; (ii) services provided by third parties was to be invoiced through Coach or directly invoiced to Reed Krakoff International LLC at cost; and (iii) certain logistics and IS services provided by third parties was to be invoiced through Coach to Reed Krakoff International LLC on a per-unit or per-head basis at cost. Reed Krakoff International LLC paid Coach $1,061,450 in aggregate for rent and transition services during fiscal 2014.

Policies and Procedures for Related Person Transactions

Coach has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Global Business Integrity Program, which is available on our website (www.coach.com) under “Company Information,” requires our Directors and employees to avoid “any situation that creates or appears to create a conflict of interest between personal interests and the interests of Coach.” This prohibition on conflicts of interest under the Program includes any related person transaction unless properly approved.

Under Coach’s Corporate Governance Principles, which are also available on our website (www.coach.com), potential conflicts of interest (including related party transactions) must be reviewed and approved by the following individuals: (1) in the case of a transaction involving a Director of Coach, by the Lead Outside Director and the Chief Executive Officer, and if a significant conflict of interest exists and cannot be resolved, the Director will be asked to resign; (2) in the case of a transaction involving the Chief Executive Officer, President, a divisional President or a Global Head or Senior Vice President, by the full Board of Directors; and (3) in the case of a transaction involving any other officer of Coach, by the Chief Executive Officer.

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OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons,

Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2014, with the exception of an amended filing on August 12, 2014, reporting the sale of stock obtained through the exercise of stock options by Michael Murphy on February 21, 2013, and the reporting of deferred compensation units received by Messrs. Loveman and Zeitlin on April 24, 2014 and reported on May 9, 2014, which were filed late due to an administrative error.

Communicating with the Board

Coach has adopted a policy which permits stockholders and interested parties to contact the Board of Directors. To report complaints or concerns about Coach’s accounting, internal accounting controls, auditing or legal matters directly to Coach’s Board of Directors and/or Audit Committee, stockholders may call 1-866-262-2461, which is manned by an independent service taking confidential messages on behalf of Coach. Complaints or concerns relating to Coach’s accounting, internal accounting controls or auditing matters will be referred to Coach’s Audit Committee. Other relevant legal or ethical concerns will be referred to the Lead Outside Director of Coach’s Board, who is also the Chair of the GN Committee. The status of all outstanding concerns addressed to the Lead Outside Director or the Audit Committee Chair will be reported to the Directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page.

Stockholder Proposals for the 2015 Annual Meeting

Coach’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an Annual Meeting of Stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive office, not later than 5:00 p.m., Eastern time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s Annual Meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2015 Annual Meeting must be received by the Secretary after

April 29, 2015, and no later than May 29, 2015. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Todd Kahn, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2015 proxy statement, we must receive it no later than May 29, 2015. Except as required by applicable law, Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Todd Kahn, Coach’s Secretary, by written request to the same address.

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 OTHER INFORMATION

Other Business

Coach’s Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

Coach’s Form 10-K and Other Matters

A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, as filed with the Securities and Exchange Commission, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.coach.com by clicking on “Company Information,” then “Investor Relations” and following the link from our “SEC Filings” page.

To the extent that this Proxy Statement is incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement titled “Human Resources Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Coach’s officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The Company has engaged Alliance Advisors, LLC to solicit the proxies of certain stockholders for the Annual Meeting for a fee of $8,000 plus reasonable out-of-pocket expenses.

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APPENDIX A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL
MEASURES

The Company’s reported results are presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The reported operating income and diluted earnings per share in fiscal 2014 and 2013 reflect certain items which affect the comparability of our results.

In addition, the reported diluted earnings per share in fiscal 2014 and 2013 were adjusted for annual and long term incentive plan evaluation purposes. The following tables reconcile the “as reported” results to “adjusted” results excluding these items.

	Fiscal 2014
	Net Sales (in millions)	Gross Profit (in millions)	Operating Income (in millions)	Diluted Earnings Per Share
As Reported: (GAAP Basis)	$4,806.2	$3,297.0	$1,120.1	$2.79
Excluding items affecting comparability	N/A	82.2	131.5	0.31
Adjusted: (Non-GAAP Basis as reported in Form 10-K)	4,806.2	3,379.2	1,251.6	3.10
Adjustment for annual incentive award measurement	(4.3)	N/A	7.8	0.03
Adjusted: (Non-GAAP Basis for award measurement)	4,801.9	N/A	1259.4	3.13

	Fiscal 2013
	Operating Income (in millions)	Diluted Earnings Per Share
As Reported: (GAAP Basis)	$1,524.5	$3.61
Excluding items affecting comparability	53.2	0.11
Adjusted: (Non-GAAP Basis as reported in Form 10-K)	1,577.7	3.73
Adjustment for annual incentive award measurement		0.02
Adjusted: (Non-GAAP Basis for award measurement)		3.75

PRSU awards were granted in fiscal years 2011, 2012 both of which were linked to fiscal year 2014 International Sales and one PRSU award was granted in fiscal year 2014, which was linked to fiscal year 2014 total Coach Net Sales.

	Victor Luis’s PRSUs
	FY14 Intl Sales (award granted in 8/2010) (in millions)	FY14 Intl Sales (award granted in 2/2012) (in millions)	FY14 Coach Inc. Net Sales (award granted in 8/2013) (in millions)
As Reported: (GAAP Basis)	$1,644.2	$1,644.2	$4,806.2
Adjustment for long term incentive award measurement	73.0	179.2	8.3
Adjusted Measure	1,717.2	1,823.4	4,814.5

In addition, for purposes of establishing and evaluating incentive plan targets, the Company utilizes the non-GAAP performance measure free cash flow, which equals net cash provided by operating activities less purchases of property and equipment.

These non-GAAP performance measures were used by management to conduct and evaluate its business during its regular review of operating results for the periods affected. Management and the Company’s Board utilized these non-GAAP measures to make decisions about the uses of Company resources, analyze performance between periods, develop internal projections and measure management performance. The Company’s primary internal financial reporting excluded these items affecting comparability. In addition, the HR Committee of the Company’s Board used these non-GAAP measures when setting and assessing achievement of incentive compensation goals.

2014 Proxy Statement	79

 APPENDIX A

We believe these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. In addition, we believe excluding the items affecting comparability assists investors in developing expectations of future performance. These items affecting comparability do not represent the Company’s direct, ongoing business operations. By providing the non-GAAP measures, as a supplement to GAAP information we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP financial measures are limited in their usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. Further, these non-GAAP measures may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

Fiscal 2014 Items

Transformation and Other Related Actions

In fiscal 2014, the Company incurred restructuring and transformation related charges of $131.5 million under its multi-year Transformation Plan, as announced in the fourth quarter of fiscal 2014. The charges are primarily associated with the Company’s North America business, and relate to inventory and fleet related costs, including impairment, accelerated depreciation and severance related to store closures. The charges recorded in cost of sales and selling, general and administrative expenses were $82.2 million and $49.3 million, respectively. The Company believed that in order to reflect the direct results of the normal, ongoing business operations, the restructuring and transformation related charges needed to be adjusted. This exclusion is consistent with the way management views its results. The Company reported non-GAAP results in its fiscal 2014 Form 10-K excluding this item.

Adjustments for Award Measurement

For Annual Incentive Plan purposes, the Company increased reported diluted earnings per share by $0.03/share to adjust for the lower than expected number of shares repurchased during the year. The Company also adjusted Net Sales and Operating Income for results not contemplated when annual incentive targets were set.

Victor Luis’s PRSUs

Reported International Net Sales was adjusted primarily to exclude the impact of any foreign currency.

Fiscal 2013 Items

Restructuring and Transformation

In fiscal 2013, the Company incurred restructuring and transformation related charges of $53.2 million. The charges include the strategic reassessment of the Reed Krakoff business, streamlining our organizational model and reassessing the fleet of our retail stores and inventories. The Company believed that in order to reflect the direct results of the normal, ongoing business operations, the restructuring and transformation related charges needed to be adjusted. This exclusion is consistent with the way management views its results. The Company reported non-GAAP results in its fiscal 2013 Form 10-K excluding this item.

Adjustments for Award Measurement

For Annual Incentive Plan purposes, the Company increased reported diluted earnings per share by $0.02/share to adjust for the lower than expected number of shares repurchased during the year.

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APPENDIX B

AMENDED AND RESTATED
COACH, INC.
2010 STOCK INCENTIVE PLAN

Article 1.

PURPOSE

The purpose of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (as amended from time to time, the “Plan”) is to promote the success and enhance the value of Coach, Inc. (the “Company”) by linking the individual interests of Employees, Consultants and Directors to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees, Consultants and Directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

This Plan constitutes an amendment and restatement of the Coach, Inc. 2010 Stock Incentive Plan, as amended (formerly known as the Coach, Inc. 2010 Incentive Award Plan), which was originally approved by the Company’s stockholders on November 3, 2010. In the event that the Company’s stockholders do not approve the Plan, the Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date that the Plan (as amended and restated herein) is approved by the Board.

Article 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1	“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2

“Affiliate” shall mean (a) Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

2.3

“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4

 “Applicable Law” shall mean any applicable law, including, without limitation” (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

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 APPENDIX B

2.5

“Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

2.6

“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.7

“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.8	“Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.9	“Board” shall mean the Board of Directors of the Company.

2.10	“Change in Control” shall mean and includes each of the following:

(a)	A “Person” (which term, for purposes of this Section 2.10, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)

The Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the stockholders of the Company approve a liquidation or dissolution of the Company

(other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

(c)

During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.10(a) or Section 2.10(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

2.11	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.12	“Committee” shall mean the Human Resources Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.

2.13	“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.14	“Company” shall mean Coach, Inc., a Maryland corporation.

2.15

“Consultant” shall mean any consultant or advisor engaged to provide services to the Company or any Affiliate who qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.16	“Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

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 APPENDIX B

2.17	“Deferred Stock” shall mean a right to receive Shares awarded under Section 10.4.

2.18	“Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 10.5.

2.19	“Director” shall mean a member of the Board, as constituted from time to time.

2.20	“Director Limit” shall have the meaning set forth in Section 4.6.

2.21	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

2.22	“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.23	“Effective Date” shall mean the date the Plan (as amended and restated herein) is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.24

“Eligible Individual” shall mean any Employee, Consultant or Director designated by the Administrator as eligible to receive an Award or Awards under the Plan, including any officer or key Employee of the Company and all other Employees of the Company.

2.25

“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate, but shall not include any person whose services with the Company are performed pursuant to a contract or arrangement that purports to treat the individual as an independent contractor even if such individual is later determined (by judicial action or otherwise) to have been a common law employee of the Company rather than an independent contractor.

2.26

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.27	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.28	“Expiration Date” shall have the meaning given to such term in Section 14.1.

2.29	“Fair Market Value” shall mean, as of any given date, the closing sales price for a share of Common Stock as quoted on the New York Stock Exchange (or on any national securities exchange on which the Common Stock is then listed) for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

2.30	“Full Value Award” shall mean any Award other than an Option or a Stock Appreciation Right, and that is settled by the issuance of Shares.

2.31

“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.32	“Holder” shall mean a person who has been granted an Award.

2.33	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.34	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.35	“Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.36	“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.37

“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Consultants and Non-Employee Directors shall only be Non-Qualified Stock Options.

2.38	“Option Term” shall have the meaning set forth in Section 6.4.

2.39	“Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1.

2.40	“Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

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2.41

“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)

The Performance Criteria that shall be used to establish Performance Goals are limited to the following: net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation and amortization); economic value added (as determined by the Committee); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings, income or profit (either before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); funds from operations or funds available for distributions; return on assets or net assets; return on capital (or invested capital) and cost of capital; return on investment; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reduction in costs, and cost control measures or savings; productivity; expenses; operating efficiency; average daily transaction value; working capital; earnings or diluted earnings per share; adjusted earnings or loss per Share; price per Share or dividends per Share (or appreciation in and/or maintenance of such price or dividends); revenue growth or product revenue growth; sales or market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas or business units; economic value added models or similar metrics; regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); implementation or completion of critical projects or processes; licensing revenue; brand recognition/acceptance; inventory turns or cycle time and supply chain achievements (including, without limitation, establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); strategic initiatives (including, without limitation, with respect to market penetration, geographic business expansion, manufacturing, commercialization, production and productivity, customer satisfaction and growth, employee satisfaction, recruitment and retention of personnel, human resources management, supervision of litigation and other legal matters, information technology, strategic partnerships and transactions (including acquisitions, dispositions, joint ventures, in-licensing and out-licensing of intellectual property, and establishment of relationships with commercial entities with respect to the marketing, distribution and sale of Company products, and factoring transactions, research and development and related activity, and financial or other capital raising transactions)); new or existing store results and operations, new store openings, store remodelings and/or comparable store sales growth; and financial ratios (including, without limitation, those measuring liquidity, activity, profitability or leverage), any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)

The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the Performance Period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

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2.42

“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.43

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.44	“Performance Stock Unit” shall mean a Performance Award awarded under Section 10.1 which is denominated in units of value including dollar value of shares of Common Stock.

2.45

“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the instructions to Form S-8 Registration Statement under the Securities Act, after taking into account Applicable Law.

2.46	“Plan” has the meaning set forth in Article 1.

2.47

“Prior Plans” shall mean the Coach, Inc. 2004 Stock Incentive Plan (Amended and Restated Effective May 8, 2008) and the Coach, Inc. 2000 Stock Incentive Plan (Amended and Restated as of August 9, 2001), as such plans may be amended from time to time.

2.48	“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.49	“Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.50	“Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.51	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.52	“Share” shall mean a share of Common Stock.

2.53	“Share Limit” shall mean the aggregate number of Shares set forth in Section 3.1(a), as adjusted pursuant to Sections 3.1(b) and (c).
2.54	“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.

2.55	“Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.

2.56

“Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 10.3.

2.57

“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.58

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.59	“Termination of Service” shall mean:

(a)

As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b)

As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(c)

As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

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The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Article 3.

SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.

(a)

Subject to Section 14.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 37,900,000 Shares; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by (x) two (2) Shares for each Share delivered in settlement of any Full Value Award granted under the Plan prior to the Effective Date and settled by the issuance of Shares prior to, on or following the Effective Date and (y) 2.45 Shares for each Share delivered in settlement of any Full Value Award granted under the Plan on or following the Effective Date.

(b)

If any Shares subject to an Award that is not a Full-Value Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. To the extent that a Full-Value Award is forfeited or expires or such Full-Value Award is settled for cash (in whole or in part), the Shares available under the Plan shall be increased by (x) two (2) Shares for each Share subject to any such Full-Value Award granted under the Plan prior to the Effective Date that is forfeited, expired or settled in cash prior to, on or following the Effective Date and (y) 2.45 Shares for each Share subject to any such Full-Value Award granted under the Plan on or following the Effective Date that is forfeited, expired or settled in cash. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards under the Plan: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)

If any Shares subject to an award under any Prior Plan are forfeited or expire or such award is settled for cash (in whole or in part), the Shares subject to such award under such Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be available for future grants of Awards under the Plan; provided, however, that the following Shares subject to Prior Plan awards shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards under the Plan: (i) Shares tendered by a Holder or withheld by the

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Company in payment of the exercise price of a stock option award granted under a Prior Plan; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an award granted under a Prior Plan; (iii) Shares subject to a stock appreciation right granted under a Prior Plan that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of stock option awards granted under a Prior Plan. Any Shares repurchased by the Company with respect to a restricted stock award under any Prior Plan at the same price paid by the Holder so that such Shares are returned to the Company will be available for Awards under the Plan.

(d)

Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2

Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3

Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any fiscal year shall be 1,000,000 and the maximum aggregate amount of cash that may be paid in cash during any fiscal year with respect to one or more Awards payable in cash shall be $6,000,000. To the extent required by Section 162(m) of the Code, Shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

3.4

Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, (a) the Administrator may provide that such vesting restrictions may lapse or be waived upon the Employee’s death, disability or retirement or upon the consummation of a Change in Control and (b) Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Employees without respect to such minimum vesting provisions.

Article 4.

GRANTING OF AWARDS

4.1

Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2

Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may

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be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3

Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4

At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant or Director for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5

Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Consultants or Non-Employee Directors, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit, the Award Limit or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6

Non-Employee Director Awards. The Administrator may, in its sole discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the maximum aggregate grant date fair value of Awards granted to a Non-Employee Director during any calendar year shall be $500,000 (the “Director Limit”).

4.7

Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

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Article 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS
PERFORMANCE-BASED COMPENSATION.

5.1	Purpose. The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation (other than an Option or Stock Appreciation Right), then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals or any such other criteria and goals as the Administrator may establish, but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2	Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3	Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Article 10 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4	Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance
Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.5	Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6	Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

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Article 6.

GRANTING OF OPTIONS

6.1	Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

6.2	Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent or subsidiary corporation thereof (each as defined in Section 424(e) and (f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

6.3	Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4	Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the
Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 6.4, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Option relating to such a Termination of Service.

6.5	Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator, and, except as limited by the Plan, at any time after the grant of an Option, the Administrator, in its sole discretion, and subject to whatever terms and conditions it selects, may accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program, the Award Agreement evidencing the grant of an Option, or by action of the Administrator following the grant of the Option. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of the Option that is unexercisable at a Holder’s Termination of Service shall automatically expire and be forfeited thirty (30) days following such Termination of Service.

6.6	Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may

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be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.7	Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option.

Article 7.

EXERCISE OF OPTIONS

7.1	Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2	Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 12.1(b) or 12.1(c) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. Unless otherwise determined by the Administrator, this Section 7.2 shall not apply to an Option if the Holder of such Option incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 7.2.

7.3	Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

	(a)	A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

	(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

	(c)	In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

	(d)	Full payment of the exercise price and applicable withholding taxes to the stock plan administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 12.1 and 12.2.

7.4	Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Shares to such Holder.

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Article 8.

AWARD OF RESTRICTED STOCK

8.1	Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2	Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

8.3	Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4	Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator, in its sole discretion, may provide that upon certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5	Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock shall include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company, in its sole discretion, may (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be

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the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

8.6	Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

Article 9.

AWARD OF RESTRICTED STOCK UNITS

9.1	Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2	Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3	Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.4	Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.

9.5	Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit award vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit award vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.6	Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a Director, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

9.7	No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the applicable Award Agreement.

9.8	Dividend Equivalents. Subject to Section 10.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

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Article 10.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS,
DEFERRED STOCK, DEFERRED STOCK UNITS

10.1	Performance Awards.

	(a)	The Administrator is authorized to grant Performance Awards, including awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance- Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator with respect to a particular Holder. In making such determinations, the Administrator may consider (among such other factors as it deems relevant) the contributions and responsibilities of the particular Holder. Performance Awards, including Performance Stock Unit awards, may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

	(b)	Without limiting Section 10.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

10.2	Dividend Equivalents.

	(a)	Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition,

Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

10.3	Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

10.4	Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may, but is not required to, be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

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10.5	Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may, but is not required to, be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may, but is not required to, be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.
10.6	Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be established by the Administrator in its sole discretion.

10.7	Purchase Price. The Administrator may establish the purchase price of a Performance Award, Shares distributed as a Stock Payment award, shares of Deferred Stock or Shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

10.8	Termination of Service. A Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee, Consultant or Director, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

Article 11.

AWARD OF STOCK APPRECIATION RIGHTS

11.1	Grant of Stock Appreciation Rights.

	(a)	The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

	(b)	A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)	Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

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11.2	Stock Appreciation Right Vesting.

	(a)	The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

	(b)	No portion of a Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Program or the Award Agreement evidencing the grant of the Stock Appreciation Right, or by action of the Administrator following the grant of the Stock Appreciation Right.

11.3	Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

	(a)	A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

	(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

	(c)	In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock plan administrator of the Company for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 12.1 and 12.2.

11.4	Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 11.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 14.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

11.5	Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

11.6	Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. Unless otherwise determined by the Administrator, this Section 11.6 shall not apply to a Stock Appreciation Right if the Stock Appreciation Right Holder incurs

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a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 11.6.

Article 12.

ADDITIONAL TERMS OF AWARDS

12.1	Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2	Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, withhold, or allow a Holder to elect to have the Company withhold,
Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

12.3	Transferability of Awards.

	(a)	Except as otherwise provided in Sections 12.3(b) and 12.3(c):

		(i)	No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

		(ii)	No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 12.3(a)(i); and

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(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then- applicable laws of descent and distribution.

(b)	Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c)	Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4	Conditions to Issuance of Shares.

	(a)	Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its sole discretion, deems advisable in order to comply with Applicable Law.

	(b)	All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

	(c)	The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

	(d)	Unless otherwise determined by the Administrator, fractional Shares may be issued pursuant to Awards granted under the Plan.

	(e)	Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

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12.5	Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

	(a)	(i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, shall be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the applicable Award Agreement); and

	(b)	All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall
Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

12.6	Prohibition on Repricing. Subject to Section 14.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Furthermore, for purposes of this Section 12.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin- off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

Article 13.

ADMINISTRATION

13.1	Administrator. The Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, the Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee (or another committee or a subcommittee of the Board or the Committee assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall

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be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2	Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.5 or Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee. Each member of the Committee shall be entitled to rely on any report, information, opinion or statement furnished to that member by any officer or other employee of the Company whom such member reasonably believes to be reliable and competent in the matter presented and any lawyer, certified public accountant or other person as to a matter which such member reasonably believes to be within the person’s professional or expert competence.
13.3	Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4	Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

	(a)	Designate Eligible Individuals to receive Awards;

	(b)	Determine the type or types of Awards to be granted to each Eligible Individual;

	(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

	(d)	Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

	(e)	Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

	(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;

	(g)	Decide all other matters that must be determined in connection with an Award;

	(h)	Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

	(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

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	(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

	(k)	Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 3.4 and 14.2(d).

13.5	Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6	Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the
Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

Article 14.

MISCELLANEOUS PROVISIONS

14.1	Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the Share Limit or the Award Limit, (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 12.6, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and, notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after September 17, 2020 (the tenth (10th) anniversary of the date the Board originally approved the Plan) (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

14.2	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the number and kind of shares of Common Stock (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6; (iv) the terms and conditions of any

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outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b)	In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

	(i)	To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

	(ii)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

	(iii)	To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

	(iv)	To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

	(v)	To provide that the Award cannot vest, be exercised or become payable after such event.

(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

	(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

	(ii)	The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d)	Notwithstanding any other provision of the Plan, in the event of a Change in Control, with respect to each outstanding Award, unless the Administrator elects to (i) terminate such Award in exchange for cash, rights or property, or (ii) cause such Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 14.2, (A) such outstanding Award (other than any portion subject to performance-based vesting) shall continue in effect, or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such

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Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement or, in the absence of applicable terms and conditions, the Administrator’s discretion. In the event an Award continues in effect, or is assumed or an equivalent Award substituted, and the surviving or successor corporation terminates a Holder’s employment without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e)	In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award, the Administrator may cause any or all of such Awards to (i) terminate in exchange for cash, rights or other property, pursuant to Section 14.2(b)(i), or (ii) become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If any such Award is exercisable, in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)	For the purposes of this Section 14.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.
(g)	The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)	With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(i)	The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j)	No action shall be taken under this Section 14.2 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.

(k)	In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price

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of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

14.3	Approval of Plan by Stockholders. The Plan was originally approved by the Company’s stockholders on November 3, 2010. This amendment and restatement of the Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s adoption of this amendment and restatement of the Plan. Awards may be granted or awarded under the Plan after Board approval, but prior to such stockholder approval; provided that Awards granted after Board approval, but prior to such stockholder approval that provide for the grant of Shares in excess of the Share Limit (as in effect immediately prior to this amendment and restatement of the Plan) shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when this amendment and restatement of the Plan is approved by the stockholders; and provided, further, that if such shareholder approval has not been obtained at the end of said twelve (12) month period, (a) the Plan (as amended and restated herein) will not become effective, (b) all Awards previously granted or awarded under the Plan after Board approval that provide for the grant of Shares in excess of the Share Limit (as in effect immediately prior to this amendment and restatement of the Plan) shall thereupon be canceled and become null and void, and (c) all Awards previously granted or awarded under the Plan after Board approval that provide for the grant of Shares at or below the Share Limit (as in effect immediately prior to this amendment and restatement of the Plan) shall be subject to the terms of the conditions of the Plan (as in effect immediately prior to this amendment and restatement).

14.4	No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

14.5	Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

14.6	Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the

Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Consultants or Directors of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.7	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

14.8	Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.9	Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof or of any other jurisdiction.

14.10	Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder,

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including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

14.11	No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

14.12	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

14.13	Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.14	Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.15	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Coach, Inc. on September 19, 2014.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Coach, Inc. on [________] [__], 2014.

Executed on this [__] day of [________] 2014.

/s/ Todd Kahn
Corporate Secretary

2014 Proxy Statement	105

COACH

MIX
Paper from
responsible sources
FSC®
www.fsc.org

www.coach.com

Coach Annual Meeting Voting

COACH, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote
FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees
To withhold authority to vote for any individual nominee(s), mark “For Except” and write the number(s) of the nominee(s) on the line below.

01	David Denton	02	Susan Kropf	03	Gary Loveman	04	Victor Luis	05	Ivan Menezes
06	William Nuti	07	Stephanie Tilenius	08	Jide Zeitlin

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2015	☐	☐	☐

3	Approval, on a non-binding advisory basis, of the Company's executive compensation as disclosed in the Proxy Statement for the 2014 Annual Meeting	☐	☐	☐

4	Approval of the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan	☐	☐	☐

NOTE: To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting in the discretion of the proxy holder

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

NOTICE TO EMPLOYEES PARTICIPATING IN THE COACH, INC. SAVINGS AND PROFIT SHARING PLAN:
This proxy card indicates the number of whole shares credited to this account in the Coach, Inc. Savings and Profit Sharing Plan (the "Savings Plan") as of the close of business on September 9, 2014. These shares will be voted as you instruct if this proxy card is received on or before November 6, 2014 by Broadridge Financial Solutions, which is acting on behalf of Fidelity Management Trust Company, the Trustee of the Savings Plan.

If the Trustee does not receive your voting instructions by November 3, 2014, the Trustee will vote these Savings Plan shares in the same proportion as it votes all other shares in the Savings Plan for which it has received timely voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

COACH, INC.
Annual Meeting of Stockholders
November 6, 2014 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Victor Luis or Todd Kahn or either of them with full power of substitution in each of them as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Annual Meeting of Stockholders of the Company to be held November 6, 2014 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. on November 6, 2014 at the Company's offices, 516 West 34th Street, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2014 Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxies submitted previously with respect to such meetings.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted on each proposal in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side